Exhibit 4.1
Composite
AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT,
dated as of February 20, 2009,
among
GREEKTOWN HOLDINGS, L.L.C.
and
GREEKTOWN HOLDINGS II, INC.,
each as a Borrower, a Debtor and a Debtor-In-Possession,
GREEKTOWN CASINO, L.L.C., TRAPPERS GC PARTNER, L.L.C., CONTRACT
BUILDERS CORPORATION and REALTY EQUITY COMPANY, INC.,
each as a Subsidiary Guarantor, a Debtor and a Debtor-In-Possession,
VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,
MERRILL LYNCH CAPITAL CORPORATION,
as the Administrative Agent,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Issuer,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as the Lead Arranger,
and
MERRILL LYNCH CAPITAL CORPORATION,
as a Co-Manager,
and
WELLS FARGO FOOTHILL, INC.,
as a Co-Manager.

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Page
SECTION 13.20 Estoppel Certificates	151
SECTION 13.21 Joint and Several Liability of Borrowers and the Subsidiary Guarantors	151
SECTION 13.22 USA PATRIOT Act Notice	154

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SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Milestone Schedule
SCHEDULE III	-	Plans and Specifications
SCHEDULE IV	-	Schedule of Construction Documents
SCHEDULE V	-	Schedule of Gaming Equipment Purchase Orders
SCHEDULE VI	-	Schedule of Prepetition Rate Protection Agreements

EXHIBIT A	-	Form of Interim Order
EXHIBIT A-1	-	Form of Contractor Order
EXHIBIT B	-	Budget
EXHIBIT C	-	Form of Lender Assignment Agreement
EXHIBIT D	-	Form of Advance Request
EXHIBIT E	-	Form of Borrowing Request
EXHIBIT F	-	Form of Letter of Credit Issuance Request
EXHIBIT G	-	Form of Continuation/Conversion Notice
EXHIBIT H	-	Tax Certificate
EXHIBIT I	-	Form of Architect’s Advance Certificate
EXHIBIT J	-	Form of Construction Consultant’s Advance Certificate
EXHIBIT K	-	Form of Compliance Certificate
EXHIBIT L-1	-	Description of the Site
EXHIBIT L-2	-	Description of the Trappers Alley Parcel
EXHIBIT L-3	-	Description of the Greektown Parking Garage
EXHIBIT L-4	-	Description of Operating Company’s Valet Parking Garage
EXHIBIT L-5	-	Description of Contract Builder’s Surface Parking Lot
EXHIBIT L-6	-	Description of Realty Equity’s Surface Parking Lot
EXHIBIT L-7	-	Description of Casino Parcels
EXHIBIT L-8	-	Description of City Parcel
EXHIBIT M	-	Form of Cash Collateral Account Agreement

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AMENDED AND RESTATED SENIOR SECURED
SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
     THIS AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of February 20, 2009, among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Issuer”), as the issuer of the Letters of Credit (defined below), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPF&S”), as the lead arranger (in such capacity, the “Lead Arranger”), WELLS FARGO FOOTHILL, INC. (“Wells Fargo”), as a co-manager (in such capacity, a “Co-Manager”; together with MLCC, the “Co-Managers”) and MERRILL LYNCH CAPITAL CORPORATION (“MLCC”) as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
W I T N E S S E T H:
     WHEREAS, on May 29, 2008 (the “Petition Date”), the Borrowers, the Subsidiary Guarantors and the Other Debtors (each a “Debtor” and collectively, the “Debtors”) each filed a separate voluntary petition for relief (each a “Case” and collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the “Bankruptcy Court”); and
     WHEREAS, the Borrowers, the Subsidiary Guarantors and the Other Debtors are continuing to operate their respective businesses and manage their respective properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code; and
     WHEREAS, on December 2, 2005, the Borrowers, the lenders party thereto from time to time (the “Prepetition Lenders”), MLCC, as the administrative agent (the “Prepetition Agent”), KeyBank National Association, as the existing issuer (the “Prepetition Issuer”), National City Bank of the Midwest, as the replacement issuer, MLPF&S, as the sole lead arranger, the sole book runner and the syndication agent, and Wachovia Securities, National City Bank of the Midwest, Wells Fargo Bank, National Association and Fifth Third Bank, as the co-documentation agents, entered into that certain Credit Agreement, as amended through the date hereof (as amended, the “Prepetition Credit Agreement”; the Prepetition Obligations thereunder, the “Prepetition Loans” and the collateral securing the Prepetition Loans, the “Prepetition Collateral”); and
     WHEREAS, on June 9, 2008 (the “Original Closing Date”), the Borrowers, the Subsidiary Guarantors, the lenders party thereto from time to time (the “Original Lenders”), the Administrative Agent, Wachovia Bank, National Association, as the issuer, MLPF&S and Wachovia Capital Markets, LLC, as the co-lead arrangers and the joint book runners, and Wachovia Capital Markets, LLC, as the syndication agent, entered into that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, as amended through the date hereof (as amended, the “Original DIP Credit Agreement”); and
     WHEREAS, the Original DIP Credit Agreement provided post-petition financing to the Borrowers in the form of a senior secured superpriority debtor-in-possession loan facility in the aggregate principal amount of $150,000,000 (the “Original DIP Facility”; the Obligations thereunder, the “Original Loans” and the collateral securing the Original DIP Facility, the “Original Collateral”);
     WHEREAS, prior to the Original Closing Date (such term and other capitalized terms being used herein with the meanings provided in Section 1.1), (x) 50% of the Operating Company Membership Interests are owned directly by Kewadin Greektown Casino, L.L.C. (“Kewadin”) which, in turn, is 100% owned by Kewadin Casinos Gaming Authority (the “Authority”) and which, in turn, is 100% owned by the Sault Ste. Marie Tribe of Chippewa Indians (the “Tribe”) and (y) 50% of the Operating Company Membership Interests are owned directly by Monroe Partners, L.L.C. (“Monroe”), which, in turn, is 97.1875% owned directly by Kewadin and 2.8125% owned directly by, or subject to options for the benefit of, other Persons; and
     WHEREAS, on or before December 2, 2005, (x) 50% of the Operating Company Membership Interests were transferred to Greektown Holdings by Kewadin and (y) 50% of the Operating Company Membership Interests were transferred to Greektown Holdings by Monroe and, after giving effect to such transfers, the Operating Company is a wholly-owned Subsidiary of Greektown Holdings; and
     WHEREAS, as of the Original Closing Date, 50% of the Greektown Holdings Membership Interests are owned directly by each of Kewadin and Monroe; and
     WHEREAS, as of the Original Closing Date, Greektown Corporation is a wholly-owned subsidiary of Greektown Holdings; and
     WHEREAS, the Operating Company (x) owns the site described in Exhibit L-1 and leases the Trappers Alley Parcel described in Exhibit L-2 (collectively, the “Site”) from TGCP, its wholly-owned Subsidiary, which site is bounded by Monroe Avenue, Saint Antoine Street, East Lafayette Street and Beaubien Street in Detroit, Michigan, (y) operates an approximately 297,859 square foot complex with a 75,000 square foot casino, 9 bars and 3 entertainment facilities (the “Temporary Casino”) and (z) owns a parking garage (the “Greektown Parking Garage”) described in Exhibit L-3 (the Site, the Temporary Casino, the Greektown Parking

Garage and the Easements appurtenant to the Site, the Temporary Casino, and the Greektown Parking Garage shall be collectively referred to as the “Temporary Casino Complex”); and
     WHEREAS, the Operating Company owns the valet parking garage described in Exhibit L-4 and Contract Builders and Realty Equity, each a wholly-owned Subsidiary of Greektown Holdings, are the owners of the surface parking lots described in Exhibit L-5 and Exhibit L-6, respectively (such surface parking lots shall be collectively referred to as the “Surplus Parcels”); and
     WHEREAS, the Operating Company owns the sites described in Exhibit L-7 (the “Casino Parcels”) and the site described in Exhibit L-8 (the “City Parcel”; together with the Casino Parcels, shall be collectively referred to as the “Development Parcels”); and
     WHEREAS, the Borrowers, through one or more Subsidiaries, including the Operating Company, are constructing the Permanent Casino Complex, including construction of a new parking garage (the “Parking Garage”), a new hotel (the “Hotel”) adjacent to the Parking Garage, and expansion of the existing casino (the “Casino Expansion”), as described in the Development Agreement and as more particularly defined in the Construction Documents (the “Project”) on the Site; and
     WHEREAS, the Borrowers have requested that the Original DIP Facility be increased with an additional senior secured superpriority debtor-in-possession loan facility in the maximum aggregate principal amount of $46,000,000 (the “Additional DIP Facility”; the Original DIP Facility as increased by the Additional DIP Facility, the “DIP Facility”), that the Original Loans be converted to, and recast as and continue as Delayed Draw Term A Loans and Revolving Loans, as applicable, as set forth herein and that the Original DIP Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers, the Subsidiary Guarantors, the Lenders and the Administrative Agent pursuant to the terms of this Agreement, and the Lenders (including the Original Lenders, as applicable ) have agreed to increase, amend and restate the Original DIP Credit Agreement in its entirety to read as set forth in this Agreement; and
     WHEREAS, the parties to the Original DIP Credit Agreement have agreed that (a) the commitments which the Original Lenders have agreed to extend to the Borrowers under the Original DIP Credit Agreement shall be recast and continued, extended or advanced to the Borrowers upon the amended and restated terms and conditions contained in this Agreement, (b) the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans, as applicable, and the commitments of the Lenders with respect to the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans, as applicable, shall be governed by the terms and conditions contained in this Agreement; and
     WHEREAS, it is the intention of the parties to the Original DIP Credit Agreement that the terms of this Agreement shall supersede the terms of the Original DIP Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than as referenced herein and other than for fees and expenses accrued or owing under the terms of the Original DIP Credit Agreement on or prior to the date hereof, indemnification provisions arising thereunder and other terms and provisions thereof which expressly survive the expiration or earlier termination of the Original DIP Credit Agreement, in each case, to the extent provided for therein); and
     WHEREAS, the Borrowers desire to obtain Delayed Draw Term A-1 Loan Commitments from the Delayed Draw Term A-1 Lenders on the Effective Date; and
     WHEREAS, the Delayed Draw Term A-1 Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article VI), to enter into such Delayed Draw Term A-1 Loan Commitments and make Delayed Draw Term A-1 Loans to the Borrowers; and
     WHEREAS, the Borrowers desire to obtain Delayed Draw Term B-1 Loan Commitments from the Delayed Draw Term B-1 Lenders on the Effective Date; and
     WHEREAS, the Delayed Draw Term B-1 Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article VI), to enter into such Delayed Draw Term B-1 Loan Commitments and make Delayed Draw Term B-1 Loans to the Borrowers; and
     WHEREAS, the proceeds of the Delayed Draw Term A Loans will be advanced to the Borrowers which will be used by the Borrowers to make capital contributions to the Operating Company so that it may fund construction costs for the Project in accordance with the Construction Component of the Budget; and1
     WHEREAS, the proceeds of the Revolving Loans, the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans will be advanced to the Borrowers to be used by the Borrowers, inter alia, to make capital contributions to the Operating Company so that it may fund (i) construction costs for the Project in accordance with the Construction Component of the Budget and (ii) operating costs incurred by the Operating Company in accordance with the Operating Component of the Budget.2
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. The following terms (whether or not italicized) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Accounts” means the Cash Collateral Account and any other accounts established by the Administrative Agent pursuant to this Agreement.
     “Additional DIP Milestones” is defined in Section 8.1.38.

[1]	Amended by the Fourth Amendment to DIP Credit Agreement.

[2]	Amended by the Fourth Amendment to DIP Credit Agreement.

     “Additional DIP Milestone Dates” means the dates set forth in Section 8.1.38 designated as “Dates” that correspond to the Additional DIP Milestones.
     “Additional DIP Facility” is defined in the recitals.
     “Additional Loan Lender” means any Lender which has made a Delayed Draw Term A-1 Loan Commitment or a Delayed Draw Term B-1 Loan Commitment or holds a Delayed Draw Term A-1 Loan or a Delayed Draw Term B-1 Loan.
     “Additional Loans” means, collectively, the Delayed Draw Term A-1 Loans and the Delayed Draw Term B-1 Loans.
     “Administrative Agent” means MLCC, and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 10.4.
     “Advance” means (a) an advance of Delayed Draw Term A Loans or Delayed Draw Term A-1 Loans, as applicable, for Project Costs in accordance with the Construction Component of the Budget, and (b) with respect to amounts on deposit in the Cash Collateral Account, a release of funds therefrom, in each case, made pursuant to Articles II and V of this Agreement.
     “Advance Request” means the Borrowers’ advance request and certificate substantially in the form of Exhibit D.
     “Affected Lender” is defined in clause (a) of Section 4.11.
     “Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding, however, any trustee under, or any committee with responsibility for administering, any Plan). With respect to any Lender, Approved Fund, or Issuer, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power
     (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be; or
     (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Affiliate Transaction” is defined in Section 8.2.14.
     “Agreement” means, on any date, this Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement as in effect on the Effective Date, and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified.
     “Alternate Base Rate” means, on any date and relative to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of
     (a) the Base Rate in effect on such day;
     (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%; and
     (c) 4.50%.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate.
     “Amended Final Order” means, collectively, the order or orders of the Bankruptcy Court entered in the Borrowers’ and the Subsidiary Guarantors’ Cases after a final hearing under Bankruptcy Rule 4001 which order or orders shall be in form and substance satisfactory to the Administrative Agent, the Co-Managers and the Borrowers, and (i) shall approve and authorize on a final basis (including the expiration of all appeals and extension periods) the DIP Facility and related transactions, all provisions thereof, and the priorities, Liens and claims granted therein, (ii) shall contain the provisions set forth in the Interim Order, and (iii) shall prohibit the assertion of claims arising under Section 506(c) of the Bankruptcy Code against the Prepetition Agent, the Prepetition Lenders, the Administrative Agent, any Lender or the Issuer.
     “Amendment Fee Letter” means the letter agreement, dated as of February 20, 2009, between the Borrowers and the Administrative Agent, on behalf of the Lenders, as such letter agreement may thereafter from time to time be amended, supplemented, amended and restated or otherwise modified.
     “Anticipated Earnings” means, at any time, relative to the Accounts, the amount of investment income which the Borrowers reasonably determine (with the reasonable concurrence of the Administrative Agent) will be paid on the deposits in each such Account during such time as amounts are deposited therein, taking into account the current and future anticipated rates of return on Cash Equivalent Investments in such Accounts and the anticipated times and amounts of draws from each such Account for the payment of Project Costs.
     “Applicable Base Rate Margin” means on any date, (a) 5.25% per annum in the case of Delayed Draw Term A-1 Loans or Delayed Draw Term B-1 Loans or (b) 7.25% per annum in the case of Delayed Draw Term A Loans or Revolving Loans.
     “Applicable LIBO Rate Margin” means on any date, (a) 6.25% per annum in the case of Delayed Draw Term A-1 Loans or Delayed Draw Term B-1 Loans or (b) 8.25% per annum in the case of Delayed Draw Term A Loans or Revolving Loans.

     “Approved Fund” means, relative to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Architect of Record” means (i) Hnedak Bobo Group with respect to the Hotel and Casino Expansion and (ii) Rich & Associates, Inc. Parking Consultants with respect to the Parking Garage.
     “Architect’s Advance Certificate” means an Architect of Record’s certificate substantially in the form of Exhibit I.
     “Architect’s Agreement” means, collectively, the agreements, including all amendments as of the Effective Date, pursuant to which each Architect of Record has agreed with the Borrowers and/or the Operating Company to provide services in connection with the Project.
     “Arranger’s Fee Letter” means the letter agreement, dated as of February 20, 2009, between the Borrowers and the Lead Arranger, as such letter agreement may thereafter from time to time be amended, supplemented, amended and restated or otherwise modified.
     “Asset Sale” is defined in Section 8.2.12.
     “Assignee Lender” is defined in Section 13.11.1.
     “Authority” is defined in the recitals.
     “Authorized Representative” means, relative to any Person, those of its officers or managers or managing members (in the case of a limited liability company) whose signatures and incumbency have been certified in a certificate of such Person delivered to the Administrative Agent.
     “Available Cash” means all of the Borrowers’ and Subsidiary Guarantors’ cash that constitutes the Prepetition Lenders’ cash collateral (as defined in Bankruptcy Code Section 363(a)) in which the Prepetition Lenders have a security interest and any other cash and cash collateral.
     “Available Funds” means, from time to time, the sum of (x) the aggregate of the amounts on deposit in the Cash Collateral Account together with all Anticipated Earnings thereon, plus (y) prior to the Delayed Draw Term Loan Commitment Termination Date, the aggregate amount of Delayed Draw Term A Loan Commitments and Delayed Draw Term A-1 Loan Commitments.
     “Bankruptcy Code” is defined in the preamble.
     “Bankruptcy Court” is defined in the recitals.
     “Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York, New York as its base rate for U.S. dollars loaned in the

United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Board of Directors” means, relative to any Person, (x) for so long such Person is a corporation, the Management Board or Board of Directors, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a corporation, the substantially equivalent governing body of such Person.
     “Board of Managers” means, relative to any Person, (x) for so long such Person is a limited liability company, the Management Board or Board of Managers, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a limited liability company, the board of directors or substantially equivalent governing body of such Person.
     “Borrower” is defined in the preamble.
     “Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request or Advance Request in accordance with Section 2.3.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Representative of each Borrower substantially in the form of Exhibit E hereto.
     “Budget” means a budget comprised of the Construction Component and the Operating Component, substantially in the form of Exhibit B, prepared on a rolling thirteen (13) week basis, which sets forth all of the Borrowers’ and Subsidiary Guarantors’ construction expenditures and cash flow, with such initial Budget covering the period from the Petition Date to and including the date that ends on the last day of the thirteenth (13th) week thereafter, and deliverable to the Administrative Agent at the end of each Budget Period with monthly updates pursuant to Section 8.1.3.
     “Budget Net Cash Flow” is defined in Section 8.1.3(e).
     “Budget Period” means the thirteen (13) week period covered by the Budget that has been delivered by the Borrowers pursuant to Section 8.1.3.
     “Building Department” means the City’s Building Department.
     “Business Day” means
     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

     (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day described in clause (a) on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Business Plan” means a twelve-month business plan of the Borrowers and Operating Company, which shall include projections (with monthly financial statements and monthly budgeted cash flows and disbursements) for a twelve-month period beginning January 1, 2009 and ending December 31, 2009.
     “Capital Expenditures” means, for any period, expenditures for fixed or capital assets made during such period which, in accordance with GAAP, are required to be (x) classified as capital expenditures and (y) shown as such on the applicable balance sheet, excluding, however, any such asset acquired in connection with a replacement and maintenance program that is properly expensed in accordance with GAAP.
     “Capital Stock” means, relative to any Person, any and all shares, interests (including Membership Interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.
     “Capitalized Lease Liability” means, relative to any Person, any monetary obligation of such Person under any leasing or similar arrangement which, in accordance with GAAP, is required be classified as a capitalized lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Capstone” means Capstone Advisory Group, LLC.
     “Carve-Out” means the (i) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a) and (ii) the reasonable fees and expenses of professional Persons (but not any “success fee” or “transaction fee” owed to such Professional) retained by the Debtors and any official committee appointed in the Cases prior to delivery of a Carve-Out Trigger Notice, in each case, as reflected in the Budget.
     “Carve-Out Trigger Notice” means a notice delivered by the Administrative Agent to the Borrowers’ counsel and the lead counsel retained by any official committee appointed in the Cases following the occurrence of an Event of Default, expressly stating that the Post-Default Carve-Out has been invoked and referencing the relevant default provision under Article IX hereof.
     “Case” and “Cases” are defined in the recitals.
     “Cash Collateral Account” means, on any date, the Account described in Section 3.1.3 and established by the Borrowers with the Depository for the benefit of the Secured Parties pursuant to the Cash Collateral Account Agreement.

     “Cash Collateral Account Agreement” means, on any date, the Cash Collateral and Control Agreement, substantially in the form of Exhibit M hereto or in such other form agreed upon by the Borrowers, the Depository and the Administrative Agent, for the benefit of the Secured Parties, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.
     “Cash Equivalent Investment” means, at any time, (u) United States Dollars, (v) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) month from the date of acquisition, (w) certificates of deposit and eurodollar time deposits with maturities of one (1) month or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) month and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (x) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in item (v) and (w) entered into with any financial institution meeting the qualifications specified in item (w), (y) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one (1) month after the date of acquisition and (z) money market funds substantially all of the assets of which constitute Cash Equivalent Investments of the kinds described in items (u)-(y) of this definition.
     “Casino Expansion” is defined in the recitals.
     “Casino Parcels” is defined in the recitals.
     “CERCLA” is defined in clause (a) of the definition of “Environmental Law”.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Certificate of Occupancy” means a permanent or temporary certificate of occupancy, in either case, for the Improvements specified in such certificate of occupancy issued by the Building Department pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy shall permit the Improvements to be used for its intended purposes.
     “Certificate of Suitability” means a certificate of suitability from time to time issued by the MGCB pursuant to which the Operating Company shall be entitled to conduct the gaming activities contemplated by the Development Agreement.
     “Change of Control” means:
     (a) any sale or transfer of a substantial portion of the Temporary Casino Complex, the Development Parcels or the Permanent Casino Complex;
     (b) any “Transfer” (as defined in the Development Agreement) which is not expressly permitted by the Development Agreement (whether or not such Transfer is permitted by this Agreement); or

     (c) any transfer or change in control not permitted by Michigan Gaming Law, the MGCB or the MGCB Approval.
     “Change Order” means, at any time, an amendment to the Jenkins Skanska Contract, the Milestone Schedule, the Construction Schedule or the Contract Time in accordance with Sections 8.2.27 and 8.2.28 of this Agreement.
     “City” means the City of Detroit, Michigan.
     “City Parcel” is defined in the recitals.
     “Co-Manager” and “Co-Managers” are defined in the preamble.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Commitment” means, as the context may require, a Revolving Loan Commitment or a Delayed Draw Term Loan Commitment.
     “Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Delayed Draw Term A Loan Commitment Amount, the Delayed Draw Term A-1 Loan Commitment Amount or the Delayed Draw Term B-1 Loan Commitment Amount.
     “Commitment Fee” is defined in Section 3.3.1.
     “Commitment Termination Date” means the earlier of (x) the DIP Facility Termination Date or (y) the date on which any Commitment Termination Event occurs.
     “Commitment Termination Event” means the occurrence and continuation of any Event of Default and either (x) the declaration of all or any portion of the Loans to be immediately due and payable pursuant to Section 9.2 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.
     “Committee” means the official statutory committee of unsecured creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Representative of Greektown Holdings substantially in the form of Exhibit K hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as the Administrative Agent and the Co-Managers may from time to time reasonably request for the purpose of monitoring compliance by Greektown Holdings and its Subsidiaries with the covenants contained herein.

     “Confirmation Date” means the date the Bankruptcy Court enters an order confirming the Plan of Reorganization for the Borrowers.3
     “Consolidated EBITDAR” means, for any applicable period, the sum (without duplication) of
     (a) Net Income of Greektown Holdings and its Subsidiaries for such period, plus
     (b) the amount deducted by Greektown Holdings and its Subsidiaries in determining Net Income for such period, representing
     (i) Interest Expense;
     plus
     (ii) the amount deducted, in determining Net Income, of all federal, state and local income taxes (including, without duplication, any state single business, unitary or similar taxes) (whether paid in cash or accrued or deferred);
     plus
     (iii) depreciation expense;
     plus
     (iv) amortization expense;
     plus
     (v) restructuring expenses as set forth in the Budget in the amounts actually incurred;
     plus
     (vi) other non-cash items reducing the net income of Greektown Holdings and its Subsidiaries less other non-cash items increasing such net income.
     “Construction Component” means the portion of the Budget that sets forth all expenditures by the Operating Company for the Project to achieve Final Completion.
     “Construction Consultant” means such Person designated from time to time by the Administrative Agent to serve as the Construction Consultant under this Agreement; provided, however, that such Person has complied with the licensing requirements of the MGCB prior to commencement of services in connection with the Project, shall continue to comply with such

[3]	Definition added by the Fourth Amendment to DIP Credit Agreement.

licensing requirements, and has otherwise complied in all material respects with Michigan Gaming Laws, if applicable
     “Construction Consultant’s Advance Certificate” means the Construction Consultant’s certificate substantially in the form of Exhibit J.
     “Construction Consultant’s Report” means a report of the Construction Consultant delivered to the Administrative Agent pursuant to Section 6.4.8 which shall include an analysis of the Plans and Specifications, the Construction Component of the Budget, the Construction Schedule, the Milestone Schedule, the Contracts (to the extent available) and all other reports submitted to the Administrative Agent and stating, among other things, that (x) the Construction Consultant has reviewed the Construction Documents, the Plans and Specifications, and other material information deemed necessary by the Construction Consultant for the purpose of evaluating whether the Project can be constructed and completed in the manner contemplated by the Construction Documents and (y) based on its review of such information, the Construction Consultant is of the opinion that the Project can be constructed in the manner contemplated by the Construction Documents and, in particular, that the Project can be constructed and completed in accordance with the Construction Documents and the Plans and Specifications within the parameters set by the Construction Schedule, the Milestone Schedule and the Construction Component of the Budget.
     “Construction Document” means, collectively, the Jenkins Skanska Contract, the Architect’s Agreement, the Contracts or any other document or agreement entered into on, prior to or after the Effective Date, relating to the development, construction, maintenance or operation of the Project including all amendments as of the Effective Date, as the same may be amended from time to time in accordance with the terms and conditions of this Agreement.
     “Construction Schedule” means the schedule submitted by the Borrowers and approved by the Administrative Agent and the Co-Managers, in consultation with the Construction Consultant, which sets forth the schedule for construction and completion of the Project and the other work that the Borrowers and/or any of their Subsidiaries are required to perform pursuant to the Construction Documents and the Project Documents which (x) includes a statement from Jenkins Skanska that the Construction Schedule is realistic and can be adhered to (subject to extension in accordance with the Jenkins Skanska Contract) in completing the Project in accordance with the Plans and Specifications, (y) shows on a monthly basis the anticipated progress of the Work and other activities pertaining to the construction of the Project and (z) has otherwise been approved by the Construction Consultant as set forth in a certificate of the Construction Consultant stating that it is appropriate for the Administrative Agent to rely on the schedules and Milestone Dates set forth in the Construction Schedule.
     “Consultant” is defined in Section 6.1.20.
     “Contingent Liability” means, relative to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection or standard contractual indemnities entered into in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation underlying such Contingent Liability and (y) the maximum amount for which such Person may be liable pursuant to the terms of the Instrument evidencing such Contingent Liability; provided, however, if such primary obligation and the maximum amount thereof for which such Person may be liable are not stated or determinable, then the amount of any Person’s obligation under such Contingent Liability shall be such Person’s maximum anticipated liability (assuming such Person is required to perform) in respect thereof as reasonably determined by the Administrative Agent and the Co-Managers.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Representative of Greektown Holdings substantially in the form of Exhibit G hereto.
     “Contract” means any contract entered into from time to time by (a) the Operating Company (or by Contract Builders or Realty Equity with respect to the Surplus Parcels or by TGCP with respect to the Trappers Alley Parcel) with any Person for performance of services or sale of goods or services in connection with the operation or maintenance of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels or, if applicable, the Permanent Casino Complex, and (b) the Borrowers or any of their Subsidiaries with any Contractor for performance of services or sale of goods or services in connection with the design, engineering, installation, construction, operation or maintenance of the Project, including all warranties and guarantees of all such contracts, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified in accordance with the Loan Documents.
     “Contract Builders” is defined in the preamble.
     “Contract Builders Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000, made by Contract Builders, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded with the Wayne County (Michigan) Register of Deeds, covering the Real Property described on Exhibit L-5, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.
     “Contract Time” is defined in the Jenkins Skanska Contract.
     “Contractor” means any consultant, contractor, subcontractor, supplier, laborer or any other Person engaged by Greektown Holdings or any of its Subsidiaries under a Contract.
     “Contractor Order” means that certain order of the Bankruptcy Court substantially in the form of Exhibit A-1 and otherwise in form and substance satisfactory to the Administrative Agent, approving certain prepetition payments to Jenkins Skanska and other Contractors and Subcontractors.

     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Credit Extension” means, as the context may require,
     (a) the making of a Loan by a Lender; or
     (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.
     “Debtor” and “Debtors” are defined in the recitals.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.
     “Delayed Draw Term A Lender” means any Lender which has made a Delayed Draw Term A Loan Commitment or holds a Delayed Draw Term A Loan.
     “Delayed Draw Term A Loan” is defined in clause (a) of Section 2.1.1.
     “Delayed Draw Term A Loan Commitment” means, on any date, relative to any Delayed Draw Term A Lender, (i) the result obtained by multiplying the Delayed Draw Term A Loan Commitment Amount by such Delayed Draw Term A Lender’s Percentage as reduced by (ii) the principal amount of any Delayed Draw Term A Loans made by such Delayed Draw Term A Lender as of such date. The amount and Percentage of the Delayed Draw Term A Loan Commitment of each Delayed Draw Term A Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.
     “Delayed Draw Term A Loan Commitment Amount” means the aggregate principal amount of Delayed Draw Term A Loans which the Delayed Draw Term A Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Delayed Draw Term A Loan Commitment Amount is $135,000,000. As of the Effective Date, $131,037,816.29 of the Delayed Draw Term A Loans are outstanding.
     “Delayed Draw Term A-1 Lender” means any Lender which has made a Delayed Draw Term A-1 Loan Commitment or holds a Delayed Draw Term A-1 Loan.
     “Delayed Draw Term A-1 Loan” is defined in clause (b) of Section 2.1.1.
     “Delayed Draw Term A-1 Loan Commitment” means, on any date, relative to any Delayed Draw Term A-1 Lender, (i) the result obtained by multiplying the Delayed Draw Term A-1 Loan Commitment Amount by such Delayed Draw Term A-1 Lender’s Percentage as reduced by (ii) the principal amount of any Delayed Draw Term A-1 Loans made by such

Delayed Draw Term A-1 Lender as of such date. The amount and Percentage of the Delayed Draw Term A-1 Loan Commitment of each Delayed Draw Term A-1 Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.
     “Delayed Draw Term A-1 Loan Commitment Amount” means the aggregate principal amount of Delayed Draw Term A-1 Loans which the Delayed Draw Term A-1 Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Delayed Draw Term A-1 Loan Commitment Amount is $26,000,000.
     “Delayed Draw Term B-1 Lender” means any Lender which has made a Delayed Draw Term B-1 Loan Commitment or holds a Delayed Draw Term B-1 Loan.
     “Delayed Draw Term B-1 Loan” is defined in clause (c) of Section 2.1.1.
     “Delayed Draw Term B-1 Loan Commitment” means, on any date, relative to any Delayed Draw Term B-1 Lender, (i) the result obtained by multiplying the Delayed Draw Term B-1 Loan Commitment Amount by such Delayed Draw Term B-1 Lender’s Percentage as reduced by (ii) the principal amount of any Delayed Draw Term B-1 Loans made by such Delayed Draw Term B-1 Lender as of such date. The amount and Percentage of the Delayed Draw Term B-1 Loan Commitment of each Delayed Draw Term B-1 Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.
     “Delayed Draw Term B-1 Loan Commitment Amount” means the aggregate principal amount of Delayed Draw Term B-1 Loans which the Delayed Draw Term B-1 Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Delayed Draw Term B-1 Loan Commitment Amount is $20,000,000.
     “Delayed Draw Term B-1 Loan Commitment Termination Date” means the earliest of:
     (a) December 31, 2009;4
     (b) the date on which the Delayed Draw Term B-1 Loan Commitments are reduced to zero;
     (c) the date on which any Commitment Termination Event occurs; and
     (d) the DIP Facility Termination Date.
     “Delayed Draw Term B-1 Required Lenders” means, at any time, Non-Defaulting Delayed Draw Term B-1 Lenders holding at least 51% of the sum of the aggregate outstanding principal amount of the Delayed Draw Term B-1 Loans then held by such Non-Defaulting Delayed Draw Term B-1 Lenders.
     “Delayed Draw Term Lender” means, as the context may require, any Lender which has made a Delayed Draw Term Loan Commitment or holds a Delayed Draw Term Loan.

[4]	Amended by the Fourth Amendment to DIP Credit Agreement.

     “Delayed Draw Term Loan” means, as the context may require, a Delayed Draw Term A Loan, a Delayed Draw Term A-1 Loan or a Delayed Draw Term B-1 Loan of any type.
     “Delayed Draw Term Loan Commitment” means, as the context may require, a Delayed Draw Term A Loan Commitment, a Delayed Draw Term A-1 Loan Commitment or a Delayed Draw Term B-1 Loan Commitment.
     “Delayed Draw Term Loan Commitment Amount” means, collectively, the Delayed Draw Term A Loan Commitment Amount, the Delayed Draw Term A-1 Loan Commitment Amount and the Delayed Draw Term B-1 Loan Commitment Amount.
     “Delayed Draw Term Loan Commitment Termination Date” means the earliest of:
     (a) December 31, 2009;5
     (b) the date on which the Delayed Draw Term A Loan Commitments and the Delayed Draw Term A-1 Loan Commitments are reduced to zero;
     (c) the date on which any Commitment Termination Event occurs; and
     (d) the DIP Facility Termination Date.
     “Depository” means such Person designated from time to time by the Administrative Agent to serve as the Depository Bank under the Cash Collateral Account Agreement.
     “Development Agreement” means the Revised Development Agreement among the City, the EDC and the Operating Company, dated as of August 2, 2002, as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof.
     “Development Parcels” is defined in the recitals.
     “DIP Collateral” is defined in clause (a) of Section 11.1.
     “DIP Facility” is defined in the recitals.
     “DIP Facility Termination Date” means the earliest of:
     (a) December 31, 2009;6
     (b) the effective date of a plan of reorganization for the Borrowers;
     (c) the date on which any sale or transfer of a substantial portion of the Temporary Casino Complex, the Development Parcels or the Permanent Casino Complex occurs;

[5]	Amended by the Fourth Amendment to DIP Credit Agreement.

[6]	Amended by the Fourth Amendment to DIP Credit Agreement.

     (d) the date that is thirty (30) days after the date the Interim Order is entered by the Bankruptcy Court, if the Amended Final Order is not entered within such thirty (30) day period; and
     (e) the Commitment Termination Date.
     “Direct Costs” means all Project Costs expended or incurred by the Borrowers or any of their Subsidiaries for labor, construction work, services, materials, tools, temporary facilities testing, utilities, equipment, fixtures and furnishings in connection with the construction of the Project all as set forth on the Construction Component of the Budget.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Administrative Agent.
     “Dollar” and the symbol “$” mean lawful money of the United States.
     “Downgraded Lender” is defined in clause (b) of Section 4.11.
     “Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of the Operating Company or appurtenant to the Temporary Casino Complex, the Improvements thereon and, if applicable, the Permanent Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, including those easements and licenses described in the Development Agreement and each Title Policy.
     “EDC” means the Economic Development Corporation of the City of Detroit.
     “Effective Date” means the date this Agreement becomes effective pursuant to Section 13.8.
     “Eligible Assignee” means (A) any of the following entities: (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies or (B) a Lender, an Affiliate of a Lender or an Approved Fund; or (C) any other Person (other than a natural Person) approved by the Administrative Agent and, if required, the Issuer, in each case after consultation with the Borrowers (but only if no Default exists hereunder); provided, however, that Greektown Holdings, its Subsidiaries, Monroe, Kewadin, the Authority, the Tribe or any of their Affiliates shall not be an Eligible Assignee.
     “Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, Liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, reasonable attorneys’ and consultants’ fees, resulting from any obligation under, or violation of, any Environmental Law or any Permit issued under any such Environmental Law including (x) any and all claims by Governmental Instrumentalities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.
     “Environmental Law” means any of:
     (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) (“CERCLA”);
     (b) the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.) (“Clean Water Act” or “CWA”);
     (c) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) (“RCRA”);
     (d) the Atomic Energy Act of 1954 (42 U.S.C. Section 2011, et seq.);
     (e) the Clean Air Act (42 U.S.C. Section 7401, et seq.);
     (f) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001, et seq.);
     (g) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136, et seq.) (“FIFRA”);
     (h) the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);
     (i) the Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq.) (“SDWA”);
     (j) the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201, et seq.);
     (k) the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.) (“TSCA”);
     (l) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) (“HMTA”);
     (m) the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901, et seq.) (“UMTRCA”);

     (n) the Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.) (“OSHA”);
     (o) the Michigan Natural Resources and Environmental Protection Act (MCL 324.3101-.21551); and
     (p) all other federal, state and local Legal Requirements which govern Hazardous Substances, and the regulations adopted pursuant to all such foregoing laws;
in each case, as amended by an amendment thereto or succeeded by a successor law, statute or regulation thereto.
     “Environmental Matter” means any:
     (a) release, emission, entry or introduction into the air including the air within buildings and other natural or man-made structures above ground in quantities or concentrations exceeding standards set by Environmental Laws;
     (b) discharge, release or entry into water including into any river, watercourse, lake or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea in quantities or concentrations exceeding standards set by Environmental Laws;
     (c) deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance in quantities or concentrations exceeding standards set by Environmental Laws (including, in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it reusable or reclaiming substances from it) and any substance or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled);
     (d) nuisance, noise, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms; or
     (e) conservation, preservation or protection of the natural or man-made environment or any living organisms supported by the natural or man-made environment.
     “Equity Interest” means, relative to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (excluding, however, any debt security that is convertible into, or exchangeable for, Capital Stock) of such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.
     “Event of Default” is defined in Section 9.1.
     “Event of Loss” means, relative to any property or asset (tangible or intangible, real or personal), (x) any loss, destruction or damage of such property or asset, (y) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of all or a part of such property or asset, or confiscation of all or a part of such property or asset or the requisition of the use of all or a part of such property or asset or (z) any settlement in lieu of item (y).
     “Excess Available Cash” means, at any time, Available Cash in excess of $25,000,000.
     “Existing Indebtedness” means Indebtedness of Greektown Holdings and its Subsidiaries in existence on the Original Closing Date.
     “Existing Operating Leases” means those Operating Leases disclosed in Item 8.2.8 of the Disclosure Schedule.
     “Exit Milestones” is defined in Section 8.1.6.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to
     (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letters” means, collectively, the Amendment Fee Letter, the Arranger’s Fee Letter and the Issuer’s Fee Letter.
     “FF&E” means all furnishings, fixtures and equipment at, on or about the Improvements (other than FF&E within the Improvements on the Permanent Casino Site which are to be demolished as part of the construction of the Permanent Casino Complex).
     “Final Completion” means that (w) all construction work with respect to the Project shall have been substantially completed in accordance with the Construction Documents applicable thereto so as to allow the Project to be utilized for its intended purposes and in substantial compliance with all Legal Requirements applicable thereto and (x) the Improvements shall have received a permanent or temporary Certificate of Occupancy from the applicable Governmental Instrumentality (and a copy of such certificate shall have been delivered to the

Administrative Agent and the Construction Consultant and all conditions, if any, of the temporary Certificate of Occupancy shall have been satisfied or shall be satisfied in accordance with a schedule reasonably acceptable to the Administrative Agent, in consultation with the Construction Consultant, and, in all events, within the time frames required under such temporary Certificate of Occupancy).
     “Final Plans and Specifications” means, relative to any particular portion of the Work or other Improvement, Plans and Specifications for such portion which (x) have received approval from all Governmental Instrumentalities required to approve such Plans and Specifications prior to commencement of the Work or improvements and (y) contain sufficient specificity to permit completion of such portion of the Work or other Improvements.
     “First Amendment to DIP Credit Agreement” means the First Amendment to Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement and Waiver Agreement and among the Borrowers, the Subsidiary Guarantors and MLCC, in its capacity as the Administrative Agent for the benefit of the Lenders, dated as of April 20, 2009.7
     “First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five (5) Business Days of the Petition Date or based on motions filed on the Petition Date.
     “Fiscal Quarter” means a calendar quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fitch” means Fitch Investor Services, Inc. or any successor thereto.
     “Fourth Amendment to DIP Credit Agreement” means the Fourth Amendment to Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement and Waiver Agreement and among the Borrowers, the Subsidiary Guarantors and MLCC, in its capacity as the Administrative Agent for the benefit of the Lenders, dated as of August 31, 2009.8
     “Fronting Fee” is defined in Section 3.3.6.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” is defined in Section 1.4.

[7]	Definition added by the First Amendment to DIP Credit Agreement.

[8]	Definition added by the Fourth Amendment to DIP Credit Agreement.

     “Gaming Equipment” means the gaming equipment and gaming devices which are regulated under any Michigan Gaming Law or other applicable Legal Requirement (such as slot machines, cashless wagering systems and associated equipment) together with all improvements, additions or substitutions thereto.
     “Gaming License” means any and all duly issued and valid licenses, approvals, registrations, findings of suitability and authorizations relating to gaming at the Temporary Casino Complex or, if applicable, the Permanent Casino Complex under the Michigan Gaming Laws or required by the MGCB or necessary for the operation of gaming at the Temporary Casino Complex and/or the Permanent Casino Complex, as the case may be.
     “Governmental Approvals” means all approvals, consents, waivers, orders, acknowledgments, authorizations, certificates, registrations, permits, environmental permits, and licenses required under applicable Legal Requirements to be obtained from any Governmental Instrumentality for the Project, or any portion thereof, for the use, occupancy, and operation of the Project.
     “Governmental Instrumentality” means any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the City, the EDC, the MGCB, any zoning authority, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the F.R.S. Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Greektown Corporation” is defined in the preamble.
     “Greektown Holdings” is defined in the preamble.
     “Greektown Holdings Membership Interest” means a Membership Interest as defined in the Organizational Documents of Greektown Holdings.
     “Greektown Parking Garage” is defined in the recitals.
     “Guaranteed Maximum Price” means the total not-to-exceed costs payable by the Operating Company to Jenkins Skanska pursuant to the Jenkins Skanska Contract from and after the date the Operating Company and Jenkins Skanska agree upon such amount, which shall be subject to the approval of the Administrative Agent.
     “Hammes” means Hammes Company Sports Development, Inc., a Wisconsin corporation.
     “Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Environmental Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendices VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances or toxic substances in 40 C.F.R. Part 1910; those substances defined as hazardous materials, hazardous substances or toxic substances in any other Environmental Laws; and those substances defined as hazardous materials, hazardous substances or toxic substances in the regulations adopted pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document referred to in this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
     “Hotel” is defined in the recitals.
     “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification
     (a) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (b) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to a default under Section 8.2.4.
     “Imposition” means any real estate tax, payment in lieu of taxes or other assessment levied, assessed or imposed against the Temporary Casino Complex, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels and, if applicable, the Permanent Casino Complex, and any water rates, sewer rentals or other governmental, municipal or public dues, charges or impositions, of every nature and to whomever assessed, that may now or hereafter be levied or assessed upon the Site, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels and, if applicable, the Permanent Casino Complex, or upon the rents, issues, income, proceeds or profits thereof, whether the Imposition is levied directly or indirectly against the Site, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels or, if applicable, the Permanent Casino Complex or as excise taxes or income taxes.

     “Improvement” means any building, structure or other improvements located, constructed or to be located or constructed on the Site, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels or the Permanent Casino Site.
     “In Balance” will be deemed to exist when (x) the Unallocated Contingency Balance equals or exceeds the Required Minimum Contingency, (y) after giving effect to the requested Advance, the Available Funds allocated to each Line Item Category equals or exceeds for such Line Item Category the aggregate of (1) the costs required to complete such Line Item Category to Final Completion and (2) the Retainage Amount to be paid to Persons who have supplied labor or materials in connection with such Line Item Category and (z) the Guaranteed Maximum Price remains in effect pursuant to the terms of the Jenkins Skanska Contract.
     “including” and “include” means including, without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Indebtedness” means, relative to any Person, without duplication:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (or reimbursement agreements in respect thereof), whether or not drawn, and banker’s acceptances issued for the account of such Person;
     (c) all Capitalized Lease Liabilities of such Person;
     (d) all other items which, in accordance with GAAP, would be required to be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined (other than payments by the Operating Company or its Subsidiaries under the Construction Documents and accounts payable and accrued expenses by the Operating Company or its Subsidiaries arising in the ordinary course of business in connection with the operation of the Temporary Casino Complex or, if applicable, the Permanent Casino Complex, in each such case, to the extent set forth in the Budget;
     (e) net liabilities of such Person under all Hedging Liabilities;
     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date that the obligation is incurred, and indebtedness (excluding, however, prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and the obligations of the Operating Company or its Subsidiaries under the Development Agreement and the Indemnity Agreement), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness that is limited in recourse to such property owned or being purchased shall, for purposes of this clause (f), be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such obligations of such Person and (ii) the fair market value of the property for which such Indebtedness has been incurred; and
     (g) all Contingent Liabilities of such Person in respect of any of the foregoing that are required to be included as a liability in accordance with GAAP.
For all purposes of this Agreement, (x) the Indebtedness of any Person shall include the proportion of Indebtedness of any partnership in which such Person is a general partner or joint venturer with liability for the entire indebtedness of the joint venture and (y) the amount of any Indebtedness outstanding as of any date shall be the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due.
     “Indemnified Liability” is defined in Section 13.4.
     “Indemnified Parties” is defined in Section 13.4.
     “Indemnity Agreement” is defined in the Development Agreement.
     “Independent Consultant” means the Construction Consultant, the Insurance Consultant, Capstone or their successors engaged pursuant to this Agreement.
     “Indirect Cost” means any Project Cost which is not a Direct Cost, including appraisal fees, commitment fees, brokers’ commissions, fees of the Independent Consultants, insurance during construction, moving costs, financing costs, surety bond premiums other than Contractor bonds, cost of surveys and fees and disbursements of the attorneys for the Administrative Agent.
     “INHAM Exemption” is defined in clause (d) of Section 2.8.
     “Initial Advance” means the first Advance after the Effective Date made to or for the benefit of the Borrowers pursuant to this Agreement after the conditions in Article VI have been satisfied by the Borrowers.
     “Instrument” means any contract, agreement, indenture, mortgage, deed of trust, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.
     “Insurance Consultant” means Marshall & Sterling, Inc. or any other Person designated from time to time by the Administrative Agent in its sole discretion to serve as the Insurance Consultant.
     “Insurance Premium Agreement” means the Premium Finance Agreement and Disclosure Statement among First National Bank of Kansas (purchased and serviced by Universal Premium Acceptance Corporation), Meadowbrook Insurance Agency and the

Operating Company with respect to certain insurance policies effective as of January 15, 2009, as effective upon approval by the Bankruptcy Court.
     “Insurance Requirement” means any provisions of any insurance policy covering or applicable to Greektown Holdings or any of its Subsidiaries, the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels, if applicable, the Permanent Casino Complex or any portion thereof, all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any body exercising similar functions) applicable to or affecting the Temporary Casino Complex, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels, if applicable, the Permanent Casino Complex or any portion thereof, any use or condition thereof or Greektown Holdings or its Subsidiaries.
     “Interest Expense” means, for any period, the consolidated interest expense (net of cash interest income) of Greektown Holdings and its Subsidiaries (including, to the extent Greektown Holdings and its Subsidiaries have any Contingent Liability in respect of such interest expense, the interest expense of other Persons) for such period, as determined on a consolidated basis in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding, however, deferred financing costs and other non-cash interest expense.
     “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.4 and, (i) with respect to Interest Periods commencing on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period), shall end on the last Business Day one month thereafter and (ii) with respect to Interest Periods commencing on days other than the last Business Day of a calendar month, shall end on the date which numerically corresponds to such date one month thereafter (or if such numerically corresponding date is not a Business Day or does not exist, then on the Business Day nearest preceding such numerically corresponding date), provided, however, that
     (a) Greektown Holdings shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates,
          (i) in the case of Delayed Draw Term Loans made or maintained as LIBO Rate Loans, occurring on more than eight different dates,
          (ii) in the case of Revolving Loans made or maintained as LIBO Rate Loans, occurring on more than four different dates; and
     (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

     (c) no Interest Period with respect to any portion of the Loans shall extend beyond the date on which a permanent reduction of the Delayed Draw Term Loan Commitment Amount is scheduled to occur unless the sum of (x) the aggregate principal amount of Loans that are Base Rate Loans plus (y) the aggregate principal amount of Loans that are LIBO Rate Loans with Interest Periods expiring on or before such date plus (z) the excess of the Delayed Draw Term Loan Commitments then in effect over the aggregate principal amount of Delayed Draw Term Loans then outstanding equals or exceeds the permanent reductions of the Delayed Draw Term Loan Commitments that are scheduled to occur on such date; and
     (d) no Interest Period with respect to any portion of the Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitment Amount is scheduled to occur unless the sum of (x) the aggregate principal amount of Loans that are Base Rate Loans plus (y) the aggregate principal amount of Loans that are LIBO Rate Loans with Interest Periods expiring on or before such date plus (z) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of the Revolving Loans then outstanding equals or exceeds the permanent reductions of the Revolving Loan Commitments that are scheduled to occur on such date; and
     (e) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.
     “Interim Order” means that certain order of the Bankruptcy Court substantially in the form of Exhibit A and otherwise in form and substance satisfactory to the Administrative Agent, approving the DIP Facility.
     “Interim Period” shall mean the period commencing on the Effective Date (included) and ending on the date on which the Bankruptcy Court enters the Amended Final Order (excluded).
     “Investment” means, relative to any Person,
     (a) any loan or advance made by such Person to any other Person (including Affiliates) (excluding, however, commission, travel, petty cash and similar advances to managers, officers and employees made in the ordinary course of business);
     (b) any Contingent Liability of such Person;
     (c) any ownership or similar interest held by such Person in any other Person; and
     (d) any other item that is required to be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

     “Issuer” is defined in the preamble.
     “Issuer’s Fee Letter” means any letter agreement between Greektown Holdings and an Issuer, as such letter agreement may thereafter from time to time be amended, supplemented, amended and restated or otherwise modified.
     “Jenkins Skanska” means Jenkins/Skanska Venture, LLC.
     “Jenkins Skanska Contract” means, on any date, the construction contract, as originally in effect on the Original Closing Date, between the Operating Company and Jenkins Skanska and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.
     “Kewadin” is defined in the recitals.
     “Lac Vieux Settlement Agreement” means that certain Settlement Agreement dated November 17, 2003 by and among the Operating Company, the Lac Vieux Desert Band of Lake Superior Chippewa Indians, Detroit Entertainment, L.L.C., Atwater Entertainment, L.L.C. and Atwater Entertainment Associates, L.L.C., which Settlement Agreement was approved and consented to by the United States District Court for the Western District of Michigan on April 9, 2004 and upheld by the United States Court of Appeals for the Sixth Circuit on April 28, 2005.
     “Lead Arranger” is defined in the preamble.
     “Legal Requirement” means, relative to any Person or property, all laws (including Michigan Gaming Laws, if applicable), statutes, codes, regulations, rules, acts, ordinances, permits, licenses, authorizations, directions and requirements of all Governmental Instrumentalities, departments, commissions, boards, courts, authorities, agencies, officials and officers, and any deed restrictions or other requirements of record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).
     “Lender” is defined in the preamble and, in addition, shall include any Person that becomes a Lender pursuant to Section 13.11.1.
     “Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Exhibit C hereto.
     “Lender Default” means (x) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.6.1 or (y) a Lender having notified the Administrative Agent or the Borrowers that it does not intend to comply with its obligations under Section 2.3 or under Section 2.6.1, in either case, as a result of the appointment of a receiver or conservator with respect to such Lender or otherwise at the direction or request of any regulatory agency or authority.

     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigations, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and reasonable consultants’ and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by, or asserted or awarded against, any Lender or any of such Lender’s parent and subsidiary corporations, and their Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Substances on, in, under or affecting all or any portion of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, or if applicable, the Permanent Casino Complex or the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from Greektown Holdings, any of its Subsidiaries or any of their properties;
     (b) any misrepresentation, inaccuracy or breach of any warranty, contained in Section 7.14;
     (c) any violation or claim of violation by Greektown Holdings or any of its Subsidiaries of any Environmental Laws; or
     (d) the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Substances from the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels or, if applicable, the Permanent Casino Complex by Greektown Holdings or any of its Subsidiaries or in connection with any property owned or formerly owned by them.
     “Lender’s Tax” is defined in Section 4.6.
     “Letter of Credit” is defined in Section 2.1.3.
     “Letter of Credit Commitment” means, (x) relative to the Issuer, such Issuer’s obligation to issue or extend the Stated Expiry Date of the Letters of Credit pursuant to Section 2.1.3 and (y) relative to each Lender (other than the Issuer) that has a Revolving Loan Commitment, the obligation of such Lender to participate in the Letters of Credit pursuant to Section 2.6.1 in an amount equal to the result obtained by multiplying the Letter of Credit Commitment Amount by such Lender’s Percentage of the Revolving Loan Commitment Amount (as such Percentage is set forth below such Lender’s signature hereto or in a Lender Assignment Agreement).
     “Letter of Credit Commitment Amount” means $1,000,000.
     “Letter of Credit Disbursement” is defined in Section 2.6.2.
     “Letter of Credit Disbursement Date” is defined in Section 2.6.2.

     “Letter of Credit Issuance Request” means a Letter of Credit Issuance Request duly executed by an Authorized Representative of Greektown Holdings substantially in the form of Exhibit F hereto.
     “Letter of Credit Outstandings” means, on any date, an amount equal to the sum of
     (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, plus
     (b) the then aggregate amount of all unpaid and outstanding Letter of Credit Reimbursement Obligations.
     “Letter of Credit Reimbursement Obligation” is defined in Section 2.6.3.
     “LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum determined by the Administrative Agent as follows:
     (a) at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the first day of such Interest Period, the Administrative Agent shall obtain the offered quotation(s) that appear on Reuter’s display page 3750 for Dollar deposits for a period comparable to such Interest Period; and
     (b) if such rate does not appear on Reuter’s page 3750 as of approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the first day of such Interest Period, the LIBO Rate shall be the rate per annum (rounded up to the nearest 1/16th of 1%) at which deposits in Dollars are offered to the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the first day of such Interest Period in the approximate amount of the relevant LIBO Rate Loan and having a maturity approximately equal to the relevant Interest Period;
provided, however, notwithstanding anything contained herein to the contrary, in no event shall the LIBO Rate be less than 3.50%.
     “LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted), but in any case, not less than 3.50%.
     “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect, and the applicable rates furnished to and received by the Administrative Agent from the Lenders, two (2) Business Days before the first day of such Interest Period; provided, however, notwithstanding anything contained herein to the contrary, in no event shall the LIBO Rate (Reserve Adjusted) be less than 3.50%.
     “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Lien” means, relative to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof or any option or other agreement to sell or give a security interest therein).
     “Line Item” means each of the individual line items set forth in the Construction Component of the Budget.
     “Line Item Category” means each of the following line item categories of the Construction Component of the Budget:
     (a) Site Acquisition & Improvements;
     (b) Construction Costs;
     (c) FF&E;
     (d) Development Costs;
     (e) Financing Costs;
     (f) Other Project Costs;
     (g) Project Contingency; and
     (h) Working Capital.
     “Loan” means, as the context may require, a Revolving Loan or a Delayed Draw Term Loan of any type.

     “Loan Documents” means, collectively, this Agreement, the Orders, the Original DIP Credit Agreement, as amended by this Agreement, the Letters of Credit, each Borrowing Request, each Advance Request, each Letter of Credit Issuance Request, the Cash Collateral Account Agreement and any other agreement, certificate, document or Instrument delivered in connection with this Agreement or designated as a Loan Document by the Borrowers and the Administrative Agent and such other agreements, whether or not specifically mentioned herein or therein.
     “Loan Parties” means the Borrowers and the Subsidiary Guarantors.
     “Loss Proceeds” is defined in clause (b) of Section 8.1.19.
     “Mandatory Prepayment” is defined in clause (b) of Section 3.1.1.
     “Material Adverse Effect” means any, event, development or circumstance which has or could reasonably be expected to have a material and adverse effect on (i) the business, assets, property or financial condition of the Borrowers and the Subsidiary Guarantors, taken as a whole or (ii) the validity or enforceability of the Loan Documents or the rights, remedies, options or benefits of the Administrative Agent and the Lenders thereunder; provided, however, that no events related to the commencement and continuation of the Cases shall be deemed to constitute a Material Adverse Effect, and the existence of the automatic stay pursuant to Section 362 of the Bankruptcy Code shall be considered in determining materiality.
     “Members” means, relative to any Person which is a limited liability company, the Persons owning a Membership Interest therein.
     “Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.
     “MGCB” means the Gaming Control Board of the State of Michigan or any other gaming authority with jurisdiction over the Temporary Casino Complex, the Permanent Casino Complex, the gaming business of the Operating Company, or over Kewadin, Monroe, Greektown Holdings or its Subsidiaries or any Person that owns directly or indirectly any of the Capital Stock of the Kewadin, Monroe or Greektown Holdings or its Subsidiaries, as the case may be.
     “MGCB Approval” means either (i) an order granted by the MGCB approving entry into the transaction contemplated by this Agreement pursuant to Rule 432.1508 and Rule 432.1509 of the Administrative Rules promulgated by the MGCB and granting all necessary supplier-licensing exemptions applicable to the transactions contemplated by this Agreement; or (ii) an order granted by the MGCB waiving the rights of the MGCB to approve such transactions; or (iii) an order of any court, state or federal, that requires the MGCB to approve this Agreement pursuant to Rule 432.1508 and Rule 432.1509 of the Administrative Rules promulgated by the MGCB and granting all necessary supplier-licensing exemptions applicable to the transactions contemplated by this Agreement or otherwise reverses or rules unnecessary any such approval requirement by the MGCB.

     “Michigan Gaming Law” means the Michigan Gaming Control and Revenue Act, as codified in Public Act 69 of 1997, MCLA 432.201, et seq., as amended from time to time, and the Administrative Rules, Resolutions, or Executive Orders of the MGCB promulgated thereunder, as amended from time to time.
     “Milestone Date” means the dates in the Milestone Schedule designated as “Milestone Dates” in Schedule II.
     “Milestone Schedule” means the schedule annexed hereto as Schedule II which sets forth the Milestone Dates for construction and completion of the Project and the other work that the Borrowers or any of their Subsidiaries are required to perform pursuant to the Construction Documents and the other Project Documents.
     “MLCC” is defined in the preamble.
     “MLPF&S” is defined in the preamble.
     “Monroe” is defined in the recitals.
     “Monthly Payment Date” means the last Business Day of each month.
     “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.
     “Mortgage” means, on any date, the Consolidated, Amended and Restated Mortgage dated as of April 13, 2007, made by the Operating Company and TGCP, each as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded in Liber 46207, Page 1302 of the Official Records of Wayne County, Michigan, covering the Trappers Alley Parcel, the Temporary Casino Complex, the Permanent Casino Complex and the Real Property described on Exhibits L-1, L-3, L-4, L-7 and L-8, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.
     “NAIC Annual Statement” is defined in clause (a) of Section 2.8.
     “Net Cash Flow” shall equal total cash collections less total cash disbursements from the Operating Component of the Budget.
     “Net Cash Flow Variance” shall equal the difference between Budget Net Cash Flow and Net Cash Flow for the relevant period which, (x) if Net Cash Flow is less than Budget Net Cash Flow, such result being a positive number and (y) if Net Cash Flow is greater than Budget Net Cash Flow, such result being a negative number.
     “Net Income” means, for any period, the aggregate of all amounts which, on a consolidated basis in accordance with GAAP, would be required to be included in determining the consolidated net income of Greektown Holdings and its Subsidiaries for such period.

     “Non-Defaulting Additional Loan Lender” means and includes each Additional Loan Lender other than a “Defaulting Lender”.
     “Non-Defaulting Delayed Draw Term B-1 Lender” means and includes each Delayed Draw Term B-1 Lender other than a “Defaulting Lender”.
     “Non-Defaulting Lender” means and includes each Lender other than a “Defaulting Lender”.
     “Non-U.S. Lender” is defined in Section 4.6.
     “Obligations” means (x) all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Greektown Holdings and its Subsidiaries under this Agreement to any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising in connection with the Original DIP Credit Agreement, as amended by this Agreement, or pursuant to the terms of any of the Loan Documents, including all interest, fees, charges, reasonable expenses, reasonable attorneys’ fees and costs and expenses, reasonable consultants’ fees and reasonable accountants’ fees chargeable to Greektown Holdings and its Subsidiaries in connection with such Person’s dealings with Greektown Holdings and its Subsidiaries and payable by Greektown Holdings and its Subsidiaries hereunder or thereunder; (y) any and all sums advanced by the Lenders in order to complete or preserve the DIP Collateral or preserve any Secured Parties’ security interest in the DIP Collateral, including all protective advances; and (z) in the event of any proceeding for the collection or enforcement of, or any “working out” of, the Obligations after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the DIP Collateral, or of any exercise by any Secured Party of its rights under the Loan Documents, together with reasonable attorneys’ fees and costs and expenses.
     “Obligor” means, as the context may require, the Borrowers, the Subsidiaries of Greektown Holdings (other than Greektown Corporation) and each other Person (other than the Administrative Agent, the Issuer or any Lender) to the extent such Person is obligated under this Agreement or any other Operative Document.
     “Operating Company” is defined in the recitals.
     “Operating Company Membership Interest” means a Membership Interest as defined in the Organizational Documents of the Operating Company.
     “Operating Component” means the portions of the Budget that set forth the Borrowers’ and the Subsidiary Guarantors’ cash flow and certain expenditures by the Operating Company.
     “Operating Lease” means any lease for any equipment or Real Property at or for the benefit of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels or the Permanent Casino Complex, as applicable, and classified as an “operating lease” under GAAP; provided, however, “Operating Lease” shall not include any Participating Lease.

     “Operative Document” means any Loan Document, Project Document or Construction Document.
     “Orders” means, as the context may require, the Interim Order and the Amended Final Order.
     “Organizational Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, operating agreement, limited liability company or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of capital stock.
     “Original Closing Date” is defined in the recitals.
     “Original Collateral” is defined in the recitals.
     “Original DIP Credit Agreement” is defined in the recitals.
     “Original DIP Facility” is defined in the recitals.
     “Original Lenders” is defined in the recitals.
     “Original Loans” is defined in the recitals.
     “Original Order” means the Final Order (I) Authorizing Post-Petition Secured and Super-Priority Financing Pursuant to Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 503(b) of the Bankruptcy Code; (II) Authorizing the Debtors to Use Cash Collateral; (III) Providing Adequate Protection to the Pre-Petition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code; and (IV) Modifying the Automatic Stay Pursuant to Section 362(d) of the Bankruptcy Code entered on June 26, 2008 by the Bankruptcy Court.
     “Other Debtors” means Kewadin and Monroe.
     “Parking Garage” is defined in the recitals.
     “Participant” is defined in Section 13.11.2.
     “Participating Lease” means any lease for Gaming Equipment entered into by the Operating Company or its Subsidiaries, as lessee, whereby the rental payable to the lessor thereunder, in whole or in part, is based upon a percentage of the revenues produced by the Gaming Equipment covered by such lease.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or any other applicable substantially similar state or territorial law (excluding, however, a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Greektown Holdings, any of its Subsidiaries or any corporation, trade or business that is, along with Greektown Holdings or any of its Subsidiaries, a member of a Controlled Group, has liability or a reasonable expectation of liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Percentage” means, relative to any Lender, the applicable percentage relating to such Lender’s portion of the Revolving Loan Commitment Amount, the Delayed Draw Term A Loan Commitment Amount, the Delayed Draw Term A-1 Loan Commitment Amount, the Delayed Draw Term B-1 Loan Commitment Amount or such Lender’s portion of the Letter of Credit Commitment Amount, as the case may be, as set forth on such Lender’s signature page attached hereto or as set forth in a Lender Assignment Agreement under the applicable column heading, in each case, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 13.11.1. A Lender shall not have any Commitment to make Delayed Draw Term Loans or Revolving Loans or participate in Letters of Credit, as the case may be, if its percentage under the applicable column heading is zero percent (0%).
     “Permanent Casino” means the Improvements constructed or to be constructed on the Permanent Casino Site and the Easements appurtenant thereto in accordance with the Development Agreement.
     “Permanent Casino Complex” means, collectively, the Permanent Casino, the Permanent Casino Site and the Easements appurtenant to the Permanent Casino Site.
     “Permanent Casino Site” means the portion of the Site and/or the Development Parcels on which the Permanent Casino is or is to be constructed.
     “Permit” means any material building, construction, land use, environmental or other permit, license, franchise, approval, consent and authorization (including central bank and planning board approvals from applicable Governmental Instrumentalities) required for or in connection with the construction, ownership, use, occupation and operation of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex, the demolition of Improvements on the Development Parcels and the transactions provided for in this Agreement and the other Operative Documents; provided, however, “Permit” shall not include any permit, license, approval, consent or authorization of the MGCB.
     “Permitted Asset Sale” is defined in Section 8.2.12.
     “Permitted Lien” means any of the following types of Liens (excluding, however, any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by

ERISA, any such Lien relating to or imposed in connection with any Environmental Claim and any such Lien expressly prohibited by any applicable terms of any of the Operative Documents):
          (a) Liens in favor of the Borrowers;
          (b) Liens securing the Obligations under the Operative Documents;
          (c) Liens set forth in Item 8.2.3 of the Disclosure Schedule;
          (d) (x) Liens for Impositions or (y) statutory Liens of landlords, and carriers’, warehousemen’s, construction, suppliers’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business or under the Construction Documents, in the case of each of items (x) and (y), with respect to amounts that either (1) are not yet delinquent or (2) are being contested in good faith by appropriate proceedings; provided, however, that, in each case, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
          (e) easements, rights-of-way, navigational servitude, restrictions, minor defects, minor encroachments or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of Greektown Holdings or any of its Subsidiaries, the Temporary Casino Complex, any of the Surplus Parcels, the Trappers Alley Parcel, any of the Development Parcels, or, if applicable, the Permanent Casino Complex;
          (f) Liens created by the Development Agreement;
          (g) licenses of patents, trademarks and other intellectual property rights granted by Greektown Holdings or its Subsidiaries in the ordinary course of business;
          (h) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (excluding, however, obligations for the payment of borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the DIP Collateral on account thereof, for amounts (x) not yet overdue or (y) that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the DIP Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the DIP Collateral on account of such Lien;
          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time due and payable or which is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (x) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (y) in case of any charge or claim which has or may become a Lien against any of the DIP Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such charge or claim;
     (j) judgment Liens not constituting an Event of Default;
     (k) Liens arising from precautionary UCC financing statement filings with respect to Operating Leases permitted under Section 8.2.8;
     (l) Liens securing the Prepetition Credit Agreement;
     (m) separate Liens granted by the Operating Company to each seller or lessor which is a party to each agreement set forth on Schedule V to secure the obligations of the Operating Company thereunder provided that the Lien so granted covers only the Gaming Equipment and the proceeds thereof that are to be provided under the applicable purchase order and no other DIP Collateral; and
     (n) a Lien granted by the Operating Company to the First National Bank of Kansas and Universal Premium Acceptance Corporation pursuant to the Insurance Premium Agreement to secure the obligations of the Operating Company thereunder provided that the Lien so granted covers only the actual amount of the premium to be refunded to the Borrowers thereunder and no other DIP Collateral.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, Governmental Instrumentality, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Petition Date” is defined in the recitals.
     “Plan” means any Pension Plan or Welfare Plan.
     “Plan of Reorganization” means the Joint Plans of Reorganization filed with the Bankruptcy Court by the Debtors and the Administrative Agent.9
     “Plans and Specifications” means all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Project that are prepared prior to or after the Effective Date listed on Schedule III, as the same may be amended in accordance with the applicable provisions of Sections 8.2.13(b), 8.2.26, 8.2.27 and 8.2.28.
     “Post-Default Carve-Out Account” is defined in clause (a) of Section 8.1.5.
     “Post-Default Carve-Out” is defined in clause (a) of Section 8.1.5.

[9]	Definition added by the Fourth Amendment to DIP Credit Agreement.

     “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or distributions, as applicable, or upon liquidation, dissolution or winding up.
     “Prepetition Agent” is defined in the recitals.
     “Prepetition Cash Collateral” means the Prepetition Lenders’ cash collateral, as defined in Section 363(a) of the Bankruptcy Code.
     “Prepetition Collateral” is defined in the recitals.
     “Prepetition Credit Agreement” is defined in the recitals.
     “Prepetition Issuer” is defined in the recitals.
     “Prepetition Lenders” is defined in the recitals.
     “Prepetition Loans” is defined in the recitals.
     “Prepetition Obligations” means “Obligations” as defined in the Prepetition Credit Agreement.
     “Prepetition Rate Protection Agreements” means the agreements as set forth on Schedule VI.
     “Prepetition Secured Parties” means, collectively, each Secured Party as such term is defined in the Prepetition Credit Agreement.
     “Professionals” means, collectively, any and all professional Persons, retained by one or more of the Borrowers or the Subsidiary Guarantors or the official committee of unsecured creditors appointed pursuant to an order of the Bankruptcy Court.
     “Project” is defined in the recitals.
     “Project Costs” means all costs incurred or to be incurred in accordance with the Construction Component of the Budget in connection with the development, design, engineering, procurement, installation, construction, Final Completion and opening of the Project, including:
     (a) all costs incurred under the Jenkins Skanska Contract and the Contracts;
     (b) insurance costs, legal fees and costs and expenses, financial advisory fees and expenses, technical fees and expenses (including fees and expenses of the Independent Consultants), management fees, agency fees (including fees and expenses of the Administrative Agent), taxes and other out-of-pocket expenses payable by the Borrowers or any of their Subsidiaries under all documents related to the financing and construction of the Project; and
     (c) the costs of acquiring Permits for the Project.

     “Project Documents” means, collectively, the Development Agreement, all Instruments evidencing ownership of portions of the Temporary Casino Complex by the Operating Company and its Subsidiaries, all Instruments evidencing ownership of the Permanent Casino Complex by the Operating Company and its Subsidiaries, in each case, as the same may be amended from time to time in accordance with the terms and conditions hereof and thereof.
     “QPAM Exemption” is defined in clause (c) of Section 2.8.
     “Real Property” means, relative to any Person, such Person’s present and future right, title and interest (including any leasehold estate) in
     (a) any plots, pieces or parcels of land;
     (b) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever;
     (c) any other interests in property constituting appurtenances to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, if applicable, the Permanent Casino Complex or which hereafter shall in any way belong, relate or be appurtenant thereto; and
     (d) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clause (c).
     “Realty Equity” is defined in the preamble.
     “Realty Equity Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000, made by Realty Equity, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded with the Wayne County (Michigan) Register of Deeds, covering the Real Property described on Exhibit L-6, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.
     “Register” is defined in clause (b) of Section 2.7.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Requested Advance Date” is defined in Section 5.3.2.
     “Required Insurance” is defined in clause (b) of Section 8.1.9.
     “Required Lenders” means, at any time,
     (a) Non-Defaulting Additional Loan Lenders holding at least 51% of the sum of the aggregate outstanding principal amount of the Additional Loans then held by such Non-Defaulting Additional Loan Lenders, and

     (b) Non-Defaulting Lenders holding at least 51% of the sum of the aggregate outstanding principal amount of the Loans then held by such Non-Defaulting Lenders, plus the Revolving Loan Commitment Amount (inclusive of the Letter of Credit Outstandings of such Non-Defaulting Lenders);
provided, however, that amendments affecting only one class of Lenders (with a separate class for the Revolving Lenders, the Delayed Draw Term A Lenders, the Delayed Draw Term A-1 Lenders and the Delayed Draw Term B-1 Lenders) will require the approval of the Non-Defaulting Lenders holding 51% or more of the principal amount of the Loans, Letters of Credit or Commitments for such class.
     “Required Minimum Contingency” means (x) an amount equal to five (5%) percent of the Direct Costs included in the Construction Component of the Budget submitted by the Borrowers and approved by the Administrative Agent in accordance with Section 8.1.3 reduced by (y) the product of (1) such Required Minimum Contingency amount multiplied by (2) the percentage of the Project completed on the date that the Advance is made.
     “Restricted Payment” is defined in clause (b) of Section 8.2.6.
     “Restructuring Advisor” means Conway, MacKenzie & Dunleavy, with the engagement led by Charles Moore, or any other individual approved by the Administrative Agent and the Co-Managers, as restructuring advisor to the Borrowers and Subsidiary Guarantors.
     “Retainage Amount” means, at any given time, amounts which have accrued and are owing under the terms of the Jenkins Skanska Contract, a Contract or a Subcontract, as the case may be, for work or services already provided but which at such time (and in accordance with the terms of the Jenkins Skanska Contract, the Contract or Subcontract, as the case may be) are being withheld from payment to Jenkins Skanska, a Contractor or a Subcontractor, as the case may be, until certain subsequent events (e.g., completion benchmarks) have been achieved under the Jenkins Skanska Contract or relevant Contract or Subcontract.
     “Revolving Lender” means, as the context may require, any Lender which has made a Revolving Loan Commitment or holds a Revolving Loan.
     “Revolving Loan” is defined in Section 2.1.2.
     “Revolving Loan Commitment” means, on any date, relative to any Revolving Lender, such Revolving Lender’s Percentage of the Revolving Loan Commitment Amount reduced by the principal amount of any Revolving Loans made by such Revolving Lender as of such date. The amount and Percentage of the Revolving Loan Commitment of each Revolving Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.
     “Revolving Loan Commitment Amount” means the aggregate principal amount of Revolving Loans which the Revolving Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Revolving Loan Commitment Amount shall not exceed $15,000,000 of which (x) an amount not to exceed $1,000,000 may be used to reimburse the Issuer for draws under the Letters of Credit and (y) the balance thereof, may be used by the Borrowers to make capital contributions to the Operating Company which it will use to fund construction and operating costs in accordance with the Budget. As of the Effective Date, $15,000,000 of the Revolving Loans are outstanding.
     “Revolving Loan Commitment Termination Date” means the earliest of
     (a) December 31, 2009;10
     (b) the date on which any Commitment Termination Event occurs; and
     (c) the DIP Facility Termination Date.
     “S&P” means Standard & Poor’s Ratings Group, Inc., a New York corporation, or any successor thereto.
     “Sales Process” is defined in clause (a) of Section 8.1.6.
     “Scope Change” means any change in the Work.
     “Second Amendment to DIP Credit Agreement” means the Second Amendment to Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement and Waiver Agreement and among the Borrowers, the Subsidiary Guarantors and MLCC, in its capacity as the Administrative Agent for the benefit of the Lenders, dated as of May 29, 2009.11
     “Secured Party” means the Lenders, the Issuer and the Administrative Agent and, in each case, their respective successors, transferees and assigns.
     “Senior Notes” means those certain senior unsecured notes in an amount of up to $185,000,000 issued by the Borrowers pursuant to an indenture dated December 2, 2005.
     “Site” is defined in the recitals and is more fully described in Exhibit L-1 hereto.
     “Source” is defined in Section 2.8.
     “Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.
     “Stated Expiry Date” is defined in Section 2.6.
     “Stated Maturity Date” means
     (a) with respect to all of the Delayed Draw Term Loans and Revolving Loans, the earlier of (x) December 31, 2009 or (y) the effective date of the Plan of Reorganization for the Borrowers;12

[10]	Amended by the Fourth Amendment to DIP Credit Agreement.

[11]	Definition added by the Second Amendment to DIP Credit Agreement.

[12]	Amended by the Fourth Amendment to DIP Credit Agreement.

     (b) with respect to all Revolving Loans, the proceeds of which are to fund all or a portion of any Letter of Credit Reimbursement Obligation, the second Business Day immediately following the Letter of Credit Disbursement Date.
     “Subcontract” means a contract between Jenkins Skanska and a Subcontractor which has been entered into in accordance with the Jenkins Skanska Contract.
     “Subcontractor” is defined in the Jenkins Skanska Contract.
     “Subsidiary” means, relative to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding capital stock (or other ownership interest) having ordinary voting power to elect the board of directors, managers or other voting members of the governing body of such Person (irrespective of whether at the time Capital Stock (or other ownership interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Except as otherwise indicated herein, references to Subsidiaries refer to Subsidiaries of Greektown Holdings.
     “Subsidiary Guarantor” and “Subsidiary Guarantors” are defined in the preamble.
     “Substantially Complete” is defined in the Jenkins Skanska Contract.
     “Supplemental Insurance Agreement” is defined in clause (b) of Section 8.1.9.
     “Surplus Parcels” is defined in the recitals.
     “TALP” means Trappers Alley Limited Partnership.
     “Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.
     “Tax Certificate” means a Tax Certificate substantially in the form of Exhibit H hereto.
     “Temporary Casino” is defined in the recitals.
     “Temporary Casino Complex” is defined in the recitals.
     “TGCP” is defined in the preamble.
     “TGCP Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000, made by TGCP, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded in Liber 44031, Page 189 of the Official Records of Wayne County,

Michigan, covering the Real Property described on Exhibit L-2, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.
     “Third Amendment to DIP Credit Agreement” means the Third Amendment to Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement and Waiver Agreement and among the Borrowers, the Subsidiary Guarantors and MLCC, in its capacity as the Administrative Agent for the benefit of the Lenders, dated as of July 23, 2009.
     “Transaction” means the transactions contemplated by the Operative Documents and the Construction Documents.
     “Transaction Documents” means, collectively, the Construction Documents and the Operative Documents.
     “Trappers Alley Lease” means, on any date, the Lease, between the Operating Company and TALP dated as of February 1, 1999, (i) as amended by the First Amendment to Lease Agreement, dated as of July 30, 1999, and the Second Amendment to Lease Agreement, dated as of November 19, 1999, and (ii) as assigned by that certain Assignment and Assumption of Lease Agreement dated April 30, 2001 by TALP, as assignor, to TGCP, as assignee, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof.
     “Trappers Alley Parcel” means that portion of the Site leased by TALP to the Operating Company pursuant to the Trappers Alley Lease, as more particularly described in Exhibit L-2 hereto.
     “Tribe” is defined in the recitals.
     “type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “Unallocated Contingency Balance” means an amount equal to (x) the Required Minimum Contingency amount minus (y) contingency amounts allocated to Line Items for Project Costs in the Construction Component of the Budget in the discretion of the Borrowers, provided that the Unallocated Contingency Balance is not less than the Required Minimum Contingency after such allocations are taken into account; plus (z) the difference between the budgeted amount for a Line Item in the Construction Component of the Budget and the actual Project Cost for such Line Item, if the Borrowers elect to allocate such difference to the Unallocated Contingency Balance.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “Unsuitable Lender” is defined in clause (c) of Section 4.11.
     “U.S. Trustee” means the United States Trustee for the Eastern District of Michigan, Southern Division.

     “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     “Wells Fargo” means Wells Fargo Foothill, Inc.
     “Work” is defined in the Jenkins Skanska Contract.
     SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, any Borrowing Request, Advance Request, Letter of Credit Issuance Request, Continuation/Conversion Notice, Compliance Certificate, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document. All references in the Loan Documents to the “DIP Credit Agreement” (whether to the defined term individually or if identified as the Senior Secured Superpriority Debtor-In-Possession Credit Agreement dated as of June 9, 2008, by and among the Borrowers, the Subsidiary Guarantors, the Original Lenders, the Issuer and the Administrative Agent) shall be deemed to refer to this Agreement.
     SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any item or clause are references to such item or clause of such Article, Section or definition.
     SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, and all accounting determinations and computations hereunder or thereunder (including under Section 8.2.4) shall be made, in accordance with the generally accepted accounting principles (“GAAP”) applied in the United States in the preparation of the financial statements to be provided by Greektown Holdings and its Subsidiaries from time to time in accordance with Section 8.1.1. If any change in accounting principles from those used in the preparation of the audited financial statement referred to in Section 7.6 hereafter occasioned by the promulgation of any rule, regulation, pronouncement, interpretation or opinion by or required by GAAP would result in a change in the method of calculation of financial covenants, standards or terms found in clause (b) of Section 8.1.1 or Section 8.2.4, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for determining compliance with such Sections shall be the same after such change as if such change had not been made; provided, however, the parties hereto agree to construe all terms of an accounting or financial nature in accordance with GAAP as in effect prior to any such change in accounting principles until the parties hereto have amended the applicable provisions of this Agreement.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, AND LETTERS OF CREDIT
     SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement;
     (a) each Lender severally agrees to make Loans pursuant to its Commitments, in each case as described in this Section 2.1; and
     (b) (i) pursuant to Section 2.1.3, (x) the Issuer agrees that it will issue Letters of Credit, and (ii) each Lender that has a Revolving Loan Commitment severally agrees that it will purchase a participation interest in such Letters of Credit pursuant to Section 2.6.1 and that such Lender shall fund promptly, to the extent of its then existing Revolving Loan Commitment, the amount of any Letter of Credit Reimbursement Obligation required to be funded by such Lender in accordance with Section 2.6.3.
No Lender shall have any liability for the failure of another Lender to make its Commitment available or to advance such Lender’s Percentage of any Loans to be made to the Borrowers.
     SECTION 2.1.1 Delayed Draw Term Loans and Delayed Draw Term Loan Commitments. (a) On any Business Day occurring from and after the Original Closing Date but prior to the Delayed Draw Term Loan Commitment Termination Date, each Delayed Draw Term A Lender that has a Delayed Draw Term A Loan Commitment will make a loan (relative to such Lender, its “Delayed Draw Term A Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of such Borrowing of the Delayed Draw Term A Loans to be made to the Borrowers on such day for Project Costs in accordance with the Construction Component of the Budget (or repayment of Revolving Loans which previously funded such Project Costs), and to the extent not funded from Revolving Loans, for payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. On the terms and subject to the conditions hereof, the Borrowers may prepay the Delayed Draw Term A Loans but no amount paid or prepaid with respect to the Delayed Draw Term A Loans may be reborrowed.
     (b) On any Business Day occurring from and after the Effective Date but prior to the Delayed Draw Term Loan Commitment Termination Date, each Delayed Draw Term A-1 Lender that has a Delayed Draw Term Loan Commitment will make a loan (relative to such Lender, its “Delayed Draw Term A-1 Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of such Borrowing of the Delayed Draw Term A-1 Loans to be made to the Borrowers on such day for (i) Project Costs in accordance with the Construction Component of the Budget (or repayment of Revolving Loans which previously funded such Project Costs), (ii) operating costs incurred by the Operating Company in accordance with the Operating Component of the Budget, and (iii) to the extent not funded from Revolving Loans, for payment of amounts necessary for the

Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. On the terms and subject to the conditions hereof, the Borrowers may prepay the Delayed Draw Term A-1 Loans but no amount paid or prepaid with respect to the Delayed Draw Term A-1 Loans may be reborrowed. The Delayed Draw Term A-1 Loans shall be available (x) only after the Borrowers have fully drawn the Delayed Draw Term A Loans and (y) for operating costs incurred by the Operating Company in accordance with the Operating Component of the Budget only after (1) the Confirmation Date, (2) the Borrowers have funded all Project Costs in accordance with the Construction Component of the Budget and (3) the Delayed Draw Term B-1 Loans have been fully drawn by the Borrowers.13
     (c) On any Business Day occurring from and after the Effective Date but prior to the Delayed Draw Term B-1 Loan Commitment Termination Date, each Delayed Draw Term B-1 Lender that has a Delayed Draw Term B-1 Loan Commitment will make a loan (relative to such Lender, its “Delayed Draw Term B-1 Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of such Borrowing of the Delayed Draw Term B-1 Loans to be made to the Borrowers on such day for (i) Project Costs in accordance with the Construction Component of the Budget, (ii) operating costs incurred by the Operating Company in accordance with the Operating Component of the Budget, and (iii) to the extent not funded from Revolving Loans, for payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. On the terms and subject to the conditions hereof, the Borrowers may prepay the Delayed Draw Term B-1 Loans but no amount paid or prepaid with respect to the Delayed Draw Term B-1 Loans may be reborrowed. The Delayed Draw Term B-1 Loans shall be available (x) for Project Costs in accordance with the Construction Component of the Budget only after the Borrowers have fully drawn the Delayed Draw Term A Loans and (y) at the amount(s) set forth in Section 8.1.38 upon the Borrowers’ satisfaction of the Additional DIP Milestones by the applicable Additional DIP Milestone Dates.
     SECTION 2.1.2 Revolving Loans and Revolving Loan Commitments. From time to time on any Business Day occurring from and after the Original Closing Date but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Revolving Loan Commitment will make a loan (relative to such Lender, its “Revolving Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrowers to be made on such day. The balance of the Revolving Loan Commitments shall only be available to the Borrowers from time to time to reimburse the Issuer for, or fund drawings of, one or more Letters of Credit up to the maximum aggregate Stated Amount of $1,000,000. Proceeds from the Revolving Loans (x) may be used to reimburse the Issuer for draws under the Letters of Credit to be issued by the Issuer hereunder subject to the terms hereof, and (y) the balance thereof, may be used by the Borrowers to fund (A) prior to the

[13]	Amended by the Fourth Amendment to DIP Credit Agreement.

Delayed Draw Term Loan Commitment Termination Date, Project Costs which, pursuant to the Construction Component of the Budget, are to be funded from the Delayed Draw Term A Loans or the Delayed Draw Term A-1 Loans but payment of such Project Costs is required before the date of the next Advance, (B) after the Delayed Draw Term Loan Commitment Termination Date, Project Costs, (C) operating costs incurred by the Operating Company in accordance with the Operating Component of the Budget, and (D) to the extent not funded from Delayed Draw Term Loans, for payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. The Borrowers shall submit a Borrowing Request under Section 2.3.1 for funding of Project Costs from Revolving Loans pursuant to items (A) and (B) above. Immediately after funding Project Costs from Revolving Loans pursuant to item (A) above, the Borrowers will include in its next Advance Request a request for Delayed Draw Term A Loans or the Delayed Draw Term A-1 Loans, as applicable, in the amount so funded from Revolving Loans pursuant to item (A), the proceeds of which will be applied by the Borrowers to prepay the Revolving Loans in such amount on the date that the Advance therefor is made. Notwithstanding anything to the contrary set forth in this Agreement, the Borrowers and the Subsidiary Guarantors will prepay such Revolving Loans made under item (A) above from proceeds of such Delayed Draw Term A Loans or Delayed Draw Term A-1 Loans and shall not use Available Cash for such prepayment. From and after the time all Delayed Draw Term Loans have been repaid in full in accordance with this Agreement and so long as no Default exists, the Borrowers may from time to time borrow, prepay and reborrow the Revolving Loans on the terms and subject to the conditions hereof (except as limited under clause (b) of Section 3.1.1), the proceeds of which shall be used by the Borrowers to make capital contributions to the Operating Company which it will use as set forth in this Section 2.1.2.
     SECTION 2.1.3 Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Original Closing Date but prior to the Revolving Loan Commitment Termination Date, the Issuer will issue one or more standby letters of credit (the “Letter of Credit”) in form reasonably satisfactory to the Borrowers for the benefit of the Operating Company in the Stated Amount requested by the Borrowers on such day. The Letters of Credit shall expire no later than May 25, 2009; provided, however, subject to the terms hereof, from time to time the Issuer may extend the Stated Expiry Date of any such Letter of Credit to December 18, 2009.14
     SECTION 2.1.4 Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of:
     (a) all Revolving Loans
               (i) of all Lenders with a Revolving Loan Commitment would exceed the Revolving Loan Commitment Amount reduced by the aggregate amount of the outstanding Revolving Loans and the aggregate amount of all Letter of Credit Outstandings, or

[14]	Amended by the Fourth Amendment to DIP Credit Agreement.

               (ii) of such Lender with a Revolving Loan Commitment would exceed such Lender’s Revolving Loan Commitment reduced by the aggregate amount of such Lender’s outstanding Revolving Loans and such Lender’s Percentage of the aggregate amount of all Letter of Credit Outstandings; or
(b) all Delayed Draw Term Loans
               (i) of all Delayed Draw Term Lenders with a Delayed Draw Term Loan Commitment would exceed the Delayed Draw Term Loan Commitment Amount reduced by the aggregate amount of the outstanding Delayed Draw Term Loans, or
               (ii) of such Delayed Draw Term Lender with a Delayed Draw Term Loan Commitment would exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment reduced by such Lender’s then outstanding Delayed Draw Term Loans.
     SECTION 2.1.5 Issuer Not Permitted or Required to Issue Letters of Credit. The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.
     SECTION 2.1.6 Reduction of the Commitments.
     (a) The Borrowers may, from time to time on any Business Day occurring after completion of the Permanent Casino Complex, voluntarily reduce first, the Delayed Draw Term A-1 Loan Commitment Amount, second, the Delayed Draw Term B-1 Loan Commitment Amount and thereafter, the Delayed Draw Term A Loan Commitment Amount or the Revolving Loan Commitment Amount on the Business Day so specified by the Borrowers; provided, however, that no such reduction of the Revolving Loan Commitment Amount shall apply to Letter of Credit Outstandings and all such reductions shall require at least one (1) Business Day’s prior written notice to the Administrative Agent and be permanent. Any partial reduction of the Delayed Draw Term A Loan Commitment Amount, the Delayed Draw Term A-1 Loan Commitment Amount, the Delayed Draw Term B-1 Loan Commitment Amount or the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. Any such reduction shall be made pro rata according to the respective Percentage of the relevant Lender.
     (b) The Delayed Draw Term B-1 Required Lenders may reduce the Delayed Draw Term B-1 Loan Commitment Amount to the amount(s) set forth in Section 8.1.38 if the Borrowers fail to satisfy the Additional DIP Milestones by the applicable Additional DIP Milestone Dates.
     SECTION 2.1.7 Termination of Commitments. The Delayed Draw Term A Loan Commitments and the Delayed Draw Term A-1 Loan Commitments shall terminate automatically and without further action on the Delayed Draw Term Loan Commitment Termination Date. The Delayed Draw Term B-1 Loan Commitments shall terminate automatically and without further action on the Delayed Draw Term B-1 Loan Commitment Termination Date. The Revolving Loan Commitments shall terminate automatically and without further action on the Revolving Loan Commitment Termination Date.
     SECTION 2.2 Use of Available Cash and Cash Collateral. The Revolving Loans and the Delayed Draw Term B-1 Loans shall be available only after the Loan Parties use all of their cash that constitutes Available Cash in the amount set forth in the most recent report to be delivered to the Administrative Agent pursuant to clause (e) of Section 8.1.1 to fund the amounts set forth in the applicable Borrowing Request or Advance Request; provided, however, that the Borrowers and the Subsidiary Guarantors shall not spend any cash, including cash collateral and Available Cash except as approved pursuant to the Budget. The Borrowers and the Subsidiary Guarantors will use all Available Cash to fund the Operating Component of the Budget; provided, however, that if at any time the Borrowers and the Subsidiary Guarantors have Excess Available Cash, such Excess Available Cash shall be applied to the prepayment of the Delayed Draw Term Loans, the Revolving Loans and the Prepetition Loans in accordance with clause (b) of Section 3.1.1. The use of Available Cash by the Borrowers and the Subsidiary Guarantors shall terminate from and after acceleration of the DIP Facility by the Required Lenders upon the occurrence of an Event of Default.
     SECTION 2.3 Borrowing Procedure. Loans shall be made by the Lenders in accordance with this Section 2.3 and, in the case of Loans for construction costs in accordance with the Construction Component of the Budget, Article V.
     SECTION 2.3.1 Borrowing Procedure. On the terms and subject to the conditions of this Agreement, by delivering a Borrowing Request (a) in the case of Revolving Loans for operating costs set forth in the Operating Component of the Budget, or for Project Costs set forth in the Construction Component of the Budget, as applicable, or (b) in the case of Delayed Draw Term A-1 Loans15 or Delayed Draw Term B-1 Loans for operating costs set forth in the Operating Component of the Budget, or an Advance Request in the case of Delayed Draw Term A Loans, Delayed Draw Term A-1 Loans or Delayed Draw Term B-1 Loans for Project Costs set forth in the Construction Component of the Budget, to the Administrative Agent on or before 10:00 a.m., New York City time, on a Business Day, Greektown Holdings may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five (5) Business Days’ notice, that a Borrowing be made. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request or Advance Request, as applicable, executed by an Authorized Representative of the Borrowers and the Subsidiary Guarantors to the effect that (i) the proposed Credit Extension and its intended use are consistent with the terms of the Loan Documents and the Budget and are necessary, after giving effect to the application of Available Cash as set forth herein, (ii) the Borrowers and the Subsidiary Guarantors have observed or performed all of their covenants and other agreements and have satisfied in all material respects every condition contained in the Loan Documents to be observed, performed or satisfied by one or more of them, and (iii) such Authorized Representative has no knowledge of any Default. On or before 2:00 p.m. (New York City time)

[15]	Amended by the Fourth Amendment to DIP Credit Agreement.

on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds for Loans are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the account specified in the Borrowing Request or Advance Request, as the case may be.
     SECTION 2.3.2 Delayed Draw Term Loans.
     (a) On the terms and subject to the conditions of this Agreement and prior to the Delayed Draw Term Loan Commitment Termination Date, Greektown Holdings may from time to time irrevocably request that Delayed Draw Term A Loans and Delayed Draw Term A-1 Loans be made by the Lenders. Any such request for such unfunded Delayed Draw Term A Loans and Delayed Draw Term A-1 Loans shall be made in accordance with Section 2.3.1 and Article V.
     (b) On the terms and subject to the conditions of this Agreement and prior to the Delayed Draw Term B-1 Loan Commitment Termination Date, Greektown Holdings may from time to time irrevocably request that Delayed Draw Term B-1 Loans be made by the Lenders. Any such request for such unfunded Delayed Draw Term B-1 Loans shall be made in accordance with Section 2.3.1 and Article V.
     SECTION 2.3.3 Revolving Loans. On the terms and subject to the conditions of this Agreement prior to the Revolving Loan Commitment Termination Date, Greektown Holdings may from time to time irrevocably request that Revolving Loans be made by the Lenders. Any such request for such Revolving Loans shall be made in accordance with Section 2.3.1 and Article V; provided, however, that any of the Revolving Loans which are advanced by the Lenders to reimburse the Issuer for, or fund draws under, a Letter of Credit shall be made in accordance with Sections 2.6.1 and 2.6.2.
     SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., New York City time, on a Business Day, Greektown Holdings may from time to time irrevocably elect, on not less than one (1) Business Day’s notice in the case of conversion to Base Rate Loans, or three (3) Business Days’ notice in the case of continuation of or conversion to LIBO Rate Loans, and in either case not more than five (5) Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000, in the case of LIBO Rate Loans, or an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000, in the case of Base Rate Loans, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three (3) Business Days (but not more than five (5) Business Days) before the last day of the then current Interest Period with respect thereto, but subject in all events to clause (y) in the proviso of this sentence, such LIBO Rate Loan shall, on such last day, automatically convert to a LIBO Rate Loan having a one (1) month Interest Period); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.
     SECTION 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its relevant interbank eurodollar market.
     SECTION 2.6 Letter of Credit Issuance Procedures. By delivering to the Administrative Agent (i) a Letter of Credit Issuance Request and (ii) if requested by the Issuer, the Issuer’s standard letter of credit application, in each case, on or before 10:00 a.m., New York City time, on a Business Day, Greektown Holdings may, subject to the terms set forth in Section 2.1.3, from time to time irrevocably request, on not less than three (3) nor more than ten (10) Business Days’ notice that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit in such form as may be requested by Greektown Holdings and approved by the Issuer, solely for the benefit of the Operating Company to fund, or secure payment of construction or operating costs set forth in the Budget. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than December 18, 2009.16
     SECTION 2.6.1 Other Lenders’ Participation. With respect to each Letter of Credit issued or outstanding pursuant hereto, and without further action, each Revolving Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Letter of Credit Commitment, a participation interest in such Letter of Credit (including any Letter of Credit Reimbursement Obligation with respect thereto), and each Revolving Lender (other than the Issuer) shall, to the extent of its then existing Revolving Loan Commitment, be responsible for funding promptly (and in any event within one (1) Business Day) to the Issuer such Lender’s Percentage of any Letter of Credit Reimbursement Obligation which has not otherwise been reimbursed by the Borrowers in accordance with Section 2.6.3. In addition, each Revolving Lender shall, to the extent of its Revolving Loan Commitment, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.5 with respect to each Letter of Credit (but not the Fronting Fee payable to the Issuer of such Letter of Credit pursuant to Section 3.3.6) and of interest payable pursuant to Section 3.2 with respect to any Letter of Credit Reimbursement Obligation. To the extent that a Revolving Lender has reimbursed any Issuer for a Letter of Credit Disbursement as required by this Section 2.6.1, such Revolving Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Letter of Credit Disbursement. The obligations of each Revolving Lender under this Section 2.6.1 are obligatory on the part of each Revolving Lender,

[16]	Amended by the Fourth Amendment to DIP Credit Agreement.

such obligations of each Revolving Lender shall be performed whether or not a Default exists hereunder and whether or not the conditions set forth in Article VI of this Agreement have been satisfied, shall be absolute, unconditional, and irrevocable, and shall be performed by each Revolving Lender strictly in accordance with the terms and provisions of this Agreement, under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment which the Revolving Lenders, individually or collectively, may have or have had against the Issuer, the other Lenders or the Administrative Agent, shall not be subject to the requirement that the Borrowers reimburse the Issuer for any sight drafts presented under any Letter of Credit and shall be independent of all of the obligations of the Borrowers, the Lenders and/or the Administrative Agent. Notwithstanding anything to the contrary in this Section 2.6.1, so long as any Letter of Credit is outstanding and supports an obligation, each of the Revolving Lenders shall have the absolute obligation, including in the event that the beneficiary of a Letter of Credit draws on such Letter of Credit (pursuant to a right set forth in such Letter of Credit or otherwise) after a Commitment Termination Event with respect to the Revolving Loans occurs, to make a Revolving Loan to the Borrowers in accordance with Section 2.6.2 and disburse the proceeds thereof directly to the Issuer.
     SECTION 2.6.2 Letter of Credit Disbursements. The Issuer will notify Greektown Holdings and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (the “Letter of Credit Disbursement Date”) such payment shall be made (each such payment, a “Letter of Credit Disbursement”). Immediately thereafter, the Administrative Agent shall give telephonic and facsimile notice to the Revolving Lenders of the presentation of such sight draft, the amount of such sight draft, the date on which payment thereon has been or will be made, and the Percentage of each such Revolving Lender in the amount of such sight draft together with a copy of the sight draft and accompanying documents. A copy of such sight draft, together with such accompanying documents, shall, for purposes of this Agreement, be deemed to be a Borrowing Request for a Revolving Loan to each of the Revolving Lenders which, on the date of such Borrowing, shall bear interest at the Base Rate. Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such Letter of Credit Disbursement to the beneficiary (or its designee) of such Letter of Credit. Prior to 2:00 p.m., New York City time, on the first Business Day following the date on which notice was given by the Administrative Agent to the Revolving Lenders, the Revolving Lenders shall advance as an obligatory advance hereunder a Revolving Loan to the Administrative Agent (whether or not the Borrowers have satisfied the conditions set forth in Article VI of this Agreement), for the account of the Issuer, in an amount equal to such Revolving Lender’s Percentage of the amount which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum then in effect for Base Rate Loans (with the Applicable Base Rate Margin accruing on such amount) pursuant to Section 3.2 for the period from the Letter of Credit Disbursement Date through the date of such reimbursement. The Revolving Loans made pursuant to this Section 2.6.2 shall be applied to the payment of such sight draft (and at the election of the Issuer be advanced directly to the beneficiary) and shall not be used for any other purpose. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Letter of Credit Disbursement by means of a Borrowing of Revolving Loans made pursuant to this Section 2.6.2. Upon the occurrence and during the continuance of an Event of Default under Section 9.1.9, all amounts payable by the Revolving Lenders pursuant to this Section 2.6.2 shall be deemed to be the funding to the Issuer of each such Revolving Lender’s Percentage of such Letter of Credit Reimbursement Obligation in accordance with Section 2.6.1.
     SECTION 2.6.3 Reimbursement. The obligation (a “Letter of Credit Reimbursement Obligation”) of the Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Letter of Credit Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse the Issuer, each Revolving Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or such Revolving Lender, as the case may be, may have or have had against the Issuer or any other Revolving Lender, including any defense based upon the failure of any Letter of Credit Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion such Letter of Credit Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Letter of Credit Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrowers or such other Revolving Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Letter of Credit Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.
     SECTION 2.6.4 Deemed Letter of Credit Disbursements. Either (i) with notice from the Administrative Agent or (ii) upon the occurrence and during the continuance of an Event of Default under Section 9.1.9,
     (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding hereunder shall, without demand upon or notice to the Borrowers, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and
     (b) upon notification by the Administrative Agent to Greektown Holdings of its obligations under this Section, the Borrowers shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer, in which case the last four sentences of Section 2.6.2 shall apply.
Any amounts so payable by the Borrowers pursuant to this Section 2.6.4 shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuer, and the Administrative Agent shall make disbursements thereof from time to time to reimburse the Issuer for payments made by the Issuer with respect to Letters of Credit. At such time when the Default giving rise to the deemed disbursements hereunder shall have been cured (and, in the case of an Event of Default, such cure is accepted by the Administrative Agent and the Loans are reinstated by the Lenders or the Required Lenders, as applicable, in accordance with this Agreement) or waived, the Administrative Agent shall return to Greektown Holdings all amounts then on deposit with the

Administrative Agent pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.
     SECTION 2.6.5 Nature of Letter of Credit Reimbursement Obligations. The Borrowers and, to the extent set forth in Section 2.6.1, each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise; or
     (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Letter of Credit Disbursement under a Letter of Credit.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Revolving Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrowers and each such Revolving Lender, and shall not put such Issuer under any resulting liability to the Borrowers or any such Revolving Lender, as the case may be.
     SECTION 2.7 Register.
     (a) The Administrative Agent agrees to record in the Register each Borrowing and each Lender’s Loan referenced in Section 2.6.2. The Administrative Agent shall make appropriate entries in the Register which shall evidence, inter alia, the date of each Borrowing, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans and the date and amount of all payments made with respect to the Loans (each Lender shall make corresponding entries in its books and records). Such entries by the Administrative Agent in the Register shall be conclusive and binding on the Borrowers and the Lenders absent manifest error; provided, however, that the failure of the Administrative Agent to make any such entries shall not limit or otherwise affect any Obligations of the Borrowers or any other Obligor.

     (b) Each Borrower hereby designates the Administrative Agent to serve as each Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a duly executed Lender Assignment Agreement. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
     SECTION 2.8 Source of Funds. Each Lender agrees that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) which have been or will be used by the Lender to fund the Loan:
     (a) the Source is an “insurance company general account” (as the term is defined in PTE 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or an affiliate(s) thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the most recent NAIC Annual Statement filed with the undersigned’s state of domicile; or
     (b) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as the Lender making the statement in this clause (b) has disclosed to the Borrowers in writing pursuant to this clause (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund and the conditions of Part III of each of PTE 90-1 and PTE 91-38 are satisfied; or
     (c) the Source constitutes assets of an “investment fund(s)” (within the meaning of Part V of PTE 84-14, (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of the QPAM Exemption are satisfied, neither QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in a Borrower (A) the identity of such QPAM and (B) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to each Borrower in writing pursuant to this clause (c); or
     (d) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV or the INHAM Exemption), the conditions of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(e) of the INHAM Exemption) owns a 5% or more interest in a Borrower and (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to each Borrower in writing pursuant to this clause (d); or
     (e) the Source is a governmental plan; or
     (f) the Source does not include and is not deemed to include, assets of any Plan subject to Title I of ERISA and/or Section 4975 of the Code.
As used in this Section 2.8 “separate account” shall have the meaning assigned to such term in Section 3 of ERISA.
     SECTION 2.9 Superpriority Nature of Obligations and Loans. (a) Except as otherwise provided in the Orders, the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, shall have the senior secured status afforded by Sections 364(c) and 364(d) of the Bankruptcy Code, all as more fully provided in the Orders; provided, however, that such Liens granted for the benefit of the Additional Loan Lenders shall be superior in priority to such Liens granted to the Original Lenders.
     (b) Except as otherwise provided in the Orders, the Obligations shall constitute superpriority administrative expense claims in each of the Cases, as more fully provided in the Orders; provided, however, that the Additional Loan Lenders shall have superpriority administrative expense claims superior to the superpriority administrative expense claims of the Original Lenders. Except as expressly set forth herein or in the Orders, no other claim having a priority superior or pari passu to that granted to the Obligations shall be granted or approved.
     SECTION 2.10 No Discharge; Survival of Claims. (a) The Obligations hereunder shall not be discharged (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) by the entry of an order (i) confirming any plan of reorganization in any of the Cases unless paid in full in cash; (ii) converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code or (iii) dismissing any of the Cases and (b) until the full and indefeasible payment of the Obligations, the superpriority administrative claim granted to the Obligations and all Liens granted to the Administrative Agent shall continue in full force and effect and maintain their priority as set forth in the Orders.
     SECTION 2.11 Waiver of any Priming Rights. Other than the Carve-Out and the Post-Default Carve-Out or as expressly provided for in the Orders, each Borrower and each Subsidiary Guarantor hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or superior priority than the Liens securing the Obligations, or to approve or grant a claim of equal or superior priority to the Obligations.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1 Repayments and Prepayments; Application.
     SECTION 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.
     (a) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of first, the Delayed Draw Term A-1 Loans, second, the Delayed Draw Term B-1 Loans and thereafter the Delayed Draw Term A Loans, provided, however, that
     (i) all such voluntary prepayments shall require at least one (1) but no more than five (5) Business Days’ prior written notice to the Administrative Agent; and
     (ii) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $3,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $3,000,000 and an integral multiple of $1,000,000.
     (b) The Borrowers shall make mandatory prepayments of principal (the “Mandatory Prepayments”) pursuant to Section 2.2 in an amount equal to the Excess Available Cash set forth in the report to the Administrative Agent and the Prepetition Agent pursuant to clause (e) of Section 8.1.1, which shall be applied in accordance with Section 3.1.2; provided, however, amounts shall be applied to Delayed Draw Term B-1 Loans prior to any Delayed Draw Term A-1 Loans and thereafter, at the Borrowers’ option, to the Delayed Draw Term A Loans or the Revolving Loans, but no amount paid or prepaid with respect to the Delayed Draw Term B-1 Loans, the Delayed Draw Term A-1 Loans, the Delayed Draw Term A Loans or the Revolving Loans may be reborrowed. Each Mandatory Prepayment set forth in the immediately preceding sentence shall be paid to the Administrative Agent and applied in accordance with this Agreement. The portion of the Mandatory Prepayments allocable to the Delayed Draw

Term B-1 Loans, the Delayed Draw Term A-1 Loans, the Delayed Draw Term A Loans or the Revolving Loans will be applied pro rata among the outstanding principal balances thereof based on the aggregate principal amount of the Delayed Draw Term B-1 Loans, the Delayed Draw Term A-1 Loans, the Delayed Draw Term A Loans or the Revolving Loans then outstanding. If, after giving effect to such Mandatory Prepayments, the outstanding principal balances of the Delayed Draw Term B-1 Loans, the Delayed Draw Term A-1 Loans, the Delayed Draw Term A Loans and the Revolving Loans have been reduced to zero, the unapplied portion thereof shall be applied to the outstanding Prepetition Loans in accordance with the terms of the Prepetition Credit Agreement.
     (c) In addition to the Mandatory Prepayments, the entire outstanding principal balance of all Loans shall become immediately due and payable (and any outstanding Letters of Credit shall be cash collateralized as contemplated by Section 2.6.4) and the obligation of any Revolving Lender to make a Revolving Loan (other than pursuant to Section 2.6.2) or any Delayed Draw Term Lender to make a Delayed Draw Term Loan shall automatically terminate upon (i) a sale, transfer or conveyance of all or a portion of the Temporary Casino Complex, the Surplus Parcels (unless permitted under Section 8.2.12), the Trappers Alley Parcel, the Development Parcels (unless permitted under Section 8.2.12) or the Permanent Casino Complex, (ii) the occurrence of a Change of Control or (iii) the occurrence of an Event of Default under Section 9.1.9.
     SECTION 3.1.2 Application. Amounts paid or prepaid pursuant to Section 3.1.1 (other than amounts paid to the Prepetition Agent which shall be applied in accordance with the Prepetition Credit Agreement) shall be applied as set forth in this Section.
     (a) So long as no Event of Default has occurred and is continuing, and except as otherwise set forth in clause (b) of Section 3.1.1, the Lenders shall apply all amounts received in accordance with the provisions of this Agreement first, to all Obligations (other than principal and interest on the Loans), second, to accrued and unpaid interest on the Loans, third, to the outstanding principal amount of Delayed Draw Term A-1 Loans being maintained as Base Rate Loans, fourth, to the outstanding principal amount of Delayed Draw Term A-1 Loans being maintained as LIBO Rate Loans, fifth, to the outstanding principal amount of Delayed Draw Term B-1 Loans being maintained as Base Rate Loans, sixth, to the outstanding principal amount of Delayed Draw Term B-1 Loans being maintained as LIBO Rate Loans; seventh, to the outstanding principal amount of Delayed Draw Term A Loans being maintained as Base Rate Loans; eighth, to the outstanding principal amount of Delayed Draw Term A Loans being maintained as LIBO Rate Loans; ninth, to the outstanding principal amount of Revolving Loans being maintained as Base Rate Loans, tenth, to the outstanding principal amount of Revolving Loans being maintained as LIBO Rate Loans, and eleventh, to the Prepetition Obligations in accordance with the Prepetition Credit Agreement; provided, however, that payments and prepayments made pursuant to Section 3.1.1, if not made on the last day of the Interest Period with respect thereto, shall be prepaid subject to the provisions of Section 4.4. Insofar as amounts allocated under the eleventh priority above are allocated to Prepetition Loans which are, otherwise, of equal priority, some of which are maintained as Base Rate Loans and some of which are maintained as LIBO Rate Loans, such amounts shall be allocated first to the Base Rate Loans and then to LIBO Rate Loans.

     (b) After an Event of Default has occurred and so long as such Event of Default is continuing, all amounts received by the Lenders shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lenders under the Loan Documents, second, to the costs and expenses of protecting and preserving the DIP Collateral, third, to the costs and expenses of enforcing the rights of the Lenders under this Agreement and the other Operative Documents, fourth, to all other Obligations due under this Agreement and the other Operative Documents (other than principal and interest on the Loans), fifth, to the Additional Loan Lenders for accrued and unpaid interest on the Additional Loans, sixth, ratably among the aggregate outstanding principal balance of the Additional Loans, seventh, to the Original Lenders for accrued and unpaid interest on the Original Loans, eighth, ratably among the aggregate outstanding principal balance of the Original Loans and, after all amounts evidenced and secured by the Loan Documents have been indefeasibly paid in full and Greektown Holdings and its Subsidiaries have performed their obligations under the Loan Documents, the balance, if any, shall be applied against the Prepetition Obligations in accordance with the Prepetition Credit Agreement.
     (c) Each payment and prepayment of the principal amount of the Loans shall be applied to the outstanding principal amount of Loans of the Borrowers in inverse order of maturity.
     SECTION 3.1.3 Cash Collateral Account. On or prior to May 31, 200917, the Cash Collateral Account shall be established by the Borrowers and the Administrative Agent in accordance with this Agreement.18 The Cash Collateral Account shall be subject to the sole dominion and control of the Administrative Agent. There shall be deposited into the Cash Collateral Account all net proceeds in respect of any Asset Sale no later than three (3) days after receipt to be held and disbursed in accordance with the Cash Collateral Account Agreement.
     SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans and the Letter of Credit Reimbursement Obligations shall accrue and be payable in accordance with this Section 3.2.
     SECTION 3.2.1 Rates. Subject to (x) Section 2.3.1 and (y) clause (y) in the proviso in the last sentence of Section 2.4, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, Greektown Holdings may elect that Loans comprising a Borrowing accrue interest at a rate per annum:
     (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Base Rate Margin; and
     (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable LIBO Rate Margin.

[17]	Amended by the Second Amendment to DIP Credit Agreement.

[18]	Amended by the First Amendment to DIP Credit Agreement.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.
     SECTION 3.2.2 Post-Default Rates. From and after the occurrence of an Event of Default (and only during such period that such Event of Default is continuing), the Borrowers shall pay in the case of any overdue amounts in respect of Loans or other monetary obligations, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to, (a) in the case of Loans, the rate (inclusive of the Applicable Base Rate Margin or the Applicable LIBO Rate Margin, as applicable) that would otherwise be applicable to such Loans pursuant to Section 3.2.1 plus 2.00% or (b) in the case of other monetary obligations, the rate (inclusive of the Applicable Base Rate Margin) that would otherwise be applicable to Base Rate Loans pursuant to Section 3.2.1 plus 2.00%.
     SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable in arrears, without duplication:
     (a) on the Stated Maturity Date therefor;
     (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (c) with respect to Base Rate Loans, on each Monthly Payment Date occurring after the Original Closing Date;
     (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period;
     (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion;
     (f) on that portion of any Loan the Stated Maturity Date of which is accelerated pursuant to Section 9.2, immediately upon such acceleration; and
     (g) with respect to the Delayed Draw Term A Loans and the Revolving Loans, on each Monthly Payment Date pursuant to Section 3.2.4 in the amount thereof.
Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     SECTION 3.2.4 Interest Paid In Kind. In addition to the interest accruing pursuant to Section 3.2.1, additional interest shall accrue and be payable in kind on each of the Delayed Draw Term A Loans and the Revolving Loans in an amount equal to five percent (5%) per annum of the then outstanding principal amount of the Delayed Draw Term A Loans or the Revolving Loans, as applicable. On each Monthly Payment Date, such principal amount of the

Delayed Draw Term A Loans or Revolving Loans, as applicable, shall increase by such accrued amount of additional interest.
     SECTION 3.3 Fees. The Borrowers agree to pay the fees set forth in this Section 3.3. All such fees shall be non refundable.
     SECTION 3.3.1 Commitment Fee. From and after the Effective Date, the Borrowers shall pay a non-refundable fee (the “Commitment Fee”) (w) on the daily average undrawn amount of the Revolving Loan Commitment Amount (which undrawn amount will be reduced by the daily average undrawn amount of each issued Letter of Credit) at a rate equal to three percent (3.00%) per annum; (x) on the daily average undrawn amount of the Delayed Draw Term A Loan Commitment Amount at a rate equal to three percent (3.00%) per annum; (y) on the daily average undrawn amount of the Delayed Draw Term A-1 Loan Commitment Amount at a rate equal to the LIBO Rate (Reserve Adjusted) plus the Applicable LIBO Rate Margin and (z) on the daily average undrawn amount of the Delayed Draw Term B-1 Loan Commitment Amount at a rate equal to six and one quarter percent (6.25%) per annum. The Commitment Fee shall be payable on each Monthly Payment Date in arrears to the Lenders which have made a commitment to make (i) a Revolving Loan in proportion to their respective unfunded Revolving Loan Commitment and upon any termination of any Revolving Loan Commitment, and (ii) a Delayed Draw Term Loan in proportion to their respective unfunded Delayed Draw Term Loan Commitment and upon any termination of any Delayed Draw Term Loan Commitment, in each case, for the number of days elapsed over a 360-day year.
     SECTION 3.3.2 Amendment Fees. The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Amendment Fee Letter.
     SECTION 3.3.3 Arranger’s Fees. The Borrowers agree to pay to the Lead Arranger, for its own account, the portion of the fees in the amounts and on the dates set forth in the Arranger’s Fee Letter.
     SECTION 3.3.4 Exit Fees. The Borrowers agree to pay to the Administrative Agent an exit fee in an amount equal to five percent (5%) of the Additional Loans upon (x) a mandatory prepayment in full of the Loans or (y) a sale of the Borrowers’ company assets and operations.
     SECTION 3.3.5 Letter of Credit Fee. From and after the date that a Letter of Credit is issued until such time as such Letter of Credit is fully drawn or, if applicable, returned to the Issuer, the Borrowers agree to pay to the Administrative Agent, for the account of the Revolving Lenders, a Letter of Credit fee in an amount equal to the then Applicable LIBO Rate Margin (whether or not advanced by the Lenders), multiplied by the daily average undrawn amount of such Letter of Credit, such fees being payable on each Monthly Payment Date in arrears to the Revolving Lenders in proportion to such Revolving Lenders’ respective Percentage of the undrawn amount of such Letter of Credit for the number of days elapsed over a 360-day year.
     SECTION 3.3.6 Fronting Fee. The Borrowers agree to pay to the Issuer, for its own account, a fronting fee (the “Fronting Fee”) on the daily average undrawn amount of each issued Letter of Credit at a rate equal to three percent (3.00%) per annum. The Fronting Fee shall be payable upon the issuance of each Letter of Credit together with the other fees set forth in the Issuer’s Fee Letter.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Agent, the Borrowers and the other Lenders, be conclusive and binding on the Borrowers) that the introduction of or any change in, or in the interpretation of, any law makes it unlawful, or any central bank or other Governmental Instrumentality asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto, or sooner, if required by such law or assertion.
     SECTION 4.2 Deposits Unavailable. If the Administrative Agent shall have determined that
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market; or
     (b) by reason of circumstances affecting the Administrative Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to Greektown Holdings and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify Greektown Holdings and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3 Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans that arises in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the date hereof of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Instrumentality, except for such changes with respect to increased capital costs and taxes which are governed by Sections 4.5 and 4.6, respectively. Such Lender shall promptly notify the Administrative Agent and Greektown Holdings in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount and, if requested by the Borrowers, shall include reasonably appropriate documentation confirming the occurrence of such event. Such additional amounts shall be payable by the Borrowers directly to such Lender within five (5) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
     Without limiting the foregoing, in the event that, as a result of any such change, introduction, adoption or the like described above, the LIBOR Reserve Percentage decreases for any Lender’s LIBO Rate Loans, such Lender shall give prompt notice thereof in writing to the Administrative Agent and Greektown Holdings. The LIBO Rate (Reserve Adjusted) attributable to such Lender’s LIBO Rate Loans shall be adjusted to give the Borrowers the benefit of such decrease (for so long as such decrease shall remain in effect).
     SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of
     (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;
     (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request or Advance Request therefor; or
     (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor, then, upon the written notice of such Lender to Greektown Holdings (with a copy to the Administrative Agent), the Borrowers shall, or shall cause the Operating Company to, within five (5) days of their receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers; provided, however, if requested by the Borrowers, such Lender shall provide reasonably appropriate documentation confirming the amount of such loss or expense.
     SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Instrumentality affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made, or the Letters of Credit participated in, by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon written notice from time to time by such Lender to Greektown Holdings, Greektown Holdings and its Subsidiaries shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers; provided, however, if requested by the Borrowers, such Lender shall provide reasonably appropriate documentation confirming the amount of such compensation. In determining such amount, such Lender may use any method of averaging and attribution that it (determines in good faith in its sole and absolute discretion) shall deem applicable.
     SECTION 4.6 Lender’s Tax. All payments by the Borrowers of principal of, and interest on, the Credit Extensions and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and other taxes based on a Lender’s net income or gross receipts imposed on such Lender by a Governmental Instrumentality located in (i) the jurisdiction where such Lender is organized or (ii) any jurisdiction in which such Lender maintains a lending office which is applicable to the Transactions contemplated hereunder (each such non-excluded item being called a “Lender’s Tax”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Lender’s Tax pursuant to any applicable law, rule or regulation, then Greektown Holdings and its Subsidiaries shall,
     (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
     (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and
     (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.
Moreover, if any Lender’s Tax is directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Lender’s Tax and the Borrowers will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Lender’s Tax (including any Lender’s Tax on such additional amount) shall equal the amount such Person would have received had not such Lender’s Tax been asserted.
     If Greektown Holdings and its Subsidiaries fail to pay any Lender’s Tax when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, Greektown Holdings and its Subsidiaries shall indemnify the Lenders for any incremental Lender’s Tax, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.
     Each Lender that is organized under the laws of a jurisdiction other than the United States or a State thereof (for purposes of this Section 4.6, a “Non-U.S. Lender”) shall, prior to the date on which any Loan is made or Letter of Credit is issued hereunder (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.11 or any Assignee Lender, before it becomes a party hereto) (a) execute and deliver to Greektown Holdings and the Administrative Agent one or more (as Greektown Holdings or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8BEN or Form W-8ECI or such other forms or documents (or successor forms or documents), appropriately completed, certifying in each case that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and an applicable Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-9 or successor applicable form (if required by law), as the case may be, to establish an exemption from United States backup withholding tax or (b) if such Non-U.S. Lender is not a “bank” or other person described in Section 881 (c) (3) of the Code and cannot deliver either Form W-8BEN or Form W-8ECI pursuant to clause (a) above, execute and deliver to Greektown Holdings and the Administrative Agent one or more (as Greektown Holdings or Administrative Agent may reasonably request) copies of the Tax Certificate, Form W-8BEN or Form W-8ECI (or any successor form) and any other certificate or statement of exemption required under the Code or Treasury Regulations issued thereunder, appropriately completed, certifying that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of United States federal income tax and establishing an exemption from United States backup withholding tax. All Lenders other than Non-U.S. Lenders shall, prior to the date on which any Loan is made or Letter of Credit is issued hereunder (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.11 or is an Assignee Lender, before such Lender becomes a party hereto), execute and deliver to Greektown Holdings and the Administrative Agent one or more copies (as Greektown Holdings or Administrative Agent may reasonably request) of United States Internal Revenue Form W-9 or successor applicable form (if required by law), as the case may be, to establish exemption from United States backup withholding tax.
     Each Lender which undertakes to deliver to Greektown Holdings a Tax Certificate, a Form W-8BEN, Form W-8ECI or Form W-9 pursuant to the preceding paragraph shall further undertake to deliver to Greektown Holdings two further copies of said Tax Certificate, Form W-8BEN, Form W-8ECI or Form W-9 (if required by law), or successor applicable forms, or other manner of certification, as the case may be, on or before the date that such form expires or becomes obsolete or after the occurrence of an event requiring a change in the most recent form delivered by it to Greektown Holdings and the Administrative Agent, and such extensions or renewals thereof as may be reasonably requested by Greektown Holdings or Administrative Agent, certifying in the case of a Tax Certificate, Form W-8BEN or Form W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any case an event (including any change in treaty, law or regulation) has occurred prior to the date on which such delivery would otherwise be required which renders all forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, Form W-8ECI or Form W-9, establishing an exemption from backup withholding.
     SECTION 4.7 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrowers pursuant to this Agreement, each Letter of Credit or any other Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to Greektown Holdings. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
     SECTION 4.8 Sharing of Payments. If any Additional Loan Lender or Original Lender, as applicable, shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Letter of Credit Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments then or therewith obtained by all other Additional Loan Lenders or Original Lenders, as applicable, such Additional Loan Lender or Original Lender, as applicable, shall purchase from the other Additional Loan Lenders or Original Lenders, as applicable, such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of
     (a) the amount of such selling Lender’s required repayment to the purchasing Lender to
     (b) total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.9 Setoff. Each Lender shall, with the consent of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants upon the execution of this Agreement to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of applicable Legal Requirements (including prohibitions against any such appropriation and application with respect to payroll and trust accounts of the Borrowers maintained with such Lender) and Section 4.8. Each Lender agrees promptly to notify Greektown Holdings and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.
     SECTION 4.10 Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Sections 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.
     SECTION 4.11 Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If
     (a) (i) any Lender (an “Affected Lender”) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Section 4.3, 4.4, 4.5 or 4.6 and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of Greektown Holdings than with respect to the other Lenders or (ii) a Lender becomes a Defaulting Lender, the Borrowers (or, with respect to any Affected Lender or Defaulting Lender which is also a Revolving Lender), the Issuer) may, within thirty (30) days of receipt by Greektown Holdings (or the Issuer) of such demand or notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation) or from the date that such Lender becomes a Defaulting Lender, as the case may be, give notice in writing to the Administrative Agent and such Affected Lender or such Defaulting Lender of its intention to replace such Affected Lender or such Defaulting Lender, with another financial institution and, within thirty (30) days after the date of such notice, designate the financial institution which is to replace such Affected Lender or Defaulting Lender. The Administrative Agent agrees to use commercially reasonable efforts to assist Greektown Holdings (or the Issuer) in replacing such Affected Lender or Defaulting Lender. If the Administrative Agent shall, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of the notice which so designates such financial institution, notify Greektown Holdings (or the Issuer) and such Affected Lender or such Defaulting Lender in writing that the designated financial institution is satisfactory to the Administrative Agent and the Issuer (provided, however, that (i) neither the Administrative Agent’s nor the Issuer’s consent shall be required where such financial institution is already a Lender or an Approved Fund which has been approved, if required, by the MGCB and (ii) the Issuer’s consent shall not be required in the case that any such Affected Lender or Defaulting Lender is not a Revolving Lender), then such Affected Lender or such Defaulting Lender shall, subject to any approval rights of the MGCB and to the payment of any amounts due pursuant to Section 4.4 by the Borrowers, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan Documents (including Letter of Credit Reimbursement Obligations, if applicable) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Affected Lender’s or such Defaulting Lender’s then existing Commitment Amount(s) and the outstanding principal amount of Loans held by such Affected Lender or such Defaulting Lender and (y) the absence of Liens arising by, through and under the Affected Lender or such Defaulting Lender) and shall be on terms and conditions reasonably satisfactory to such Affected Lender or such Defaulting Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Affected Lender’s or such Defaulting Lender’s Loans and its Percentage of outstanding Letter of Credit Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.4, 4.5 and 4.6), owing to such Affected Lender or such Defaulting Lender hereunder and (iii) the Borrowers shall pay to such Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by such Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1).
     (b) (i)       If S&P, Moody’s, Fitch (Individual Rating) or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service) (or Duff & Phelps, Inc., if such Lender is neither an Approved Fund or an insurance company nor rated by S&P, Moody’s, Fitch or Thompson’s BankWatch)) shall, after the date that any Person becomes a Lender and prior to the date that all of the Commitments of such Lender have been fully funded, downgrade the long term certificate of deposit rating or long-term senior unsecured debt rating of such Lender (a “Downgraded Lender”), and the resulting ratings shall be below BBB+, Baa1, C or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company rated by Best’s Insurance Reports (or BBB+, in the case of a Lender (other than an Approved Fund) which is neither rated by S&P, Moody’s, Fitch or Thompson’s BankWatch nor an insurance company))), respectively, or the equivalent, Greektown Holdings (or the Issuer) may, within thirty (30) days of receipt by Greektown Holdings (or, with respect to any Downgraded Lender which is also a Revolving Lender), the Issuer) of notice of such downgrade and while such downgrade is in effect, give notice in writing to the Administrative Agent and such Downgraded Lender (and Greektown Holdings) of its intention to replace such Downgraded Lender (or have such Downgraded Lender replaced) with another financial institution and, within thirty (30) days after the date of such notice, designate the financial institution which is to replace such Downgraded Lender. The Administrative Agent agrees to use commercially reasonable efforts to assist Greektown Holdings in replacing such Downgraded Lender. If the Administrative Agent and the Issuer shall, in the exercise of their reasonable discretion and within thirty (30) days of their receipt of the notice which so designates such financial institution, notify Greektown Holdings and such Downgraded Lender in writing that the designated financial institution is satisfactory to the Administrative Agent and the Issuer (such consent not being required where such financial institution is already a Lender or an Approved Fund and has also obtained all necessary approvals, if required, by the MGCB), then such Downgraded Lender shall, subject to any approval rights of the MGCB and the payment of any amounts due pursuant to Section 4.4 by the Borrowers, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan Documents (including Letter of Credit Reimbursement Obligations, if applicable) to such designated financial institution; provided, however, that (1) such assignment shall be without recourse, representation or warranty (except as to (A) such Downgraded Lender’s then existing Commitment Amount(s) and the principal amount of Loans held by such Downgraded Lender and (B) the absence of Liens arising by, through and under the Downgraded Lender) and shall be on terms and conditions reasonably satisfactory to such Downgraded Lender and such designated financial institution, (2) the purchase price paid by such designated financial institution shall be in the amount of such Downgraded Lender’s Loans and its Percentage of outstanding Letter of Credit Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.4, 4.5 and 4.6), owing to such Downgraded Lender hereunder and (3) the Borrowers shall pay to the Downgraded Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Downgraded Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1).
     (ii) In the event Greektown Holdings is unable to replace such Downgraded Lender at least sixty (60) days prior to the Stated Expiry Date of any existing Letter of Credit, then the Issuer shall not be obligated to extend or replace any such Letter of Credit as set forth in Section 2.1.3 unless Greektown Holdings and its Subsidiaries shall deposit in cash with the Administrative Agent no later than thirty (30) days prior to the Stated Expiry Date of such existing Letter of Credit an amount equal to the then existing Letter of Credit Reimbursement

Obligation of such Downgraded Lender (provided, however, if the notice given by the Issuer pursuant to item (i) of this clause (b) shall be given less than sixty (60) days prior to such Stated Expiry Date Greektown Holdings and its Subsidiaries shall, no later than ten (10) Business Days prior to the Stated Expiry Date, either replace such Downgraded Lender or make such deposit). The amounts deposited by Greektown Holdings and its Subsidiaries pursuant to this item (ii) shall be held as collateral security for the Letter of Credit Reimbursement Obligations and shall be disbursed in accordance with a cash collateral account agreement which shall provide, in relevant part, that all amounts deposited by Greektown Holdings and its Subsidiaries pursuant to this item (ii) shall be returned to Greektown Holdings within a reasonable period of time after it replaces such Downgraded Lender and otherwise shall be in form and substance satisfactory to the Administrative Agent and the Issuer.
     (c) To the extent applicable, if the MGCB shall determine that any Lender (an “Unsuitable Lender”) does not meet the suitability standards prescribed under any applicable Michigan Gaming Law or the suitability standards of such gaming authority, as the case may be, Greektown Holdings may give notice in writing to the Administrative Agent and such Unsuitable Lender of its intention to replace such Unsuitable Lender with a financial institution designated in such notice. If the Administrative Agent shall, in the exercise of its reasonable discretion and promptly following its receipt of such notice, notify Greektown Holdings and such Unsuitable Lender in writing that the designated financial institution is satisfactory to the Administrative Agent and the Issuer (provided, however, that (i) neither the Administrative Agent’s nor the Issuer’s consent shall be required where such financial institution is already a Lender or an Approved Fund which has been approved, if required, by the MGCB and (ii) the Issuer’s consent shall not be required in the case that any such Unsuitable Lender is not a Revolving Lender), then such Unsuitable Lender shall, subject to any approval rights of the MGCB and the payment of any amounts due pursuant to Section 4.4 by Greektown Holdings and its Subsidiaries, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan Documents (including Letter of Credit Reimbursement Obligations, if applicable) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Unsuitable Lender’s then existing Commitment Amount(s) and the principal amount of Loans held by such Unsuitable Lender and (y) the absence of Liens arising by, through and under the Unsuitable Lender) and shall be on terms and conditions reasonably satisfactory to such Unsuitable Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Unsuitable Lender’s Loans and its Percentage of outstanding Letter of Credit Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.4, 4.5 and 4.6), owing to such Unsuitable Lender hereunder and (iii) Greektown Holdings and its Subsidiaries shall pay to the Unsuitable Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Unsuitable Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1); provided further, however, that if Greektown Holdings fails to find a substitute financial institution within any time specified by the MGCB for the withdrawal of such Unsuitable Lender (the “Withdrawal Period”), Greektown Holdings and its Subsidiaries shall, if required by the MGCB, pay in full the outstanding principal amount of the Loans made by such Unsuitable Lender (without giving effect to Section 4.8) and shall be deemed to have requested a reduction in each of the aggregate amounts of the Commitment Amounts relating to all Commitments held by such Lender, in each case, in an amount equal to such Unsuitable Lender’s then existing Commitment Amounts.
     (d) Upon any termination or assignment described in clauses (a), (b) or (c), such replaced Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.
     SECTION 4.12 Replacement of Issuer. The Issuer hereby agrees as set forth in this Section.
     (a) If S&P or Moody’s shall, after the date hereof, downgrade the long term certificate of deposit rating or long-term senior unsecured debt rating of the Issuer, and the resulting ratings shall be below A and Aa3, respectively, or the equivalent, Greektown Holdings may, within thirty (30) days of receipt by it of notice of such downgrade and while such downgrade is in effect, give notice in writing to the Administrative Agent and the Issuer of its intention to replace the Issuer (or have the Issuer replaced) with another financial institution and, within thirty (30) days after the date of such notice, designate the financial institution which is to replace the Issuer. If the Administrative Agent, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of the notice which so designates such financial institution, notifies Greektown Holdings and the Issuer in writing that the designated financial institution is satisfactory to the Administrative Agent (such consent not being required where such financial institution is already a Lender or an Approved Fund and has also obtained all necessary approvals, if required, by the MGCB), then the Issuer shall, subject to any approval rights of the MGCB and the payment of any amounts due pursuant to Section 4.4 by Greektown Holdings and its Subsidiaries, assign, in accordance with Section 13.11.1, all of its Letter of Credit Commitments and other rights and obligations under this Agreement and all other Loan Documents to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) the Issuer’s then existing Letter of Credit Commitment Amount and (y) the absence of Liens arising by, through and under the Issuer) and shall be on terms and conditions reasonably satisfactory to the Issuer and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of the then aggregate amount of all unpaid and outstanding Letter of Credit Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.4, 4.5 and 4.6), owing to the Issuer hereunder, (iii) such assignment shall only be effective upon the termination of any outstanding Letters of Credit that have been issued by the replaced Issuer and (iv) Greektown Holdings and its Subsidiaries shall pay to the Issuer and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Issuer and the

Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1).
     (b) If upon any such termination or assignment, the replaced Issuer shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which, by their terms, survive the expiration or earlier termination of this Agreement.
ARTICLE V
FUNDING
     SECTION 5.1 Project Status. The parties hereto acknowledge that construction of the Project has commenced prior to the date hereof and that, in connection therewith, (i) the Operating Company has entered into the Jenkins Skanska Contract, (ii) the Borrowers and their Subsidiaries have entered into certain Contracts, (iii) Jenkins Skanska has engaged certain Subcontractors and (iv) the Borrowers and their Subsidiaries have incurred and paid for certain Project Costs. The status of the Project and the conditions of the Project existing as of the date hereof are further described in Schedule I.
     SECTION 5.2 Advances; Availability; Amount of Advances.
     SECTION 5.2.1 Availability. Subject to the satisfaction of all conditions precedent listed in Article VI and the other terms and provisions of this Agreement and so long as no Event of Default has occurred and is continuing, the Administrative Agent shall make or cause to be made Advances in accordance with this Article V.
     SECTION 5.2.2 Advances for Direct Costs. No Advance will be made for any Direct Costs unless the Work, the materials and the amount of the Direct Costs thereof are included in the Construction Component of the Budget as Line Item Categories (or portions thereof) to be funded from the Delayed Draw Term A Loans and the Delayed Draw Term A-1 Loans.
     SECTION 5.2.3 Advances for Indirect Costs. To the extent that any Advance Request shall include Indirect Costs, the Administrative Agent will, upon satisfaction of the applicable conditions set forth in this Agreement, include the full amount of such Indirect Costs in an Advance if (a) such Indirect Costs are set forth in the Construction Component of the Budget as a portion of the Project Costs to be funded from the Delayed Draw Term Loans and (b) the Administrative Agent has received satisfactory evidence that such Indirect Costs are then due and payable.
     SECTION 5.2.4 Advances for Unincorporated Materials. To the extent that any Advance Request shall include any amount in respect of materials not yet incorporated into the Project, the Administrative Agent will include such amount in an Advance only if (x) the amount included in such Advance Request for such unincorporated materials is not greater than Five Million ($5,000,000) Dollars, based on the Milestone Schedule and the Construction Schedule and subject to reasonable adjustment if the durations for affected work items are re-sequenced or extended in the Milestone Schedule or the Construction Schedule, or other adjustment reasonably approved by the Administrative Agent in consultation with the Construction Consultant; (y) the aggregate amount advanced pursuant to this Section 5.2.4 with respect to materials that have not been so incorporated into the Project is not greater than Ten Million ($10,000,000) Dollars, based on the Milestone Schedule and the Construction Schedule and subject to reasonable adjustment if the durations for affected work items are re-sequenced or extended in the Milestone Schedule or the Construction Schedule, or other adjustment reasonably approved by the Administrative Agent in consultation with the Construction Consultant; and (z) the following provisions are satisfied, as applicable:
     (a) with respect to building materials, components or systems which have been completed and are not otherwise subject to clause (b) of this Section 5.2.4, (i) such materials, components or systems are stored in a secure area and are protected from theft, vandalism and weather conditions to the reasonable satisfaction of the Construction Consultant, (ii) the Construction Consultant has received satisfactory evidence that such materials, components or systems are adequately insured for the benefit of the Administrative Agent, the Borrowers, the Operating Company and each applicable Subsidiary of the Borrowers, (iii) the Borrowers have provided the Construction Consultant with a detailed inventory of such stored materials, components and systems and the Construction Consultant has verified that such inventory items are stored as herein required and (iv) such stored materials, components and systems are part of the DIP Collateral prior to or simultaneously with the making of any such Advance; and
     (b) with respect to progress payments to a supplier of components or systems to be used in the Project, (i) the Borrowers have provided the Construction Consultant with a copy of the purchase order or Contract covering such component or system and all amendments thereto or modifications thereof (certified by an Authorized Representative of the Borrowers as being true, correct and complete in all respects) which shall not require any deposit of the purchase price thereof in excess of amounts which are commercially reasonable and customary in the industry (approximately ten to fifteen percent for ordinary items to forty (40%) percent for customized items unless otherwise approved by the Administrative Agent in consultation with the Construction Consultant), (ii) such purchase orders or Contracts, as the case may be, are part of the DIP Collateral, (iii) the Borrowers have provided evidence satisfactory to the Construction Consultant that such components or systems are adequately insured for the benefit of the Administrative Agent, the Borrowers and each of their applicable Subsidiaries and (iv) such components or systems are part of the DIP Collateral prior to or simultaneously with the making of any such Advance.
     SECTION 5.3 Mechanics for Obtaining Advances.
     SECTION 5.3.1 Advance Request to Be Submitted to Administrative Agent. At such time as the Borrowers shall desire to obtain an Advance, not more than once every twenty (20) days (or such shorter period approved by the Administrative Agent) but not less frequently than once every ninety (90) days, the Borrowers shall complete, execute and deliver to the Administrative Agent an Advance Request. Each Advance Request shall constitute the Borrowers’ representation and warranty to the Lenders that: (A) any completed construction for which an Advance is being requested is substantially in accordance with the Plans and

Specifications; (B) all costs for the payment of which the Lenders have previously advanced funds have in fact been paid; (C) all the representations and warranties of the Borrowers contained in the Loan Documents, including those set forth in Article VII of this Agreement, were true, correct and complete as of the date of such Advance Request and as of the date of any previous Advance and continue to be true and correct in all material respects on the Requested Advance Date; and (D) no Default shall have occurred and be continuing hereunder or under any of the Loan Documents. Each Advance Request shall be accompanied by:
     (a) a completed and itemized Application and Certificate for Payment (AIA Document No. G702) or similar form approved by the Administrative Agent, containing the certification of each Contractor to be paid from such Advance, and the certification of the applicable Architect of Record in the form of Certificate for Payment in AIA Document No. G702, together with invoices relating to all items of Project Costs in excess of $100,000 covered thereby and accompanied by a cost breakdown showing the cost of Work on, and the cost of materials incorporated into, the Improvements to the date of the Advance Request; the cost breakdown shall also show the percentage of completion of each Line Item in the cost breakdown and such percentages of completion shall be certified by the applicable Architect of Record, and the accuracy of the cost breakdown shall be certified by the Borrowers; all such applications for payment shall also show all Contractors and Subcontractors by name and trade, the total amount of each Contract or Subcontract, the amount theretofore paid to each Contractor and Subcontractor as of the date of such application, and the amount to be paid from the proceeds of the Advance to each Contractor and Subcontractor;
     (b) a certificate of the Construction Consultant, certifying to the Administrative Agent as to the value of completed Work, percentage of completed Work and compliance with the Plans and Specifications;
     (c) certified copies of all executed Change Orders, Contracts and Subcontracts, and, to the extent requested by the Administrative Agent, of all inspection or test reports and other documents relating to the construction of the Improvements not previously delivered to the Administrative Agent; and
     (d) such other information, documentation and certification as the Administrative Agent shall reasonably request.
Within ten (10) days after a Borrowing of Revolving Loans to fund Project Costs unless included in a pending Advance Request, the Borrowers shall deliver the information required under this Section 5.3.1 with respect to the Project Costs so funded.
     SECTION 5.3.2 Procedures of Advances. Each Advance Request shall be submitted to the Administrative Agent at least ten (10) days (or such shorter period approved by the Administrative Agent) prior to the date of the requested Advance (the “Requested Advance Date”). If the Administrative Agent (in consultation with the Construction Consultant) disapproves one or more particular payments or disbursements requested by the Advance Request, but the Advance Request otherwise complies with the requirements hereof, then the Administrative Agent (in consultation with the Construction Consultant) shall approve the

Advance Request and all payments and disbursements requested therein other than the particular payments or disbursements so disapproved.
     SECTION 5.4 No Approval of Work. The making of any Advance shall not be deemed an approval or acceptance by the Administrative Agent, the Construction Consultant or any Lender of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.
ARTICLE VI
CONDITIONS TO CREDIT EXTENSIONS; EFFECTIVENESS
     SECTION 6.1 Initial Conditions Precedent to the Additional DIP Facility. The initial availability of the Additional DIP Facility shall be conditioned upon satisfaction or waiver of the following conditions precedent.
     SECTION 6.1.1 Cases. The Cases shall have been commenced.
     SECTION 6.1.2 First Day Orders. All of the First Day Orders and all related pleadings to be entered on the Petition Date or shortly thereafter shall have been reviewed in advance by the Administrative Agent and shall be satisfactory in form and substance to the Administrative Agent.
     SECTION 6.1.3 Interim Order; Construction Order. (a) The Bankruptcy Court shall have entered the Interim Order substantially in the form of Exhibit A, upon motion in form and substance satisfactory to the Administrative Agent and on such prior notice to such parties as may be satisfactory to the Administrative Agent and the Co-Managers.
     (b) The Interim Order and the Contractor Order shall not have been reversed, modified or amended without the prior written consent of the Administrative Agent and the Co-Managers, stayed, vacated or subject to any pending appeal.
     (c) The Debtors shall be in compliance with the Interim Order and the Contractor Order.
     SECTION 6.1.4 Delivery of Budget. The Borrowers shall have delivered a thirteen (13) week Budget and a one-year budget that are satisfactory to the Administrative Agent and the Co-Managers.
     SECTION 6.1.5 Restructuring Advisor. The Borrowers shall have retained the Restructuring Advisor on terms and in a capacity vesting it with authority over the operations of the Operating Company and the Borrowers that are acceptable to the Administrative Agent and the Co-Managers.
     SECTION 6.1.6 Borrowers’ Construction Advisor. The Borrowers shall have retained Hammes as construction consultant or such other professional, satisfactory to the Administrative Agent and the Co-Managers, to oversee, in general, construction, provide updates and facilitate items with the various constituencies.

     SECTION 6.1.7 Approval by MGCB; Effectiveness of Licenses. (a) MGCB Approval shall have been obtained for the DIP Facility and related transactions and all provisions thereof, in form and substance satisfactory to the Administrative Agent, the Co-Managers and the Borrowers, (b) the Borrowers shall have provided evidence satisfactory to the Administrative Agent and the Co-Managers regarding the continued effectiveness of the Gaming License, liquor license(s) and legal authority to conduct gaming from the MGCB or the City; provided, however, that if such licenses are current and outstanding as of the Effective Date, the condition in this clause (b) shall be deemed satisfied and (c) the Debtors shall be in compliance with the MGCB Approval.
     SECTION 6.1.8 Taxes and Liens Paid. All Taxes and Liens, except for Permitted Liens, shall have been paid and current and no action shall have been taken against the Real Property owned by the Borrowers or the Subsidiary Guarantors or any Improvements constructed thereon with regard to eminent domain.
     SECTION 6.1.9 Operative Documents. Each Operative Document, except for the Construction Documents, shall be in full force and effect, without amendment since the respective date of its execution and delivery (other than amendments which are permitted by this Agreement or which have otherwise been approved by the Administrative Agent and, in each case, which have been delivered to the Administrative Agent), and in a form which was approved by the Administrative Agent, except as otherwise permitted pursuant to this Agreement. All obligations and requirements thereunder which are to be performed or satisfied, as the case may be, shall have been performed and satisfied in all material respects (taking into account the application of Section 13.3 of the Development Agreement) and both before and after giving effect to this Agreement and any Instruments required hereunder, no act, condition or event shall exist which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.
     SECTION 6.1.10 Authority of Greektown Holdings and its Subsidiaries. Greektown Holdings shall deliver to the Administrative Agent (x) a copy of the Organizational Documents of it and its Subsidiaries, certified by an Authorized Representative of Greektown Holdings and such Subsidiary, as applicable, and (y) a copy of one or more resolutions or other authorizations of the Board of Managers or Board of Directors, as applicable, of Greektown Holdings and its Subsidiaries certified by the Authorized Representative of such Board of Managers or Board of Directors, as applicable, as being in full force and effect on the Effective Date, authorizing the Loans herein provided for, and the execution, delivery and performance of this Agreement, and any Instruments required hereunder or thereunder to which each such Person is a party.
     SECTION 6.1.11 Incumbency of Greektown Holdings and its Subsidiaries. Greektown Holdings shall deliver to the Administrative Agent a certificate from it and each of its Subsidiaries, signed by an Authorized Representative of Greektown Holdings or such Subsidiary, as applicable, and dated as of the Effective Date, as to the incumbency of the Person or Persons authorized to execute and deliver this Agreement, and any Instruments or agreements required hereunder or thereunder to which each such Person is a party.
     SECTION 6.1.12 Corporate Proceedings. All corporate, limited liability company, partnership and legal proceedings and all Instruments in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents, including records of corporate, limited liability company or partnership proceedings and copies of any approval by any Governmental Instrumentality required in connection with the Loans and the transactions contemplated hereby and by the other Loan Documents, which the Administrative Agent may reasonably have requested in connection therewith, such documents to be reasonably satisfactory in form and substance to the Administrative Agent and, where appropriate, to be certified by the requisite corporate, limited liability company or partnership officers or Governmental Instrumentalities.
     SECTION 6.1.13 No Violation of Certain Regulations. Neither the entering into of this Agreement, nor any Instrument executed in connection therewith, shall violate any law, including Regulation T, Regulation U or Regulation X of the Board of Governors of the FRS Board.
     SECTION 6.1.14 Fees. All amounts required to be paid to or deposited with the Administrative Agent, the Original Lenders, the Issuer, the Prepetition Agent, the Prepetition Issuer, the Prepetition Lenders and the Co-Managers and all Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 6.1, shall have been paid or deposited, as the case may be, in full. Each Borrower shall have paid or cause to be paid (i) all Taxes, fees, expenses and other charges then due and payable by it under this Agreement and the other Loan Documents, including all Taxes, fees, costs and expenses due and payable pursuant to Sections 3.3 and 13.3, if then invoiced, in each case to the extent required to be paid by the Borrowers and (ii) all Taxes (as such term is defined in the Prepetition Credit Agreement), fees, expenses and other charges then due and payable by it under the Prepetition Credit Agreement, in each case, on or before the Effective Date.
     SECTION 6.1.15 Delivery of Loan Documents by the Borrowers. The Administrative Agent shall have received this Agreement, duly executed and delivered by Authorized Representatives of the Borrowers and satisfactory to the Administrative Agent and the Co-Managers, along with such other documents deemed necessary or appropriate with respect to the DIP Facility, in each case, satisfactory to the Lenders in their sole discretion.
     SECTION 6.1.16 Insurance Polices. Insurance maintained pursuant to the Prepetition Credit Agreement shall be in place and in full force and effect and coverage shall extend to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, the Easements and the Improvements thereon.
     SECTION 6.1.17 Satisfactory Form and Substance. All documents, closing certificates, resolutions, solvency letters and/or certificates executed or submitted pursuant hereto by or on behalf of Greektown Holdings or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

     SECTION 6.1.18 Ownership of Greektown Holdings. Each of Kewadin and Monroe shall own all of the issued and outstanding Capital Stock of Greektown Holdings, and Greektown Holdings shall own all of the issued and outstanding Capital Stock of the Operating Company, Greektown Corporation and each Subsidiary Guarantor.
     SECTION 6.1.19 Other Documents. The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement.
     SECTION 6.1.20 Management Consultant. The Operating Company shall have entered into a consulting agreement with The Fine Point Group and all persons performing services on behalf of The Fine Point Group (the “Consultant”) satisfactory in all respects to the Administrative Agent, the retention of the Consultant shall have been approved by the MGCB, the Bankruptcy Court and, if required, the City, and the Consultant shall have commenced the performance of its services under such consulting agreement.
     SECTION 6.1.21 Board of Managers. The Borrowers shall have installed Louis Glazier and Jacob Miklojcik, who shall have been approved by the MGCB, as members of the Board of Managers of the Operating Company and Greektown Holdings which shall consist of either (i) five (5) voting board members or (ii) three (3) voting board members, in each case, after Louis Glazier and Jacob Miklojcik have been installed as such members.
     SECTION 6.1.22 Consolidated EBITDAR. The Borrowers shall have delivered a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of Greektown Holdings, showing compliance with its covenant set forth in Section 8.2.4 that Consolidated EBITDAR for the month ending on January 31, 2009 shall not be less than $2,000,000.
     SECTION 6.2 Conditions Precedent to All Loans and Letters of Credit. Not in limitation but in furtherance of the other conditions in this Agreement and the other Loan Documents after the Effective Date, the following ongoing conditions, in addition to the conditions contained in Section 6.1, shall be satisfied or waived prior to making any Loan or issuing any Letters of Credit.
     SECTION 6.2.1 Representations and Warranties. Both before and after giving effect to any Borrowing, the following statements shall be true and correct:
     (a) the representations and warranties contained in Article VII (excluding, however, those contained in Section 7.8) and each other Loan Document are accurate as if made on the Effective Date (except those that relate to a different date) except to the extent that the failure of the foregoing to be the case could not reasonably be expected to result in a Material Adverse Effect;
     (b) except as disclosed by Greektown Holdings and its Subsidiaries to the Administrative Agent pursuant to Section 7.8 of this Agreement there exists

     (i) no material litigation which could reasonably be expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Operative Document; and
     (ii) no material development shall have occurred in any litigation disclosed pursuant to Section 7.8 which could reasonably be expected to result in a Material Adverse Effect;
     (c) there is no act, event or condition which could reasonably be expected to result in a Material Adverse Effect;
     (d) there is no default or event of default with respect to the Development Agreement, the Indemnity Agreement or the Trappers Alley Lease which could be reasonably be expected to result in a Material Adverse Effect; and
     (e) no claims that are senior to or pari passu with the superpriority claims of the Administrative Agent and the Lenders shall exist, other than the Carve-Out and the Post-Default Carve-Out.
     SECTION 6.2.2 No Events of Default or Material Adverse Effect. No Default or Material Adverse Effect shall have occurred and be continuing or, after giving effect to such Borrowing, could reasonably be expected to result, as certified by the Borrowers in the relevant Borrowing Request or Advance Request.
     SECTION 6.2.3 Borrowing Request. The Administrative Agent shall have received a Borrowing Request or Advance Request, as applicable, for the Loan being requested or a Letter of Credit Issuance Request if a Letter of Credit is being requested or extended, in each case executed by an Authorized Representative and reviewed by the Restructuring Advisor together with all attachments, exhibits and certificates which conform to the requirements of Section 2.3. Each delivery of a Borrowing Request, Advance Request or Letter of Credit Issuance Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 6.2.1 and Section 6.2.2 are true and correct in all material respects.
     SECTION 6.2.4 Additional Documents. With respect to any Operative Documents entered into or obtained, transferred or required since the date of the most recent Borrowing (if a subsequent Borrowing) there shall be redelivery of such matters as are described in Section 6.1.10, Section 6.1.12 (to the extent such Operative Document is in substitution of or is a replacement for another Operative Document) and, if requested by the Administrative Agent, Section 6.1.11, in each case to the extent not previously addressed. If such delivery or redelivery has not been made, the Borrowing shall not be made by the Administrative Agent until the conditions set forth herein have been satisfied. Delivery of all Construction Documents entered into or obtained, transferred or required (whether because of the status of the construction or operation of the Project or otherwise) since the date of the most recent Advance (if a subsequent Advance) and approval thereof by the Construction Consultant and the Administrative Agent. If

such delivery or redelivery has not been made and approved, the portion of the Advance covering any payment to be made pursuant to such Construction Documents shall not be advanced by the Administrative Agent until the conditions set forth herein have been satisfied.
     SECTION 6.2.5 Certificate of Suitability. The Certificate of Suitability shall be in full force and effect and not subject to any judicial or administrative proceedings (except for routine administrative procedures relating to any extension thereof so long as no facts or circumstances exist which indicate that such extension may not be timely granted without material difficulty, expense or delay) and all rights to contest the issuance thereof have expired.
     SECTION 6.2.6 Fees and Expenses. The Borrowers shall have paid out of the requested Borrowing or otherwise all fees, expenses and other charges then due and payable by it under this Agreement and the other Loan Documents or under any agreements between the Administrative Agent and any of the Independent Consultants.
     SECTION 6.2.7 No Restriction. No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain Greektown Holdings or its Subsidiaries, the Administrative Agent and/or any of the Lenders from making the Borrowing to be made by it on the date set forth in the Borrowing Request.
     SECTION 6.2.8 Permits. (a) All Permits as required to have been obtained by Greektown Holdings and its Subsidiaries or any other Person by the date of such Borrowing shall have been issued and be in full force and effect, shall not be subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by the date of such Borrowing) that could reasonably be expected to require material modification or revocation and all applicable appeal periods with respect thereto shall have expired and a true and correct copy thereof, if not previously delivered, shall have been delivered to the Administrative Agent.
     (b) With respect to any of the Permits as not yet required to be obtained by the date of such Borrowing, (x) each such Permit is of a type that is routinely granted on application and (y) no facts or circumstances exist which indicate that any such Permit will not be timely obtainable without material difficulty, expense or delay by Greektown Holdings, its Subsidiaries or the applicable Person, respectively, prior to the time that it becomes required.
     SECTION 6.2.9 Satisfactory Form and Substance. All documents, closing certificates, resolutions and/or certificates executed or submitted with respect to such Borrowing shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.
     SECTION 6.2.10 Searches. The Administrative Agent shall have received such judgment, federal tax lien, building code violation and other searches of public records as the Administrative Agent may reasonably require with respect to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and the Permanent Casino Complex.

     SECTION 6.2.11 Delayed Draw Term Loan Advances. Any Advances of Delayed Draw Term A Loans, Delayed Draw Term A-1 Loans or Delayed Draw Term B-1 Loans for construction costs for the Project in accordance with the Construction Component of the Budget shall be conditioned upon satisfaction or waiver of the additional conditions precedent set forth in Section 6.4.
     SECTION 6.2.12 Other Documents. The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request.
     SECTION 6.2.13 Additional DIP Milestones. The Borrowers shall have satisfied the Additional DIP Milestones by the Additional DIP Milestone Dates, as applicable.
     SECTION 6.3 Credit Extensions Following the Interim Order. The making of any Credit Extension after thirty (30) days following the date on which the Bankruptcy Court enters the Interim Order shall be subject to the further conditions that (a) the Amended Final Order shall have been entered by the Bankruptcy Court and such Amended Final Order shall not have been reversed, modified or amended without the prior written consent of the Administrative Agent, stayed, vacated or subject to any pending appeal and (b) the Administrative Agent shall have received the Cash Collateral Account Agreement, duly executed and delivered by Authorized Representatives of the Borrowers and satisfactory to the Administrative Agent in its sole discretion.
     SECTION 6.4 Construction Advances. Any Advances of Delayed Draw Term A Loans, Delayed Draw Term A-1 Loans or Delayed Draw Term B-1 Loans for construction costs for the Project in accordance with the Construction Component of the Budget shall be conditioned upon satisfaction or waiver of the following conditions precedent in addition to the conditions set forth in this Article VI.
     SECTION 6.4.1 Plans and Specifications. Delivery to the Construction Consultant of all Plans and Specifications for the Project in existence on the date of the Initial Advance in form and substance satisfactory to the Construction Consultant, as certified to in the Construction Consultant’s Advance Certificate. If the Initial Advance includes amounts for Project Costs incurred for construction work for portion(s) of the Project, Final Plans and Specifications for such portions of the Project shall also be delivered. Following the review and approval of the Final Plans and Specifications for a portion of the Project, no modifications may be made thereto unless the Borrowers have complied with the applicable provisions of Sections 8.2.13 (b), 8.2.26, 8.2.27 and 8.2.28.
     SECTION 6.4.2 Utility Availability. The Construction Consultant shall be satisfied, as certified in the Construction Consultant’s Advance Certificate, that arrangements, which are reflected accurately in the Construction Component of the Budget, have been or will be made under the Jenkins Skanska Contract or Contracts or otherwise on commercially reasonable terms for the provision of all services, materials and utilities necessary for the construction, operation and maintenance of the Project as contemplated by the Construction Documents, the Project Documents and the Plans and Specifications.

     SECTION 6.4.3 Construction Consultant’s Certificates and Report. Delivery to the Administrative Agent of the Construction Consultant’s Advance Certificate signed by an Authorized Representative of the Construction Consultant together with the Construction Consultant’s Report in form and substance reasonably satisfactory to the Administrative Agent, attached thereto.
     SECTION 6.4.4 Budget; Construction Component of the Budget. Delivery to the Administrative Agent and the Construction Consultant of the Construction Component of the Budget which shall include (w) a breakdown of all Direct Costs and Indirect Costs by Line Items and Line Item Categories which are to be paid from the Accounts, together with a schedule of costs by trades and Project Costs (including Project Costs incurred (whether paid or unpaid) prior to, as well as on and after, the Effective Date, interest and initial working capital required to operate the Project on and after the completion of the Project), (x) a drawdown schedule for amounts necessary to achieve completion and such other information relative to such Project Costs and the funding thereof as the Administrative Agent may reasonably require, (y) a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Project), broken down by Line Item and Line Item Categories and (z) other customary requirements for construction draws.
     SECTION 6.4.5 Construction Schedule. Delivery to the Administrative Agent and the Construction Consultant of the Construction Schedule which shall be in form and substance satisfactory to the Administrative Agent and the Co-Managers which shall not be unreasonably withheld or delayed if the Construction Schedule complies with the Milestone Schedule.
     SECTION 6.4.6 Certificate from each Architect of Record. Delivery to the Administrative Agent of each Architect’s Advance Certificate signed by an Authorized Representative of each applicable Architect of Record.
     SECTION 6.4.7 Insurance. The Required Insurance shall be in place and in full force and effect.
     SECTION 6.4.8 Construction Consultant’s Advance Certificate. The Administrative Agent shall have received the Construction Consultant’s Advance Certificate with respect to the requested Advance as and when required by Section 5.3.2 approving the corresponding Advance Request.
     SECTION 6.4.9 Lien Releases. The Borrowers shall have delivered or caused to be delivered to the Administrative Agent and the Construction Consultant five (5) days prior to the Requested Advance Date conforming with the Contractor Order:
     (a) Executed Unconditional Releases. Duly executed acknowledgments of payments and unconditional releases of construction and materialmen’s liens in form and substance reasonably satisfactory to the Administrative Agent and the Construction Consultant from Jenkins Skanska and each Contractor and Subcontractor whose Contract or Subcontract amount is in excess of One Hundred Fifty Thousand ($150,000) Dollars for all work, services and materials, including equipment and fixtures of all kinds, done, performed or furnished for the construction of the Project through the Effective Date with respect to the Initial Advance and, with respect to all Advances thereafter, through and including the date of the work, services and materials for which such Contractor and Subcontractor has received payment covered by the immediately preceding Advance Request and for all work, services and materials performed or furnished prior thereto (other than the applicable Retainage Amount and work, services or materials performed or furnished but not included in an Advance Request, and, subject to the limitation set forth below, work, services or materials for which such Contractor or Subcontractor has not received payment).
     (b) Form of Unconditional Releases to be Obtained. An acknowledgment of payments and unconditional releases of construction and materialmen’s liens in form and substance reasonably satisfactory to the Administrative Agent and the Construction Consultant that are to be executed and delivered by Jenkins Skanska and each Contractor and Subcontractor whose Contract or Subcontract amount is in excess of One Hundred Fifty Thousand ($150,000) Dollars upon payment from the pending Advance Request for all work, services and materials, including equipment and fixtures of all kinds, done, performed or furnished for the construction of the Project through the Effective Date with respect to the Initial Advance and, with respect to all Advances thereafter, through and including the date of the work, services and materials for which such Contractor and Subcontractor is to receive payment covered by such pending Advance Request and for all work, services and materials performed or furnished prior thereto (other than the applicable Retainage Amount and work, services or materials performed or furnished but not included in an Advance Request, and, subject to the limitation set forth below, work, services or materials for which such Contractor or Subcontractor has not received payment).
If the Borrowers are unable to deliver an unconditional release of lien for one or more Contractors or Subcontractors as required by clause (a) of this Section 6.4.9, the Borrowers shall submit (x) its certification that the amounts to be covered by the unconditional lien releases that have not been delivered do not exceed the aggregate amount of Three Million Five Hundred Thousand ($3,500,000) Dollars and all such amounts are being held in compliance with Section 8.2.32 or (y) a revised Advance Request in accordance with Section 5.3.1 which revised Advance Request shall exclude amounts included in the immediately preceding Advance for such Contractors and Subcontractors and to otherwise reasonably protect the Lenders from liens; but the failure to deliver such unconditional releases shall not otherwise preclude the issuance of the Advance from the Accounts provided that all other conditions to such Advance have been satisfied.
     SECTION 6.4.10 In Balance Requirement. The Construction Component of the Budget shall be In Balance.
     SECTION 6.4.11 No Waiver or Estoppel.
     (a) The making of any Advance hereunder shall not preclude the Administrative Agent from later asserting (and enforcing any remedies it may have in connection therewith) that any representation, warranty or certification made or deemed made by the Borrowers in connection with such Advance was not true and accurate when made. No course of dealing or waiver by the Administrative Agent in connection with any condition precedent to any Advance under this Agreement shall impair any right, power or remedy of the Administrative Agent with respect to any other condition precedent, or be construed to be a waiver thereof; nor shall the action of the Administrative Agent in respect of any Advance affect or impair any right, power or remedy of the Administrative Agent in respect of any other Advance.
     (b) Unless express notice is delivered to the Borrowers by the Administrative Agent and without prejudice to the generality of clause (a) above, any waiver by any such Person of any condition under this Agreement shall not affect the right of such Person to require compliance of the condition so waived for the purpose of any subsequent Advance.
     SECTION 6.4.12 Confirmation of Jenkins Skanska. If requested by the Administrative Agent, all payments to Jenkins Skanska shall be conditioned upon delivery of a certification, satisfactory to the Administrative Agent, which shall provide, among other things, that (a) the Borrowers have performed in all material respects their obligations under the Jenkins Skanska Contract and (b) Jenkins Skanska has received evidence satisfactory to it that financial arrangements have been made by the Borrowers to pay for all remaining construction costs in accordance with the Construction Component of the Budget.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make the Commitments hereunder, each Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VII.
     SECTION 7.1 Organization, etc. Greektown Holdings and each of its Subsidiaries is validly organized and existing and in good standing under the laws of the state or jurisdiction of its organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification and where failure to do so could reasonably be expected to result in a Material Adverse Effect; and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each of the other Operative Documents to which it is a party and to own, hold and, if applicable, lease its property and to conduct its business substantially as currently conducted by it the absence of which could reasonably be expected to result in a Material Adverse Effect; provided, however, that the failure of Greektown Holdings or any of its Subsidiaries to be in good standing in the State of Michigan shall be deemed to be a Material Adverse Effect.
     SECTION 7.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by Greektown Holdings and its Subsidiaries of this Agreement and each of the other Operative Documents to which it is a Party, and participation by Greektown Holdings and its Subsidiaries, in the consummation of all aspects of the Transaction, and the execution, delivery and performance by Greektown Holdings and its Subsidiaries of the other material agreements executed and delivered in connection with the Transaction are, in each case, within the such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any Organizational Documents of such Person;
     (b) contravene any of the Operative Documents or any other material contractual restriction binding on or affecting such Person;
     (c) contravene (i) any court decree or order binding on or affecting any such Person or (ii) any Legal Requirement binding on or affecting any such Person; or
     (d) result in, or require the creation or imposition of, any Lien on any of such Person’s properties (other than Permitted Liens).
     SECTION 7.3 Government Approval, Regulation, etc. After giving effect to the Interim Order or the Amended Final Order, as the case may be, except for the approvals, exemptions and determinations set forth in the MGCB Approval, no authorization or approval or other action by, and no notice to or filing with, any Governmental Instrumentality or regulatory body or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect and except for filings and registrations of any UCC financing statements, the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage or intellectual property filings (all of which have been duly executed and delivered to the Administrative Agent on or before the Original Closing Date by the Borrowers) reasonably advisable or necessary to record the Lenders’ security interest in certain personal, real or intellectual property included in the DIP Collateral) is required for the due execution, delivery or performance by the Borrowers of this Agreement and any other Loan Document to which it is a party, in each case by the parties thereto, or the consummation of the Transaction.
     SECTION 7.4 Validity, etc. After giving effect to the Interim Order or the Amended Final Order, as the case may be, this Agreement, each of the Operative Documents previously executed by Greektown Holdings and its Subsidiaries and each of the Loan Documents executed by Greektown Holdings and its Subsidiaries will, on the due execution and delivery thereof by such Person, constitute the legal, valid and binding obligation of such Person enforceable against it in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity).
     SECTION 7.5 Budget. The Budget:
     (a) sets forth the amount allocated to each line item during the thirteen (13) week period covered by such Budget and the total amounts which are anticipated to be incurred through the end of such thirteen (13) week period;
     (b) is consistent in all material respects with the provisions of the Loan Documents, the Orders, the Business Plan and, after delivery thereof, the plan of reorganization;

     (c) has been prepared in good faith, and to the best knowledge of each Borrower, fairly represents the Borrowers’ current expectation as to the matters covered thereby.
     SECTION 7.6 Financial Information. The financial statements of Greektown Holdings and its Subsidiaries, the Temporary Casino Complex and, if applicable, the Permanent Casino furnished or to be furnished to the Administrative Agent pursuant to Section 8.1.1 or otherwise have been prepared in accordance with GAAP consistently applied, and present fairly the financial condition of Greektown Holdings and its Subsidiaries, the Temporary Casino Complex and, if applicable, the Permanent Casino as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of operations, equity amounts, cash flow and all other financial information of Greektown Holdings and its Subsidiaries, the Temporary Casino Complex and, if applicable, the Permanent Casino furnished or to be furnished pursuant to Section 8.1.1 or otherwise have been and will for periods following the Original Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the financial condition of Greektown Holdings and its Subsidiaries, the Temporary Casino Complex and, if applicable, the Permanent Casino as at the dates thereof and the results of their operations for the periods then ended, except that quarterly financial statements need not include footnote disclosure and may be subject to ordinary year-end adjustment.
     SECTION 7.7 No Material Adverse Effect. No Material Adverse Effect has occurred since the date of the financial statements of Greektown Holdings and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 8.1.1.
     SECTION 7.8 Litigation, Labor Controversies, etc. There is no pending material litigation, action, proceeding, or labor controversy which could reasonably be expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Operative Document, except as disclosed in Item 7.8 of the Disclosure Schedule.
     SECTION 7.9 Ownership of Properties. Greektown Holdings and its Subsidiaries do not own, lease or hold any option to own or lease any Real Property other than the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, if applicable, the Permanent Casino Complex, the Easements, the Improvements and the properties listed in Item 7.9 of the Disclosure Schedule. Greektown Holdings and its Subsidiaries (x) in the case of Real Property owned by it or them, has good and marketable fee title to, (y) in the case of Real Property leased by it or them, holds valid and enforceable leasehold interests in, all of such owned or leased Real Property and (z) have good legal and beneficial title to the property, assets and revenues on which each purports to grant Liens pursuant to the Loan Documents, in each case, free and clear of all Liens or claims, except for Permitted Liens. Greektown Holdings and its Subsidiaries (x) in the case of personal property owned by it or them, has good and valid title to, and (y) in the case of personal property leased by it or them, holds valid and enforceable leasehold interests in, all of such material personal properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens other than Permitted Liens. Neither Greektown Holdings nor its Subsidiaries are a party to any agreement which grants an option to any such Person to purchase or lease any Real Property or personal property. All amounts due to any Governmental Instrumentality from Greektown Holdings or its Subsidiaries for the acquisition of the Development Parcels have been paid in full and no additional amount will be due from Greektown Holdings or its Subsidiaries with respect thereto.
     SECTION 7.10 Taxes. (a) Greektown Holdings and its Subsidiaries have filed, or caused to be filed, all material Tax and informational returns that are required to have been filed by it or them in any jurisdiction, and have paid all material Taxes shown to be due and payable on such returns and all other Taxes and assessments payable by it or them, to the extent the same have become due and payable (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established reserves therefor by allocating amounts that are adequate for the payment thereof and are required by GAAP.
     (b) Neither Greektown Holdings nor its Subsidiaries have incurred any material Tax liability in connection with the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements or the Improvements thereon or the other transactions contemplated by the Operative Documents which has not been disclosed in writing to, and approved by, the Administrative Agent, except as set forth in Item 7.10(b) of the Disclosure Schedule.
     SECTION 7.11 Pension and Welfare Plans. Prior to the Original Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, unless such Lien is not valid pursuant to the Bankruptcy Code. Except as disclosed in Item 7.11 of the Disclosure Schedule, no condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Greektown Holdings or its Subsidiaries of any material liability, fine or penalty. Except as disclosed in Item 7.11 of the Disclosure Schedule neither Greektown Holdings nor its Subsidiaries have any material Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 7.12 Permits. There are no material Permits that are required or will become required for the ownership or operation of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements or the Improvements thereon other than the Permits disclosed to the Construction Consultant. Each Permit as required to be obtained by the date that this representation is deemed to be made is in full force and effect and is not at such time subject to any appeals or further proceedings (other than with respect to renewal of such Permit from time to time) or to any unsatisfied condition (that is required to be satisfied by the date that this representation is deemed to be made) that may allow modification or revocation. Each Permit as not required to have been obtained by the date that this representation is deemed to be made is of a type that is routinely granted on application. Neither Borrower has any reason to believe that any Permit so indicated will not be obtained before it becomes necessary for the continued operation of the Temporary Casino Complex or, if applicable, the Permanent Casino Complex or that obtaining such Permit will result in undue expense or delay. Neither Greektown Holdings nor its Subsidiaries are in material violation of any condition in any Permit.

     SECTION 7.13 Reorganization Matters. The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider entry of the Interim Order has been given and proper notice of the hearing to consider entry of the Amended Final Order will be given.
     (a) After the entry of the Interim Order and the Amended Final Order, as applicable, the Obligations will constitute allowed administrative expense claims in each of the Cases having priority over all administrative expense claims and unsecured claims against each Borrower and each Subsidiary Guarantor now existing or hereafter arising, of any kind whatsoever, to the extent provided and as more fully set forth in the Interim Order and the Amended Final Order.
     (b) The Interim Order (with respect to the Interim Period) or the Amended Final Order (with respect to the period following the Interim Period), as the case may be, is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of the Administrative Agent and the Required Lenders.
     (c) With respect to any Credit Extension following the Interim Period, the Bankruptcy Court shall have entered the Amended Final Order no later than thirty (30) days after the entry of the Interim Order, in form and substance satisfactory to the Administrative Agent (A) authorizing and approving the DIP Facility, the Loan Documents and the transactions contemplated hereby and by the other Loan Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein, in any other Loan Document and in the Fee Letters and (B) lifting the automatic stay to permit the Loan Parties to perform their obligations and the Administrative Agent and the Lenders to exercise their rights and remedies with respect to the DIP Facility, this Agreement and the other Loan Documents, which Amended Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and the Required Lenders. All orders entered by the Bankruptcy Court pertaining to cash management, adequate protection and the DIP Facility shall, and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to Administrative Agent. The Prepetition Agent under the Prepetition Credit Agreement, the Prepetition Lenders and the Original Lenders shall not have objected to the entry of the Amended Final Order (or if they have objected, shall have agreed to withdraw such objection); and pursuant to the terms of the Amended Final Order, the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of the Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.
     (d) After the entry of the Interim Order (with respect to the Interim Period) or the Amended Final Order (with respect to the period following the Interim Period), notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the Stated Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and the Lenders shall be entitled to immediate payment of such

Obligations and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in and subject to the Interim Order and the Amended Final Order.
     SECTION 7.14 Environmental Warranties. Except as set forth in Item 7.14 in the Disclosure Schedule:
     (a) all facilities and property (including underlying groundwater) owned or leased by Greektown Holdings and its Subsidiaries have been, and continue to be, owned or leased by such Person in material compliance with all Environmental Laws;
     (b) there have been no past, and there are no pending or threatened
     (i) claims, complaints, notices or requests for information received by Greektown Holdings or its Subsidiaries with respect to any alleged violation of any Environmental Law, or
     (ii) complaints, notices or inquiries to Greektown Holdings or its Subsidiaries regarding potential liability under any Environmental Law relating to such facilities and property;
     (c) there have been no Releases of Hazardous Substances at, on or under any property now or previously owned or leased by Greektown Holdings or its Subsidiaries or relating to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, or any Easements or the Improvements thereon that, singly or in the aggregate, have, or could reasonably be expected to result in a Material Adverse Effect;
     (d) Greektown Holdings and its Subsidiaries have been issued and are in material compliance with all Permits relating to environmental matters which are necessary for its and their businesses;
     (e) no property now or previously owned or leased by Greektown Holdings or its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or, to either Borrower’s knowledge, abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Greektown Holdings or its Subsidiaries;
     (g) to each Borrower’s knowledge, neither it nor the Subsidiaries of Greektown Holdings have directly transported or directly arranged for the transportation of any Hazardous Substances to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Greektown Holdings or its

Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
     (h) to each Borrower’s knowledge, there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by Greektown Holdings or its Subsidiaries; and
     (i) no conditions exist at, on or under any property owned or leased by Greektown Holdings or its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.
     SECTION 7.15 Intellectual Property. Greektown Holdings or its Subsidiaries own or license (as the case may be) or will own or hold licenses for all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as Greektown Holdings considers necessary for the conduct of the businesses of Greektown Holdings and its Subsidiaries without any infringement upon rights of other Persons and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which could reasonably be expected to result in a Material Adverse Effect except as may be disclosed in Item 7.15 in the Disclosure Schedule.
     SECTION 7.16 Regulations U and X. Greektown Holdings and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 7.16 with such meanings.
     SECTION 7.17 Accuracy of Information. None of the factual information (including the Operative Documents and Schedule I), taken as a whole, heretofore or contemporaneously furnished by or on behalf of Greektown Holdings or its Subsidiaries to the Administrative Agent, the Issuer or any Lender for the purposes of, or in connection with, the Loan Documents contains any untrue statement of a material fact, or omits to state any material fact necessary to make such information, taken as a whole, not misleading. No factual information, taken as a whole, hereafter furnished in connection with any Operative Document by Greektown Holdings or its Subsidiaries to any of the Administrative Agent, the Issuer or any Lender will contain any untrue statement of a material fact on the date as of which such information, taken as a whole, is dated or certified and, and such factual information, shall not on the date as of which such information is dated or certified, omit to state any material fact necessary to make such information, not misleading. The projections that have been or will be made available to the Administrative Agent by or on behalf of the Borrowers have been or will be prepared in good faith based upon reasonable assumptions.
     SECTION 7.18 Existing Defaults. There is no breach which has occurred and is continuing under any of the Operative Documents beyond the expiration of applicable grace, notice or cure periods.

     SECTION 7.19 Contingent Liabilities. Neither Greektown Holdings nor its Subsidiaries has any material Contingent Liabilities in respect of Indebtedness or obligations except those authorized under or contemplated by the Operative Documents and not prohibited by this Agreement.
     SECTION 7.20 Business, Debt, Contracts, etc. Neither Greektown Holdings nor its Subsidiaries after being acquired by either Borrower has conducted any business other than the business contemplated by the Operative Documents. Neither Greektown Holdings nor its Subsidiaries has any outstanding Indebtedness other than Indebtedness incurred or permitted under the Loan Documents or liabilities other than those incurred or permitted under the Loan Documents, and is not a party to or bound by any Contract other than as contemplated by the Operative Documents to which such Person is a party or permitted under the Loan Documents.
     SECTION 7.21 Jenkins Skanska Contract; Contracts. Each of the Jenkins Skanska Contract and the other Contracts which have been executed by or on behalf of the Borrowers, the Operating Company and/or their Subsidiaries, as applicable, (w) is in full force and effect, except as provided in Schedule I, and there are no material defaults thereunder on the part of the Borrowers, any of their Subsidiaries or, to the best knowledge of the Borrowers, of the other party thereto which have not been previously disclosed in writing to the Administrative Agent (nor has any event, act or condition occurred which, with notice or expiration of any applicable grace period, or both, would constitute an event of default thereunder by the Borrowers, any of their Subsidiaries or, to the best knowledge of the Borrowers, the other party thereto, as the case may be and which has not been previously disclosed in writing to the Administrative Agent), (x) has not been terminated, modified, amended or assigned except as set forth in Schedule IV hereto or as otherwise permitted hereunder, (y) has not expired by its terms and (z) has been delivered to the Administrative Agent prior to the Effective Date.
     SECTION 7.22 Utilities. All utility services necessary for the operation of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements, the Improvements (other than Improvements on the Permanent Casino Site which are to be demolished as part of the construction of the Permanent Casino Complex) and all other property owned by Greektown Holdings or its Subsidiaries for its intended purposes are available at such Real Estate, as applicable, on commercially reasonable terms. All utility services necessary for the construction and the operation of the Project for its intended purposes are or will be available at the Site as and when required in accordance with the Jenkins Skanska Contract or the Contracts or otherwise on commercially reasonable terms.
     SECTION 7.23 Construction Documents. The Administrative Agent has received a true, complete and correct copy of each of the Construction Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any). A list of all Construction Documents entered into as of the Effective Date is attached hereto as Schedule IV.
     SECTION 7.24 Satisfaction to Construction Document Conditions. All conditions precedent to the obligations of the respective parties (other than the Borrowers or any of their

Subsidiaries) under the Construction Documents have been satisfied, except for such conditions precedent (a) the failure of which to be satisfied could not reasonably be expected to have a Material Adverse Effect or (b) which by their terms cannot be met until a later stage in the construction or operation of the Project, and the Borrowers have no reason to believe that any such condition precedent (the failure of which to be satisfied could reasonably be expected to have a Material Adverse Effect) cannot be satisfied on or prior to the appropriate stage in the construction or operation of the Project.
     SECTION 7.25 Construction Component of the Budget. The Construction Component of the Budget (a) is consistent with the provisions of the Transaction Documents in all material respects, (b) has been and will be prepared in good faith and with due care, (c) sets forth, for each Line Item, the total Project Costs which are anticipated to be incurred through Final Completion and (d) fairly represents the Borrowers’ expectation as to the matters covered thereby.
     SECTION 7.26 Milestone Schedule and Construction Schedule. The Milestone Schedule accurately specifies in summary form the Work and the other improvements that the Borrowers and Jenkins Skanska propose to complete through the Final Completion of the Project, all of which can be expected to be achieved, except as provided in Schedule I. The Construction Schedule (as submitted by the Borrowers and approved by the Administrative Agent) accurately specifies in summary form the Work and the other improvements that the Borrowers and Jenkins Skanska propose to complete in each calendar month from the Original Closing Date through the Final Completion of the Project, all of which can be expected to be achieved.
     SECTION 7.27 Performance of Construction. With respect to the construction of the Project, the Borrowers are taking or causing to be taken all action, making or causing to be made all Contracts and, if required, Subcontracts, and doing or causing to be done all things necessary to construct the Project diligently to Final Completion in accordance with the Construction Component of the Budget, the Construction Documents and all applicable laws.
     SECTION 7.28 Fees and Enforcement. Other than amounts that have been paid in full or will have been paid in full by the Effective Date or the date thereafter when due for same, no material fees or Taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity or enforceability of the Operative Documents.
     SECTION 7.29 ERISA Compliance. Greektown Holdings, its Subsidiaries and each member of the Controlled Group have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each Pension Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or a Pension Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Unless otherwise permitted under the Bankruptcy Code, neither the execution of this Agreement or the other Operative Documents nor the consummation of the Transactions is reasonably expected to constitute a “prohibited transaction” on the part of the Borrowers or any member of the Controlled Group within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under (i)

Section 408 of ERISA, (ii) under Section 4975(d) of the Code, (iii) regulations thereunder or (iv) an individual or class exemption.
     SECTION 7.30 Labor Disputes; Acts of God; Casualty and Condemnation. The Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements, the Improvements thereon and the business of Greektown Holdings and its Subsidiaries or, to the best knowledge of the Borrowers, any other party to a Construction Document, are not affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty, except as set forth in Item 7.30 in the Disclosure Schedule as in effect on the Effective Date. As of the date that this representation is made or deemed to be remade, there is no casualty or condemnation proceeding pending or, to the best knowledge of the Borrowers, threatened, affecting all or a portion of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements or the Improvements thereon.
     SECTION 7.31 Liens. Except for Permitted Liens, neither Greektown Holdings nor its Subsidiaries has secured or agreed to secure any Indebtedness by any Lien upon any of its or their present or future revenues or assets, upon the Greektown Holdings Membership Interests, the Equity Interests of Greektown Corporation, the Operating Company Membership Interests or Equity Interests of their Subsidiaries. Neither Greektown Holdings nor its Subsidiaries has any outstanding Lien or obligation to create Liens on or with respect to any of its properties or revenues, other than Permitted Liens.
     SECTION 7.32 Offices; Location of Collateral. The “location” (as such term is used in Section 9-301 of the Uniform Commercial Code as in effect in the State of New York from time to time) of Greektown Holdings and its Subsidiaries is Michigan. Greektown Holdings’ federal employer identification number is 20-3579386. Greektown Corporation’s federal employer identification number is 20-3711718. The Operating Company’s federal employer identification number is 38-3337941.
     SECTION 7.33 Government Regulation. Neither Greektown Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness, other than the Michigan Gaming Laws, or which may otherwise render all or any portion of the Obligations unenforceable.
     SECTION 7.34 No Brokers. Each Borrower represents that no broker or finder was responsible for or involved with the parties in connection with the transactions contemplated by this Agreement and the other Loan Documents and that there is no obligation for the payment of any brokerage commission, compensation or fee of any kind with respect to this Agreement or any other Loan Document except those set forth in Item 7.34 in the Disclosure Schedule.
     SECTION 7.35 No Building Code Violation. Greektown Holdings represents that neither it nor its Subsidiaries has received any notice from any Governmental Instrumentality of any building or other similar violation with respect to the Temporary Casino Complex, the

Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements, the Improvements thereon or other property owned by it or them and that there are no such violations except as may be set forth in Item 7.35 in the Disclosure Schedule.
     SECTION 7.36 Subsidiaries. (a) Greektown Holdings represents that it has no Subsidiaries other than the Operating Company, Greektown Corporation, TGCP, the owner of the property described on Exhibit L-2, Contract Builders, the owner of the property described on Exhibit L-5 and Realty Equity, the owner of the property described on Exhibit L-6.
     (b) Greektown Corporation represents that it has no Subsidiaries.
     SECTION 7.37 MGCB Approval. Greektown Holdings represents that
     (a) as of the Effective Date, the MGCB Approval (y) is in full force and effect and (z) is not subject to any appeals or further proceedings;
     (b) the MGCB Approval has granted MLPF&S, in its capacity hereunder as the Lead Arranger, Wells Fargo and MLCC, in their capacity hereunder as the Co-Managers, MLCC, in its capacity hereunder as the Administrative Agent and the Lenders hereunder on the date hereof, an exemption from the supplier-licensing requirements under Michigan Gaming Law and as of the date that this representation is made or deemed made the MGCB Approval provides that Assignee Lenders and Participants are not subject to such supplier-licensing requirements;
     (c) except as disclosed in writing to the Administrative Agent, neither it nor its Subsidiaries has received any notice from the MGCB or any other Governmental Instrumentality stating that a violation exists or has occurred under or with respect to the MGCB Approval or other material Legal Requirement applicable to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (if applicable), the Permanent Casino Complex, the Easements, the Improvements thereon or other property owned by it or them; and
     (d) no order, judgment or decree of any Governmental Instrumentality purports to enjoin or restrain Greektown Holdings or any of its Subsidiaries from engaging in the gaming activities at the Temporary Casino as presently conducted or enjoin or restrain Greektown Holdings or any of its Subsidiaries, the Lenders or any of the Administrative Agent from entering into this Agreement or any of the other Operative Documents to which any of them is a party.
     SECTION 7.38 Prepetition Liens and Security. (a) The Borrowers and the Subsidiary Guarantors recognize and acknowledge that the credit extended by the Prepetition Agent and the Prepetition Lenders pursuant to the Prepetition Credit Agreement (including the funding of any letters of credit post-petition and amounts due with respect to the Prepetition Rate Protection Agreements) is secured by valid, perfected, enforceable first-priority Liens and security interests in the Prepetition Collateral granted by the Borrowers and the Subsidiary Guarantors to the Prepetition Agent, Prepetition Lenders and the Prepetition Secured Parties, which Liens and security interests are not subject to challenge, subordination (other than validly perfected Liens arising under the Construction Documents), defense, disallowance or otherwise are avoidable, except for validly perfected construction liens.
     (b) Any objection or challenge by any statutory committee appointed in the Cases, creditor, or party in interest in the Cases to the Prepetition Agent’s, the Prepetition Lenders’ and the Prepetition Secured Parties’ Liens and security interests in the Prepetition Collateral shall have been made within ninety (90) days of the Petition Date. The statutory committee appointed in the Cases, creditors, and other parties in interest in the Cases failed to challenge or object to the Prepetition Agent’s, the Prepetition Lenders’ and the Prepetition Secured Parties’ Liens and security interests in the Prepetition Collateral within such time period, and have been deemed to have accepted such Liens and security interests and waived such party’s rights to challenge such Liens and security interests.
     SECTION 7.39 No Offsets. None of the Borrowers has any offsets or defenses to their obligations under the Loan Documents nor any claims or counterclaims against the Administrative Agent or the Lenders.
     SECTION 7.40 Board of Managers. Except as otherwise provided in clause (b) of Section 8.1.37, the Borrowers have agreed to reconstitute the Board of Managers of the Operating Company and Greektown Holdings with a majority of independent members such that after receiving MGCB approval, the voting members of the Board of Managers shall consist only of the following five (5) individuals: Darwin McCoy, Joseph Eitrem, Louis Glazier, Jacob Miklojcik and Wendell M. Long, or such other individuals approved by the Administrative Agent in its sole discretion and, to the best knowledge of each Borrower, no event, act or condition exists that would delay or prevent the installation of Wendell M. Long as a member of the Board of Managers of the Operating Company and Greektown Holdings, except completion by the MGCB of its requisite background investigation and approval process; provided, however, that prior to the MGCB’s approval of Wendell M. Long as a member of the Board of Managers of the Operating Company and Greektown Holdings and upon the direction of the Administrative Agent, the Board of Managers of the Operating Company and Greektown Holdings shall be reconstituted as a three (3) voting member Board of Managers with a majority of independent members, it being agreed that Louis Glazier, Jacob Miklojcik and Wendell M. Long are deemed independent members.
ARTICLE VIII
COVENANTS
     SECTION 8.1 Affirmative Covenants. Each Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been indefeasibly paid and performed in full (other than indemnification Obligations not then due and payable), each Borrower will perform or cause to be performed the obligations set forth in this Section 8.1; provided, however, the covenants set forth herein shall not be applicable to a Surplus Parcel or a Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12.

     SECTION 8.1.1 Financial Information, Reports, Notices, etc. Greektown Holdings will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within thirty (30) days after the end of each month other than the last month of any Fiscal Quarter, a consolidated income statement, a balance sheet and a statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries, in each case, as of the end of such month, certified as complete and correct by the chief financial or accounting Authorized Representative of Greektown Holdings;
     (b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, a copy of the quarterly consolidated audited financial statements for such Fiscal Quarter for the Operating Company, a consolidated balance sheet of Greektown Holdings and each of its Subsidiaries as of the end of such Fiscal Quarter and a consolidated statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, in the case of the Operating Company as audited, and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, in the case of the Operating Company as audited (without any Impermissible Qualification) by nationally recognized independent public accountants reasonably acceptable to the Administrative Agent (as of the Original Closing Date, KPMG LLP is acceptable to the Administrative Agent); provided, however, that as soon as available and in any event no later than March 1, 2009, Greektown Holdings shall deliver to the Administrative Agent a copy of the quarterly consolidated audited financial statements for the Fiscal Quarter ending December 31, 2008 for the Operating Company;
     (c) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual consolidated audited financial statements for such Fiscal Year for Greektown Holdings and each of its Subsidiaries, including therein a balance sheet of Greektown Holdings and each of its Subsidiaries as of the end of such Fiscal Year and a statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries for such Fiscal Year, in each case as audited (without any Impermissible Qualification) by nationally recognized independent public accountants reasonably acceptable to the Administrative Agent (as of the Original Closing Date, KPMG LLP is acceptable to the Administrative Agent);
     (d) as soon as available and in any event within twenty (20) days after the end of each calendar month, a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of Greektown Holdings, showing compliance with its covenants set forth herein;
     (e) as soon as available, and in any event within twenty (20) days after the end of each calendar month, a report (with a copy to the Prepetition Agent) setting forth the amount of Available Cash and Excess Available Cash as of the end of the preceding month;

     (f) as soon as possible and in any event within five (5) days after the occurrence of a Default under the Loan Documents or any default under the Development Agreement, the Indemnity Agreement, any approval by the MGCB (including the MGCB Approval), a statement of the chief executive, financial or accounting Authorized Representative of Greektown Holdings setting forth details of such Default or other default, as the case may be, and the action which such Person has taken and proposes to take with respect thereto;
     (g) as soon as possible and in any event within five (5) Business Days after (w) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy of the type and materiality described in Section 7.8, (x) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 7.8, (y) the occurrence of any material dispute or adverse development between the Borrowers or any of their Subsidiaries and Jenkins Skanska, any Contractor or any Subcontractor or (z) the Borrowers or any of their Subsidiaries obtains knowledge of any material dispute or adverse development between Jenkins Skanska and any Contractor or Subcontractor, notice thereof and, to the extent the Administrative Agent reasonably requests, copies of all documentation relating thereto, except to the extent that such delivery would breach any confidentiality agreement or affect adversely the privileged nature of any such document;
     (h) promptly after the sending or filing thereof, copies of all material reports, registration statements and financial statements delivered to the MGCB or any other Governmental Instrumentality with respect to the Temporary Casino Complex, the Permanent Casino Complex or the Development Agreement;
     (i) as soon as possible and in any event within five (5) Business Days after becoming aware of (v) the institution of any steps by Greektown Holdings, any of its Subsidiaries or any other Person to terminate any Pension Plan if termination of such plan would reasonably be expected to result in a liability to Greektown Holdings or any of its Subsidiaries in excess of $1,000,000, (w) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (x) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that Greektown Holdings, its Subsidiaries or any member of either Borrowers’ Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, (y) the occurrence of any event with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Greektown Holdings or any of its Subsidiaries of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto or (z) any material increase in the Contingent Liability of Greektown Holdings or any of its Subsidiaries with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;
     (j) promptly upon receipt thereof, copies of all detailed management letters submitted to Greektown Holdings or any of its Subsidiaries by the independent public accountants referred to in clause (c) in connection with each audit made by such accountants of the books of Greektown Holdings and its Subsidiaries;

     (k) promptly when available and in any event no later than forty-five (45) days prior to the last day of each Fiscal Year (commencing after the Original Closing Date), a budget for the next Fiscal Year, which budget shall be prepared on a Fiscal Quarter basis and shall contain a projected, consolidated balance sheet and statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries for such Fiscal Year, prepared in reasonable detail by the chief accounting or financial Authorized Representative of Greektown Holdings (the Administrative Agent shall have the right to request clarifications on such budget within thirty (30) days after delivery thereof);
     (l) promptly and in any event within five (5) Business Days after the receipt thereof, any material notice received by Greektown Holdings, any of its Subsidiaries, Monroe, Kewadin, the Authority or the Tribe from the MGCB, including exception reports, which notice relates to the operation or maintenance of the Temporary Casino Complex, the Permanent Casino Complex, any Permit related thereto or any Equity Interest in Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority;
     (m) as soon as possible and in any event within five (5) days after the notice of any termination or any requests for indemnification or payment of any other party or any other notice (unless delivered pursuant to clause (f) of this Section 8.1.1) relating to material rights or obligations with respect to the Development Agreement, the Indemnity Agreement, the Lac Vieux Settlement Agreement, the MGCB Approval or any other Project Document;
     (n) any change in the Authorized Representatives of Greektown Holdings, any of its Subsidiaries or the Authority and such notice shall include a certified specimen signature of any new Authorized Representative so appointed and, if requested by the Administrative Agent, satisfactory evidence of the authority of such new Authorized Representative;
     (o) the occurrence or existence of any Environmental Matter requiring notice to a Governmental Instrumentality or with respect to which notice is received from a Governmental Instrumentality;
     (p) any Event of Loss or any other event or development which could reasonably be expected to result in a Material Adverse Effect;
     (q) promptly, but in no event later than five (5) days after the receipt thereof by Greektown Holdings or any of its Subsidiaries, copies of (x) any material document or agreement entered into on or after the Original Closing Date, relating to the development, construction, maintenance or operation of the Temporary Casino Complex or the Permanent Casino Complex and any Permits obtained or entered into by Greektown Holdings or its Subsidiaries after the Original Closing Date, (y) any amendment, supplement or other modification to any Permit received by the Borrowers after the Original Closing Date and (z) all material notices relating to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, and, if applicable, the Permanent Casino Complex, Greektown Holdings or its Subsidiaries received by or delivered to Greektown Holdings, any of its Subsidiaries, Monroe,

Kewadin, the Authority or the Tribe from any Governmental Instrumentality or any other Person;
     (r) promptly when available and in any event no later than the date set forth in the Development Agreement for the delivery of such items, after giving effect to applicable grace, notice and cure periods under the Development Agreement (unless waived or no longer required by the City and the EDC), without duplication, all designations given by the City pursuant to Section 2.7 of the Development Agreement, a copy of the information required by clause (b) of Section 3.7, Section 3.9, Section 9.2 and Section 11.2 of the Development Agreement, all notifications given by or on behalf of the Operating Company to the City pursuant to Section 3.11 of the Development Agreement and any Transfer (as such term is defined in the Development Agreement) under Section 8.1 or 8.2 of the Development Agreement and any notifications given by the City, or by or on behalf of the Operating Company pursuant clause (a) of Section 14.16 or clause (b) of Section 14.16 of the Development Agreement; and
     (s) periodic reporting packages and such other information respecting the condition or operations, financial or otherwise, of Greektown Holdings and its Subsidiaries as required by the other Loan Documents (including (i) monthly updates with respect to the status of completion of the Exit Milestones (including the status of the Sales Process) which shall include a status report from the investment bankers engaged by the Borrowers and (ii) monthly updates to the Budget, weekly and monthly cash flow variance reports and explanations to be delivered no later than 12:00 noon New York time every Wednesday in a form acceptable to the Lenders, information and reports from the chief accounting or financial Authorized Representative of Greektown Holdings, in such detail as the Administrative Agent or any Lender or the Issuer through the Administrative Agent may reasonably request, with respect to the terms of and information provided pursuant to any Compliance Certificate), the Development Agreement, the Indemnity Agreement, the Lac Vieux Settlement Agreement, or the MGCB Approval, and as the Prepetition Agent or any Lender or the Issuer through the Administrative Agent may from time to time reasonably request.
     SECTION 8.1.2 Compliance with Laws, etc. Greektown Holdings and its Subsidiaries will comply in all material respects with all applicable Legal Requirements, including:
     (a) the post-petition maintenance and preservation of the corporate or other organizational existence of Greektown Holdings and its Subsidiaries and each of their material rights, privileges and contractual obligations; and
     (b) the payment, before the same become delinquent, of all material post-petition obligations, including material Taxes, assessments and charges imposed upon it or upon its property by any Governmental Instrumentality, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books;

provided, however, that any Default for non-compliance with the Legal Requirement to provide the MGCB with quarterly consolidated audited financial statements for the Fiscal Quarter ending December 31, 2008 within thirty (30) days of the end of such Fiscal Quarter shall be waived until March 1, 2009; provided, further, however, that such waiver shall not apply to any sanction or enforcement action of the MGCB with respect to such non-compliance.
     SECTION 8.1.3 Budget and Variance, as Modified or Approved by Agent.
     (a) Attached to this Agreement is the Budget covering the Budget Period commencing on January 3, 2009 and ending on April 3, 2009. Within ten (10) Business Days prior to April 3, 2009 and each Budget Period thereafter, the Borrowers shall deliver to the Administrative Agent a Budget covering the thirteen (13) weeks commencing on the first Business Day after the end of the current Budget Period which Budget shall be subject to the approval of the Lenders; provided, however, that the line items in such Budget specifying the amount of anticipated expenses included within the Carve-Out shall neither limit the Borrowers’ expenditures in respect of such line items nor reduce or limit the Carve-Out. The Budget shall set forth all expenditures by the Operating Company for the Project currently under construction and all of the Borrowers’ and the Subsidiary Guarantors’ cash flow and certain expenditures.
     (b) The Borrowers shall deliver to the Administrative Agent an updated Budget every month which shall cover the thirteen (13) weeks commencing on the first Business Day after the end of every month following the month in which the second Budget was delivered pursuant to clause (a) above.
     (c) No later than 12:00 noon New York time on Wednesday of each calendar week (or, if such Wednesday is not a Business Day, on the next succeeding Business Day), in form and substance that is acceptable to the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a variance report/reconciliation setting forth in reasonable detail any variances from the Operating Component of the Budget on the basis of (i) the actual preceding week and (ii) the cumulative thirteen (13) week period, together with an explanation of such variances.
     (d) No later than 12:00 noon New York time on the tenth (10th) day of each calendar month (or, if such tenth (10th) day is not a Business Day, on the next succeeding Business Day), in form and substance that is acceptable to the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a variance report/reconciliation setting forth in reasonable detail any variances from the Budget on the basis of the actual preceding three (3) month period, together with an explanation of such variances.
     (e) From and after the Original Closing Date, all of the construction expenditures, cash flow and other certain expenditures during each Budget Period of the Borrowers and their Subsidiaries shall be set forth in the line items in such Budget, as such Budget may be modified from time to time with the consent of the Lenders. The Net Cash Flow Variance shall not exceed the greater of $3.0 million or 10% of the budget net cash flow (as set forth in the Operating Component of the Budget, the “Budget Net Cash Flow”) as measured on a cumulative monthly basis for any three (3) months;

provided, however, that the foregoing shall not limit the amount to be included in the Carve-Out.
     (f) Except for the Carve Out and the Post-Default Carve-Out, prior to repayment in full of the DIP Facility the termination of the Commitments, and the repayment of the Letter of Credit Reimbursement Obligations, all payments to be made by the Borrowers whether from proceeds of the Loans, draws under the Letters of Credit or Available Cash shall be made in accordance with the Budget. The Borrowers shall promptly provide the Administrative Agent with reasonably detailed back-up documentation relating to the Borrowers’ and Operating Company’s cash flows as may be reasonably requested by the Administrative Agent from time to time.
     (g) Except for the Post-Default Carve-Out, prior to the repayment in full of the DIP Facility the termination of the Commitments, and the repayment of the Letter of Credit Reimbursement Obligations, all payments (inclusive of costs, expenses and fees) to be made by the Borrowers or the Operating Company shall be made in accordance with the Budget or as otherwise set forth herein.
     (h) The Borrowers and the Subsidiary Guarantors shall not spend any cash, including cash collateral and Available Cash, except as approved pursuant to the Budget.
     (i) The Budget shall not be amended or otherwise modified without first obtaining the prior written consent of the Administrative Agent.
     SECTION 8.1.4 Business Plan. (a) The Borrowers shall have delivered the Business Plan to the Administrative Agent.
     (b) Each Borrower and Subsidiary Guarantor shall operate its respective business and conduct its respective operations in accordance with the Business Plan, as approved by the Administrative Agent.
     SECTION 8.1.5 Carve-Out. The Carve-Out shall be reflected in (but not limited by) the Budget.
     (a) On the day on which a Carve-Out Trigger Notice is given to the Borrowers, the Borrowers shall fund a segregated account (the “Post-Default Carve-Out Account”) in an aggregate amount equal to $2,250,000 plus the actual amount of incurred and unpaid fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases prior to the date of the delivery of the Carve-Out Trigger Notice, whether or not in excess of the budgeted amount for such fees and expenses of Professionals through such date (the “Post-Default Carve-Out”).
     (b) Amounts on deposit in the Post-Default Carve-Out Account shall be used solely to satisfy the fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases arising under the Post-Default Carve-Out and the balance in the Post-Default Carve-Out Account shall not be available to pay the principal amount of the Loans and the amount of Letter of Credit Reimbursement Obligations representing amounts drawn under Letters of Credit or to pay any pre-

petition or other post-petition obligations until such time as the fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases arising under the Carve-Out and the Post-Default Carve-Out shall have been paid in full, notwithstanding any purported or asserted Lien, claim or right to such balance.
     (c) Nothing herein shall constitute a waiver by the Prepetition Agent, the Prepetition Lenders, the Administrative Agent or the Lenders of their rights to object to the fees and expenses of any Professional retained by the Debtors or an official committee appointed in the Cases, all such rights being specifically reserved.
     (d) Notwithstanding the foregoing, the DIP Facility, all cash, cash collateral and Available Cash, the Carve-Out and the Post-Default Carve-Out (including any proceeds on deposit in the Post-Default Carve-Out Account) shall not be available for any fees or expenses incurred by any party, including any Debtor or any official committee appointed in the Cases, or its or their Professionals, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings, contested matter, objection, other litigation or discovery against any of the Prepetition Agent, the Prepetition Lenders, the Administrative Agent, the Lenders, or their advisors, agents or subagents, including, without limitation, challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Obligations and the Liens and claims granted hereunder in favor of the Prepetition Agent, the Prepetition Lenders, the Administrative Agent and the Lenders.
     SECTION 8.1.6 Company Exit Milestones. The Borrowers shall satisfy the following milestones as set forth below (collectively, the “Exit Milestones”):
     (a) If the Borrowers execute an asset purchase agreement with respect to the Borrowers’ company assets and operations by June 1, 2009 pursuant to item (1) of clause (b) of Section 8.1.38, the Borrowers shall have filed with the Bankruptcy Court a motion seeking entry of an order, satisfactory in all respects to the Administrative Agent, approving certain bidding procedures pursuant to the offering memorandum for the sale of the Borrowers’ company assets and operations (the “Sales Process”) by June 1, 2009;19
     (b) By June 1, 2009, the Borrowers shall have either (1) received all final bids from potential buyers or (2) filed a reorganization plan acceptable to the Lenders and the Prepetition Lenders with the Bankruptcy Court;
     (c) If the Borrowers accept a final bid, such final bid shall be filed with the Bankruptcy Court by June 15, 2009;
     (d) If the Borrowers file a reorganization plan with the Bankruptcy Court in accordance with clause (b) above or file the final bid with the Bankruptcy Court in

[19]	Amended by the Second Amendment to DIP Credit Agreement.

accordance with clause (c) above, and no default or Event of Default has occurred and is continuing, the DIP Facility Termination Date shall be December 31, 2009; and20
     (e) The Borrowers shall have either completed the sale of the Borrowers’ company assets and operations or consummated a plan of reorganization by December 31, 2009.21
     SECTION 8.1.7 Continued Effectiveness of Licenses. The Gaming License, liquor license(s) and legal authority to conduct gaming from the MGCB or the City continue to be effective.
     SECTION 8.1.8 Maintenance of Properties; Operation; Reserves. Greektown Holdings and its Subsidiaries will maintain, preserve, protect and keep the portion of the Temporary Casino Complex and the Surplus Parcels, the Development Parcels and, if applicable, the Permanent Casino Complex owned or leased by it or them in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times. Greektown Holdings and its Subsidiaries (other than Greektown Corporation) will operate the portion of the Temporary Casino Complex and, if applicable, the Permanent Casino Complex owned and/or leased by it or them in a manner consistent in all material respects with the Development Agreement. Greektown Holdings and its Subsidiaries shall maintain adequate working capital reserves and other reserves as set forth in the annual budget to be delivered by Greektown Holdings in accordance with clause (k) of Section 8.1.1.
     SECTION 8.1.9 Insurance. (a) Greektown Holdings and each of its Subsidiaries shall maintain the insurance required under the Prepetition Credit Agreement and the Required Insurance and shall comply in all material respects with the Insurance Requirements.
     (b) In connection with the Prepetition Credit Agreement, the Borrowers and the Administrative Agent previously entered into an agreement (the “Supplemental Insurance Agreement”) pursuant to which the Borrowers agreed to maintain (or cause each of their Subsidiaries, Jenkins Skanska and/or the Contractors to maintain), with financially sound and reputable insurers, insurance (including, without limitation, professional liability insurance, commercial general liability insurance, automobile liability insurance, workers compensation insurance, disability benefits insurance, umbrella/excess liability insurance, builder’s all risk and pollution liability insurance) with respect to liabilities, losses or damage in respect of the construction of the Project, the assets, properties and businesses of the Borrowers and each of their Subsidiaries as may from time to time customarily be carried or maintained under similar circumstances by companies of established reputation engaged in similar construction projects and similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for construction Projects and companies similarly situated in the industry (such insurance as shall be set

[20]	Amended by the Fourth Amendment to DIP Credit Agreement.

[21]	Amended by the Fourth Amendment to DIP Credit Agreement.

forth in the Supplemental Insurance Agreement, the “Required Insurance”). The Borrowers shall comply with the Supplemental Insurance Agreement.
     SECTION 8.1.10 Books and Records. Greektown Holdings and each of its Subsidiaries shall maintain adequate books, accounts and records with respect to the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Developmental Parcels, the Permanent Casino Complex (if applicable) and the other property owned by it in compliance in all material respects with the regulations of any Governmental Instrumentality having jurisdiction thereof and, with respect to financial statements, in accordance with GAAP. Subject to Michigan Gaming Laws, Greektown Holdings and each of its Subsidiaries shall permit (at the Borrowers’ sole cost and expense) employees, agents and accountants of the Administrative Agent at any reasonable times and upon reasonable prior notice to inspect the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Developmental Parcels, the Permanent Casino Complex (if applicable) and the other property owned by it, to examine or audit all of the books, accounts and records pertaining or related thereto or to Greektown Holdings and its Subsidiaries, to make copies and memoranda thereof and, with respect to any Environmental Matters, to perform any tests or studies and prepare any reports reasonably required by the Administrative Agent. So long as no Event of Default has occurred and is continuing, the Borrowers shall not be obligated to pay for more than one inspection, examination and audit requested by the Administrative Agent during each calendar quarter.
     SECTION 8.1.11 Environmental. Greektown Holdings and each of its Subsidiaries will:
     (a) use and operate the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, and, if applicable, the Permanent Casino Complex in material compliance with all Environmental Laws, keep all necessary Permits relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Substances thereat in material compliance with all applicable Environmental Laws;
     (b) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to potential liability under or non-compliance with, Environmental Laws in connection with the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex, and shall promptly resolve or diligently undertake to resolve any material non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law; and
     (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 8.1.11.
     SECTION 8.1.12 Additional Collateral. Greektown Holdings shall and shall cause its Subsidiaries to cause the Administrative Agent to have at all times a first priority perfected security interest (subject only to Permitted Liens) in all of the property (real and personal) owned from time to time by Greektown Holdings or any of its Subsidiaries to the extent the same constitutes or would constitute “Security” under the Loan Documents. Without limiting the generality of the foregoing, Greektown Holdings shall and shall cause its Subsidiaries to execute, deliver and/or file (as applicable) or cause to be executed, delivered and/or filed (as applicable), pledge agreement(s), the security agreement(s), mortgages, Uniform Commercial Code (Form UCC-1) financing statements, Uniform Commercial Code continuation statements, Uniform Commercial Code termination statements, and other documentation necessary to grant and perfect such security interest, in each case in form and substance satisfactory to the Administrative Agent.
     SECTION 8.1.13 Use of Proceeds. The Borrowers shall apply the proceeds of the Credit Extensions:
     (a) in the case of Delayed Draw Term A-1 Loans, Delayed Draw Term B-1 Loans, Revolving Loans and Letters of Credit, to make capital contributions to the Operating Company which the Operating Company will use for construction or operating costs incurred by the Operating Company in accordance with the Budget as approved by the Administrative Agent; and22
     (b) in the case of Delayed Draw Term A Loans, to make capital contributions to the Operating Company which the Operating Company will use for construction costs for the Project in accordance with the Construction Component of the Budget as approved by the Administrative Agent.23
     SECTION 8.1.14 Repayment of Indebtedness. The Borrowers shall repay or cause to be repaid all Indebtedness due under this Agreement and the other Loan Documents in accordance with the terms hereof and thereof, as the case may be. In the case of any Indebtedness of Greektown Holdings or its Subsidiaries under any of the Operative Documents which is not an Obligation and the repayment of which is limited by any term of such Operative Documents, the Borrowers shall repay or cause to be repaid such Indebtedness in accordance with such limitation.
     SECTION 8.1.15 Compliance with Legal Requirements. Greektown Holdings and each of its Subsidiaries shall (x) own, maintain and operate the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex in compliance in all material respects with all applicable Legal Requirements, including the Permits, the Environmental Laws and Michigan Gaming Laws and (y) procure, maintain and comply, or cause to be procured, maintained and complied with, in all material respects, the Certificate of Suitability and all Permits required for any ownership, financing, maintenance or operation of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex or any part thereof at or before the time each such Permit becomes necessary for the ownership, financing, maintenance or operation thereof, as the case may be, as contemplated by the Operative Documents, except that Greektown Holdings and its Subsidiaries may, at their

[22]	Amended by the Fourth Amendment to DIP Credit Agreement.

[23]	Amended by the Fourth Amendment to DIP Credit Agreement.

expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, provided, however, that (1) none of the Administrative Agent, any of the Lenders, Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority would be subject to any liability for failure to comply therewith, (2) all proceedings to enforce such Legal Requirements against the Administrative Agent, the Lenders, Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority are effectively stayed during the entire pendency of such contest and (3) the Temporary Casino Complex and, if applicable, the Permanent Casino Complex may be operated for its intended purpose. Greektown Holdings and its Subsidiaries shall comply in all material respects with the obligations of the Operating Company under the Indemnity Agreement and the Development Agreement, in each case, in accordance with the terms thereof (subject to any waivers, amendments, modifications, replacements or restatements thereof, in each case, as permitted by this Agreement).
     SECTION 8.1.16 Security Interest in Newly Acquired Property. If Greektown Holdings or any of its Subsidiaries shall at any time acquire any interest in property not covered by the Loan Documents or enter into any material document or agreement after the Original Closing Date, relating to the development, construction, maintenance or operation of the Temporary Casino Complex or the Permanent Casino Complex, then promptly upon such acquisition or execution such Person so acquiring or executing, as the case may be, shall give notice thereof to the Administrative Agent and, if requested by the Administrative Agent, shall or shall cause any Subsidiaries of such Person to execute, deliver and record a supplement to the Loan Documents, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such interests to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party) and deliver to the Administrative Agent, on behalf of the Secured Parties, Consents (with such changes thereto as are reasonably acceptable to the Administrative Agent) with respect to the collateral assignment of any such Project Document and shall supplement, modify and amend all Schedules and Exhibits to this Agreement and all Project Documents, as required by the Administrative Agent in its sole discretion, to reflect such acquisition (each of which shall be in form and substance satisfactory to the Administrative Agent in its sole discretion).
     SECTION 8.1.17 Proper Legal Forms. Greektown Holdings and its Subsidiaries shall take all action within their control required or advisable to ensure that each of the Operative Documents is in proper form for the enforcement thereof.
     SECTION 8.1.18 Preserving the DIP Collateral; Further Assurances. Greektown Holdings and its Subsidiaries shall undertake all actions and execute all further documents, financing statements, agreements and instruments which are necessary or appropriate in the reasonable judgment of the Administrative Agent and as required by the Michigan Gaming Laws or as may be required by other applicable law to (x) effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Loan Documents; (y) maintain the Secured Parties’ respective security interests under the Loan Documents in the DIP Collateral in full force and effect at all times (including the priority thereof) and (z) preserve and protect the DIP Collateral and protect and enforce such Person’s rights and title and the respective rights of the Secured Parties to the DIP Collateral, including the making or delivery of all filings and recordations (including filing UCC and other financing statements and mortgages in form and substance satisfactory to the Administrative Agent), the delivery to the Administrative Agent of all such instruments and documents (including title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section, the payments of fees and other charges, the issuance of supplemental documentation, the discharge of all claims or other Liens (other than the Permitted Liens) adversely affecting the respective rights of the Secured Parties to and under the DIP Collateral (except to the extent same is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in case of any charge or claim which has or may become a Lien against any of the DIP Collateral, such Lien shall be subject and subordinate in all respects to the Liens held by the Administrative Agent (unless bonded) and such contested proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such charge or claim which has or may become a Lien against any of the DIP Collateral) and the publication or other delivery of notice to third parties. The Borrowers and the Subsidiary Guarantors agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.
     SECTION 8.1.19 Application of Insurance and Condemnation Proceeds.
     (a) As a material inducement to the Lenders to enter into this Agreement, if any Event of Loss shall occur with respect to the Temporary Casino Complex, any Improvements on the Surplus Parcels, the Trappers Alley Parcel or the Development Parcels or the Permanent Casino Complex (as applicable) or any part thereof, Greektown Holdings and its Subsidiaries shall (x) promptly upon discovery or receipt of notice thereof provide written notice thereof to the Administrative Agent, (y) diligently pursue all its rights to compensation against all relevant insurers, reinsurers and/or Governmental Instrumentalities, as applicable, in respect of such event and (z) not, without consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim involving an amount in excess of $2,000,000 per claim.
     (b) All awards, amounts, damages, compensation, payments, settlements and proceeds (including instruments) in respect of any Event of Loss including the proceeds of any insurance policy required to be maintained by Greektown Holdings or its Subsidiaries hereunder and awards or settlements from any condemnation (collectively, “Loss Proceeds”) shall be applied as provided in this clause (b); subject, however, to the applicable provisions of the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage, the Development Agreement and/or the Trappers Alley Lease. All Loss Proceeds shall be paid and disbursed in accordance with the terms of Section 3.4 of the Mortgage. If any Loss Proceeds are paid directly to Greektown Holdings, any of its Subsidiaries, Kewadin, Monroe or the Authority or any Affiliate of any of the foregoing by any insurer, reinsurer, Governmental Instrumentality or such other payor, (x) such Loss Proceeds shall be received in trust for application in accordance with this Section, (y) such Loss Proceeds shall be segregated from other funds of such Person and (z) if required under Section 3.4 of the Mortgage, such Person shall pay (or, if applicable, Greektown Holdings shall cause such Person to pay) such Loss Proceeds over to the

     Administrative Agent in the same form as received (with any necessary endorsement) for deposit in such account.
     SECTION 8.1.20 Compliance with Project Documents. Greektown Holdings and its Subsidiaries shall comply duly and promptly, in all material respects, with their obligations, and enforce all of their respective rights, under all Project Documents.
     SECTION 8.1.21 Accountant’s Engagement Letter. At least annually after the Original Closing Date, Greektown Holdings shall inform the independent certified public accountant which it engaged to audit, prepare or review the financial statements required to be delivered in accordance herewith in writing that the primary intent of Greektown Holdings in retaining such accountant is to benefit the Lenders. Greektown Holdings shall promptly deliver a copy of each such letter to the Administrative Agent.
     SECTION 8.1.22 Available Cash. On or before the date that the report of Available Cash is delivered to the Administrative Agent as required under clause (e) of Section 8.1.1, the Borrowers shall deliver, together with such report, all Excess Available Cash as set forth in such report to the Administrative Agent and the Prepetition Agent, as applicable.
     SECTION 8.1.23 Estoppel Certificates. Within fifteen (15) Business Days after request by the Administrative Agent, Greektown Holdings or the Operating Company on its behalf shall request the City to deliver to the Administrative Agent an estoppel certificate executed by the City and the EDC pursuant to Section 14.25 of the Development Agreement and shall thereafter use reasonable efforts and diligence to cause delivery thereof by the City and the EDC.
     SECTION 8.1.24 Cash Management. Subject to the Budget and Section 3.1, the Borrowers and Subsidiary Guarantors shall maintain a cash management system substantially identical to the cash management system that they maintained immediately prior to the Petition Date, including but not limited to, the maintenance of the accounts established in connection with the Prepetition Credit Agreement and the related agreements. In connection with the foregoing, the Bankruptcy Court shall have entered First Day Orders, satisfactory to the Lenders in their reasonable discretion, providing for the continuation of the cash management system.
     SECTION 8.1.25 In Balance. If at any time and from time to time the Construction Component of the Budget is not In Balance, the Borrowers shall deposit or cause to be deposited into the Cash Collateral Account, in cash, funds in the amount required to bring the Construction Component of the Budget In Balance. Each such deposit shall be made on the earlier of (x) ten (10) days after demand therefor by the Administrative Agent or (y) the Business Day immediately preceding the date on which an Advance is to be made hereunder.
     SECTION 8.1.26 Final Plans and Specifications. The Borrowers shall provide to the Construction Consultant and the Administrative Agent a copy of, and maintain at the Site, a complete set of the Final Plans and Specifications, as in effect from time to time. The Borrowers shall provide or make available to the Construction Consultant and the Administrative Agent a copy of all shop drawings, schedules, reports, diagrams, layouts, setting plans, cuts, explanations, catalogue references, samples and other data prepared by Jenkins Skanska, each Architect of

Record, any Contractor or any Subcontractor during the time that the Borrowers have to review and approve such items in order for the Construction Consultant to confirm the conformity thereof to the applicable provisions of this Agreement and the other Construction Documents. Following the review and approval of such submissions as aforesaid, no material modifications to the Final Plans and Specifications may be made other than in accordance with the applicable provisions of Sections 8.2.13(b), 8.2.26, 8.2.27 and 8.2.28. The Borrowers shall provide “as built” Plans and Specifications for the Project within a reasonable time after Final Completion.
     SECTION 8.1.27 Construction Consultant. The Borrowers shall:
     (a) cooperate and cause each of their Subsidiaries, Jenkins Skanska, all Contractors and each Architect of Record to cooperate with the Construction Consultant in the performance of the Construction Consultant’s duties hereunder. Without limiting the generality of the foregoing, the Borrowers shall and shall instruct each of their Subsidiaries, Jenkins Skanska, all Contractors and each Architect of Record to: (w) communicate with and promptly provide or make available to the Construction Consultant all invoices, documents, shop drawings, schedules, reports, diagrams, layouts, setting plans, cuts, explanations, catalogue references, samples and other data and information reasonably requested by the Construction Consultant with respect to the construction of the Project, (x) provide the Construction Consultant with access to the Site, (y) provide the Construction Consultant with reasonable working space and access to telephone, copying and telecopying equipment (at no cost to the Administrative Agent, the Lenders or the Construction Consultant) and (z) otherwise facilitate the Construction Consultant’s review of the construction of the Project and preparation of the certificates required hereby;
     (b) pay or cause to be paid to the Construction Consultant (or the Administrative Agent for the account of the Person entitled thereto for reimbursement of payments advanced to the Construction Consultant) all amounts required hereunder (and, in the case of any such reimbursement, to the extent so advanced by the Administrative Agent); and
     (c) upon the reasonable request of the Administrative Agent, consult with any Person regarding any adverse event or condition identified in any report prepared by the Construction Consultant.
     SECTION 8.1.28 Compliance with Construction Documents. The Borrowers shall comply (and shall cause each of their Subsidiaries to comply) duly and promptly, in all material respects, with their obligations, and enforce all of their respective rights, under all Construction Documents, except where the failure to comply or enforce such rights, as the case may be, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 8.1.29 Reorganization Matters. The Borrowers will submit to the Administrative Agent all pleadings, motions, applications and judicial information, in each case filed by or on behalf of the Borrowers or any Subsidiary Guarantor with the Bankruptcy Court or provided by or to the Trustee (or any information officer, examiner or interim receiver, if any, appointed in any Case) or any Committee, at the time such document is filed with the

Bankruptcy Court, or provided by or, to the Trustee (or any information officer, monitor or interim receiver, if any, appointed in any Case) or any Committee.
     SECTION 8.1.30 Restructuring Advisor. The Borrowers shall maintain the retention of the Restructuring Advisor on terms and in a capacity vesting it with authority over the operations of the Operating Company and the Borrowers that are acceptable to the Administrative Agent.
     SECTION 8.1.31 Preservation of Corporate Existence; Restrictions. Each Borrower and Subsidiary Guarantor shall preserve and maintain its legal existence, rights (charter and statutory), material licenses and franchises, except as permitted by Section 8.2.11.
     SECTION 8.1.32 Sharing of Information. The Administrative Agent shall have the option, but not the obligation, to share all information delivered by the Borrowers pursuant to Section 8.1 with the Prepetition Agent and the Prepetition Lenders.
     SECTION 8.1.33 Certificate of Occupancy. All Certificates of Occupancy existing on the date of this Agreement and all other Certificates of Occupancy obtained after the Original Closing Date shall be in full force and effect and, in the case of a temporary Certificate of Occupancy, if such temporary Certificate of Occupancy shall provide for an expiration date, such temporary certificate of occupancy shall be renewed or extended no later than fifteen (15) days prior to the applicable expiration date.
     SECTION 8.1.34 Diligent Construction of the Project. The Borrowers shall, and shall cause each of their Subsidiaries to, continuously and diligently pursue construction of the Project to Final Completion in accordance with the Plans and Specifications and in compliance with the Loan Documents, the Project Documents, the Construction Documents, all Legal Requirements and all Governmental Approvals; shall pay all sums and perform such duties as may be necessary to complete the construction of the Project in accordance with the Plans and Specifications and in compliance with the Loan Documents, the Project Documents, the Construction Documents, all Legal Requirements and all Governmental Approvals, free from any Liens (other than Permitted Liens). Evidence of satisfactory compliance with the foregoing shall be furnished by the Borrowers to the Administrative Agent on the date of Final Completion.
     SECTION 8.1.35 Management Consultant and Chief Executive Officer. Promptly after obtaining all required Governmental Approvals for the retention of The Fine Point Group as the management consultant covering the operations of the Operating Company, (x) the Operating Company and the Consultant shall have entered into employment agreements setting forth the terms of the Consultant’s employment with the Operating Company which shall be satisfactory to the Administrative Agent in all respects (including, without limitation, the scope of the Consultant’s duties and responsibilities) and (y) the Borrowers shall undertake all actions (including, without limitation, filing motions or applications with the Bankruptcy Court to modify the retention of The Fine Point Group) which are necessary or appropriate in the reasonable judgment of the Administrative Agent to appoint Randall A. Fine of The Fine Point Group as the chief executive officer of the Operating Company on terms which shall be satisfactory to the Administrative Agent in all respects (including, without limitation, the scope of the chief executive officer’s duties and responsibilities).

     SECTION 8.1.36 Notices of Meetings. The Borrowers shall provide the Administrative Agent with reasonable advance notice of all official meetings that any Loan Party shall have with the MGCB or the City where the proposed topic for discussion shall include any Loan Party’s compliance with the DIP Credit Agreement or the Development Agreement. For the avoidance of doubt, an official meeting shall not include any meeting which covers on-site regulatory matters.
     SECTION 8.1.37 Board of Managers.
     (a) The Borrowers have agreed to reconstitute the Board of Managers of the Operating Company and Greektown Holdings with a majority of independent members such that after receiving MGCB approval, the voting members of the Board of Managers shall consist only of the following five (5) individuals: Darwin McCoy, Joseph Eitrem, Louis Glazier, Jacob Miklojcik and Wendell M. Long, or such other individuals approved by the Administrative Agent in its sole discretion. As of the Effective Date, the Borrowers shall install any such member on the Board of Managers of the Operating Company and Greektown Holdings promptly, but in any event no later than two (2) Business Days, after any such member is approved by the MGCB.
     (b) If for any reason Wendell M. Long is not approved by the MGCB, the Board of Managers of the Operating Company and Greektown Holdings shall be reduced immediately to three (3) voting members with a majority of independent members until such other independent member shall be approved by (i) the Administrative Agent in its sole discretion and (ii) the MGCB. The Borrowers shall install any such independent member on the Board of Managers of the Operating Company and Greektown Holdings promptly, but in any event no later than two (2) Business Days, after any such independent member and one (1) additional member, approved by the Administrative Agent in its sole discretion, is approved by the MGCB, and the Board of Managers of the Operating Company and Greektown Holdings shall be reconstituted as a five (5) voting member Board of Managers with a majority of independent members, it being agreed that Louis Glazier, Jacob Miklojcik and Wendell M. Long are deemed independent members.
     (c) Prior to the MGCB’s approval of Wendell M. Long as a member of the Board of Managers of the Operating Company and Greektown Holdings and upon the direction of the Administrative Agent, the Board of Managers of the Operating Company and Greektown Holdings shall be reconstituted as a three (3) voting member Board of Managers with a majority of independent members, it being agreed that Louis Glazier, Jacob Miklojcik and Wendell M. Long are deemed independent members.
     SECTION 8.1.38 Additional DIP Milestones. The Borrowers shall satisfy the following milestones as set forth below (collectively, the “Additional DIP Milestones”) by the applicable Additional DIP Milestone Dates:

		Delayed Draw
		Term B-1 Loan
Milestone	Date	Availability
		(on a cumulative
		basis since the
		Effective Date)
(a) effectiveness of this Agreement pursuant to Section 13.8;	Effective Date	$12,000,000

(b) the Borrowers shall have (1) executed an asset purchase agreement with respect to the Borrowers’ company assets and operations or (2) delivered a reorganization plan term sheet acceptable to the Borrowers, the MGCB, the City and the Administrative Agent;	June 1, 2009[24]	$12,000,000

(c) the Borrowers shall have (1) commenced an auction with respect to the sale of the Borrowers’ company assets and operations or (2) filed a draft reorganization plan acceptable to the Lenders and the Prepetition Secured Parties with the Bankruptcy Court;	June 1, 2009	$13,000,000

(d) the Borrowers shall have received approval of the disclosure statement from the Bankruptcy Court; and[25]	September 4, 2009[26]	$17,000,000

(e) the Bankruptcy Court shall have confirmed the reorganization plan.	November 2, 2009[27]	$17,000,000
If the reorganization plan is not confirmed by November 2, 200928, and the failure to confirm the reorganization plan is not due to the fault of the Borrowers, Delayed Draw Term B-1 Loans in an aggregate amount not to exceed the Delayed Draw Term B-1 Loan Commitments may be made available to the Borrowers, in the sole discretion of the Administrative Agent. The Delayed Draw Term B-1 Loan availability amounts set forth in this Section 8.1.38 shall be reduced by the amount of net proceeds from any Permitted Asset Sales of the Surplus Parcels and the Development Parcels.
     SECTION 8.2 Negative Covenants. Each Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been indefeasibly paid and performed in full (other than indemnification Obligations not then due and payable), Greektown Holdings and its Subsidiaries will perform the obligations set forth in this Section 8.2.

[24]	Amended by the Second Amendment to DIP Credit Agreement.

[25]	Amended by the Fourth Amendment to DIP Credit Agreement.

[26]	Amended by the Fourth Amendment to DIP Credit Agreement.

[27]	Amended by the Fourth Amendment to DIP Credit Agreement.

[28]	Amended by the Fourth Amendment to DIP Credit Agreement.

     SECTION 8.2.1 Business Activities. Greektown Holdings will not engage in any business activity except the ownership of the Operating Company Membership Interests (with respect to Greektown Holdings), the ownership of the Equity Interests of Greektown Corporation, and, together with Greektown Corporation, the performance of the Obligations and such activities as are reasonably incidental or substantially similar thereto. The Operating Company and its Subsidiaries will not engage in any business activity, except the ownership and operation of the Temporary Casino Complex and the Permanent Casino Complex and the Development Parcels (in the case of the Operating Company), the Surplus Parcels and the Trappers Alley Parcel (in the case of its Subsidiaries) performing its obligations (in the case of the Operating Company) under the Development Agreement and such activities as are reasonably incidental or substantially similar thereto.
     SECTION 8.2.2 Indebtedness. (a) Greektown Holdings and its Subsidiaries will not, directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness or issue any shares of Preferred Stock, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein (except as allowed under Section 8.2.5 hereof) or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person, other than, without duplication, the following:
     (i) The Borrowers may incur Indebtedness in respect of the Credit Extensions;
     (ii) Existing Indebtedness;
     (iii) Indebtedness of the Operating Company incurred in connection with the Participating Leases; and
     (iv) Indebtedness of the Operating Company incurred in connection with the Insurance Premium Agreement.
     (b) With respect to its interest in Greektown Corporation, Greektown Holdings will not directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     (c) Accrual of interest, the accretion of the accreted value of principal and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.
     SECTION 8.2.3 Liens. Neither Greektown Holdings nor its Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, excluding, however, Permitted Liens.

     SECTION 8.2.4 Consolidated EBITDAR; Minimum Liquidity.
     (a) Greektown Holdings and its Subsidiaries will not, as of the close of any calendar month, permit Consolidated EBITDAR (a) to be less than the amount set forth below in the second column opposite such month and (b) on a cumulative basis commencing August 1, 2009, to be less than the amount set forth below in the third column opposite the last month in such period:29

		Consolidated EBITDAR
		(in $, on a cumulative
	Consolidated EBITDAR	basis since August 1,
Month ending on	(in $, on a monthly basis)	2009)
August 31, 2009	5,068,432	5,068,432
September 30, 2009	4,642,718	9,711,150
October 31, 2009	4,806,171	14,800,036
November 30, 2009	3,795,045	18,818,319
December 31, 2009	3,641,311	22,673,824
     (b) Greektown Holdings and its Subsidiaries will not permit, at any time after the Original Closing Date, the sum of (i) all Available Cash, (ii) all unrestricted Investments of the Loan Parties permitted under Section 8.2.5 and (iii) the aggregate unused amount of the Commitments in effect at such time, to be less than $15,000,000 in the aggregate.
     SECTION 8.2.5 Investments. Neither Greektown Holdings nor its Subsidiaries shall make, incur, assume or suffer to exist any Investment in any other Person, except the following investments by the Operating Company, as set forth in the Budget:
     (a) Cash Equivalent Investments;
     (b) without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 8.2.2;
     (c) without duplication, Investments permitted as Capital Expenditures pursuant to Section 8.2.7;
     (d) Investments constituting (x) accounts receivable arising, (y) trade debt granted or (z) deposits made in connection with the purchase price of goods or services, in each case, in the ordinary course of business;
     (e) Investments and contributions required under Section 3.5 of the Development Agreement;

[29]	Clause (a), including table, amended by the Fourth Amendment to DIP Credit Agreement.

provided, however, that
     (f) any Investment which when made complied with the requirements of clauses (w), (x) or (y) of the definition of the term “Cash Equivalent Investment” may continue to be held, notwithstanding that such Investment, if made thereafter, would not comply with such requirements; and
     (g) no Investment otherwise permitted by clauses (b), (c), or (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.
SECTION 8.2.6 Restricted Payments, etc. On and at all times after the date hereof:
     (a) neither Greektown Holdings nor its Subsidiaries shall declare, pay or make any dividend or distribution (in cash, property or obligations) on any Equity Interest (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries or on any warrants, options or other rights with respect to any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries (other than dividends or distributions payable in its Equity Interests or warrants to purchase its Equity Interests or splitups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries, or warrants, options or other rights with respect to any shares of any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries;
     (b) Except as set forth in the Budget, Greektown Holdings will not and will not permit its Subsidiaries to
     (i) make any payment or prepayment of principal of, or make any payment of interest on, the Senior Notes or the Indebtedness under items (ii) and (iii) of clause (a) of Section 8.2.2 or any subordinated debt; or
     (ii) redeem, purchase or defease, the Senior Notes or the Indebtedness under items (ii) or (iii) of clause (a) of Section 8.2.2 or any subordinated debt or make any payment for purposes of funding any of the foregoing;
(the foregoing prohibited acts referred to in clauses (a) and (b) being herein collectively referred to as “Restricted Payments”); provided, however, that
     (c) notwithstanding the provisions of clause (a) above, Greektown Holdings shall be permitted to cause the Operating Company to make Restricted Payments to Greektown Holdings in the amount required to make the payments due under the Loan Documents.
     SECTION 8.2.7 Capital Expenditures, etc. Neither Greektown Holdings nor its Subsidiaries shall make or commit to make Capital Expenditures, other than the Capital Expenditures set forth in the Budget.

     SECTION 8.2.8 Rental Obligations. Neither Greektown Holdings nor its Subsidiaries shall enter into at any time any arrangement which involves the leasing by such Person from any lessor of any real or personal property (or any interest therein), which does not create a Capitalized Lease Liability, except (x) the leases disclosed in Item 7.9 of the Disclosure Schedule, (y) the Existing Operating Leases and (z) other Operating Leases which are part of the Operating Component of the Budget, provided, however, that payments made or to be made by the Operating Company with respect to Operating Leases, including the Existing Operating Leases, shall not exceed the applicable amounts therefor set forth in the Operating Component of the Budget.
     SECTION 8.2.9 Contracts; Take or Pay Contracts. The Borrowers shall not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services. Neither the Operating Company nor its Subsidiaries shall enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires (other than default remedies under Construction Documents) that payment be made by such Person regardless of whether such materials, supplies, other property or services are in fact or can be required to be delivered or furnished to it (other than with respect to remedies for defaults under the Construction Documents).
     SECTION 8.2.10 Management Agreement and Management Services Agreement. The Borrowers shall not enter into or be a party to any management contract, management services agreement or advisor agreement. Except as set forth in the Budget, neither the Operating Company nor its Subsidiaries shall, enter into or be a party to any management contract, management services agreement, advisor agreement, any agreement covering FF&E or any other contract material to the operation and management of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels or, if applicable, the Permanent Casino Complex without the prior approval of the Administrative Agent in its sole discretion.
     SECTION 8.2.11 Consolidation, Merger, etc. Neither Greektown Holdings nor its Subsidiaries shall liquidate or dissolve (other than with respect to Contract Builders, Realty Equity or TGCP), consolidate with (other than with respect to Contract Builders, Realty Equity or TGCP), or merge into or with, enter into a joint venture or other combination with, any other Person, or purchase or otherwise acquire any Person (by any means) all or substantially all of the assets of any Person (or of any division thereof).
     SECTION 8.2.12 Restrictions on Dispositions. Neither Greektown Holdings nor its Subsidiaries shall, sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights with respect to, any of its or their assets (including accounts receivable and Capital Stock) to any Person (each such conveyance, an “Asset Sale”) without the prior written consent of the Administrative Agent; provided, however, that the Operating Company and its Subsidiaries may, without the prior consent of the Administrative Agent, (x) make dispositions in the ordinary course of its business, and (y) dispose of (i) the Surplus Parcels and the Development Parcels and (ii) obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Operating Company or its Subsidiaries, so long as (A) such disposition does not materially and adversely affect the ability of the Operating Company or its Subsidiaries to own and operate the Temporary Casino

Complex and the Permanent Casino Complex in accordance with the Development Agreement and this Agreement, (B) the net proceeds thereof which, with respect to the property described in item (ii) of clause (y), have not otherwise been used to fund replacement assets, are to be deposited in the Cash Collateral Account in accordance with Section 3.1.3 and the proceeds of the Cash Collateral Account shall be deemed to be part of the DIP Collateral and (C) with respect to such property listed in item (ii) of clause (y), (1) the consideration received for the disposition thereof shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Administrative Agent and (2) such disposed property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Operating Company and its Subsidiaries shall be deemed to be part of the DIP Collateral. Each disposition set forth in the proviso of this Section 8.2.12 shall constitute a “Permitted Asset Sale”.
     SECTION 8.2.13 Modification of Project Documents and Certain Agreements. (a) Neither Greektown Holdings nor its Subsidiaries shall, directly or indirectly, enter into, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the Project Documents without the consent of the Administrative Agent; provided, however, that no such consent shall be required with respect to any such amendment, modification or supplement that (x) is non-material or (y) does not materially affect (i) the value of the DIP Collateral, (ii) the ability of Greektown Holdings and its Subsidiaries to perform in all material respects its and their obligations under the Operative Documents and (iii) the ability of the Operating Company and its Subsidiaries to own and operate the Temporary Casino Complex and the Permanent Casino Complex in the manner owned and operated prior to any such amendment. If the Administrative Agent withholds its consent with respect to any amendment for which its consent is required hereunder, the Administrative Agent shall provide the Borrowers, the Operating Company and the City with the reasons therefore in accordance with Section 13.17.
     (b) Without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrowers will not (and will cause each of their Subsidiaries to not) directly or indirectly, enter into, amend (by Change Order or otherwise), modify (by Change Order or otherwise), terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under (v) any Construction Document, the effect of which could reasonably be expected to have a Material Adverse Effect, (w) any Permit, the effect of which could reasonably be expected to have a Material Adverse Effect, or (x) any Contract having a value in excess of Two Million ($2,000,000) Dollars, provided that prior written consent shall not be required if such amendment, modification, termination, supplement or waiver has a value less than Five Hundred Thousand ($500,000) Dollars.
     SECTION 8.2.14 Transactions with Affiliates. The Borrowers shall not, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an

“Affiliate Transaction”). Except as disclosed in Item 8.2.14 of the Disclosure Schedule, neither the Operating Company nor its Subsidiaries shall enter into, or be a party to, an Affiliate Transaction without the prior written approval of the Administrative Agent. The foregoing provisions will not apply to any payments, transfers or dispositions pursuant to the following: (i) any employment, indemnification, non-competition or confidentiality agreement entered into by the Operating Company or its Subsidiaries in the ordinary course of business on terms customary in the casino business; (ii) Restricted Payments permitted by the provisions of Sections 8.2.6; and (iii) the payment of reasonable fees and expenses to members of the Board of Managers or the Board of Directors, as the case may be, of Greektown Holdings or its Subsidiaries who are not employees of Greektown Holdings or its Subsidiaries.
     SECTION 8.2.15 Negative Pledges, Restrictive Agreements, etc. Neither Greektown Holdings nor its Subsidiaries shall, enter into any agreement (excluding, however, this Agreement and any other Loan Document, governing any Indebtedness prohibiting
     (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or
     (b) the ability of Greektown Holdings or its Subsidiaries to amend or otherwise modify any Operative Document.
     SECTION 8.2.16 Sale and Leaseback. The Borrowers shall not enter into any agreement or arrangement with one another or any other Person providing for the leasing by it of any real or personal property. Neither the Operating Company nor its Subsidiaries shall, enter into any agreement or arrangement with each other or any other Person providing for the leasing by the Operating Company or any such Subsidiary of real or personal property which has been or is to be sold or transferred by the Operating Company or such Subsidiary, as the case may be, to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary, as applicable.
     SECTION 8.2.17 Capital Stock. The Authority shall not issue, transfer or sell any Capital Stock of Kewadin or Monroe, neither Kewadin nor Monroe shall issue, transfer or sell any Capital Stock of Greektown Holdings, and neither Greektown Holdings nor its Subsidiaries shall issue, transfer or sell any Capital Stock of its Subsidiaries (whether for value or otherwise) to any Person.
     SECTION 8.2.18 Hazardous Substances. Neither Greektown Holdings nor its Subsidiaries shall, release, emit or discharge into the environment any Hazardous Substances in material violation of any Environmental Law, Legal Requirement or Permit.
     SECTION 8.2.19 No Other Powers of Attorney. Neither Greektown Holdings nor its Subsidiaries shall, execute or deliver any agreement creating any Lien (other than Permitted Liens), powers of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Project Documents or provided for in the Project Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Loan Documents.

     SECTION 8.2.20 Creation of Subsidiaries. From and after the Original Closing Date, (a) neither Greektown Holdings nor its Subsidiaries shall create any Subsidiary and (b) Kewadin and Monroe shall not create any Subsidiary without the prior consent of the Administrative Agent.
     SECTION 8.2.21 [Intentionally Omitted].
     SECTION 8.2.22 Modification of MGCB Approval. Neither Greektown Holdings nor its Subsidiaries shall, directly or indirectly, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the MGCB Approval without the prior consent of the Administrative Agent; provided, however, that no such consent shall be required with respect to any such amendment, modification or supplement if (x) such amendment, modification or supplement is non-material or (y) after giving effect thereto, the MGCB Approval, as so amended, modified or supplemented, as the case may be (i) is at least as favorable to Greektown Holdings, its Subsidiaries and all other Persons to which the MGCB Approval is applicable as it was prior to such amendment and (ii) does not materially affect (a) the value of the DIP Collateral, (b) the ability of Greektown Holdings and its Subsidiaries to perform in all material respects its and their obligations under the Operative Documents, and (c) the ability of the Operating Company and its Subsidiaries to own and operate the Temporary Casino Complex and the Permanent Casino Complex in the manner owned and operated prior to any such amendment.
     SECTION 8.2.23 Modification of Senior Notes or the Senior Notes Trust Indenture. Neither Greektown Holdings nor its Subsidiaries shall, (i) directly or indirectly, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the Senior Notes, the Senior Notes Indenture or any other debt instrument subordinate to the Loans, (ii) make any payment or prepayment of principal of, or make any payment of interest on, the indebtedness thereunder regardless of when due or (iii) redeem, purchase or defease the indebtedness thereunder, in each case, without the prior consent of the Administrative Agent.
     SECTION 8.2.24 Chapter 11 Claims. No Borrower shall, nor shall any Borrower permit any of the Subsidiary Guarantors to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other superpriority claim or Lien which is pari passu with or senior to the claims or liens of the Secured Parties against the Loan Parties hereunder and the Prepetition Secured Parties, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out, the Post-Default Carve-Out or as otherwise provided in the Orders or (b) any payment of pre-petition claims except as authorized by order of the Bankruptcy Court.
     SECTION 8.2.25 Orders. No Loan Party shall, nor shall any Loan Party permit any of its subsidiaries to, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Loan Documents or the Orders without the prior written consent of the Administrative Agent and the Required Lenders.
     SECTION 8.2.26 Scope Changes.

     (a) Without obtaining the consent of the Administrative Agent, the Borrowers shall not (and will cause each of their Subsidiaries to not) direct, consent to or enter into any Scope Change if such Scope Change:
     (i) will cause the Construction Component of the Budget not to be In Balance or amend the Construction Component of the Budget in accordance with Section 8.2.30 so that, after giving effect to the proposed Scope Change, the Construction Component of the Budget will be In Balance;
     (ii) in the sole judgment of the Administrative Agent, is reasonably likely to materially and adversely change or affect the Project;
     (iii) in the reasonable judgment of the Construction Consultant (based on its experience, familiarity and review of the Project and representations provided by the Borrowers, Jenkins Skanska, the Contractors and Subcontractors), the Project will not be Substantially Complete beyond February 24, 2009 (subject to extension of the Final Completion date to which the Borrowers or their Subsidiaries are otherwise entitled under the Development Agreement), or could reasonably require the Jenkins Skanska or the Subcontractors to accelerate performance (except in accordance with a Scope Change) of the Work the cost of which will cause the Construction Component of the Budget not to be In Balance (nothing in this item (iii) shall affect the provisions of Section 9.3, regarding an Event of Default if remedies are exercised under the Development Agreement for failure to achieve the Final Completion Date (as defined in the Development Agreement) in accordance with the Development Agreement);
     (iv) in the reasonable judgment of the Construction Consultant, could reasonably permit or result in any materially adverse modification or materially impair the enforceability of any warranty under or any material reduction in the quality standards set forth in the Jenkins Skanska Contract or any Contract;
     (v) is not permitted by a Construction Document; or
     (vi) could reasonably present a significant risk of the revocation or material adverse modification of any Permit.
     SECTION 8.2.27 Amendment of Construction Component of the Budget. Without the prior written consent of the Administrative Agent, the Borrowers shall not (and will cause each of their Subsidiaries to not) directly or indirectly amend (by Change Order or otherwise), modify (by Change Order or otherwise), allocate, reallocate or supplement or permit or consent to the amendment (by Change Order or otherwise), modification (by Change Order or otherwise), allocation, reallocation or supplementation of any of the Line Item Categories of the Construction Component of the Budget.
     SECTION 8.2.28 Amendment of Milestone Schedule, Construction Schedule, Contract Time and Guaranteed Maximum Price. Without the prior written consent of the Administrative Agent, the Borrowers shall not (and will cause each of their Subsidiaries to not) directly or indirectly amend (by Change Order or otherwise), modify or extend the Jenkins

Skanska Contract and/or the Milestone Dates in the Milestone Schedule and/or the Construction Schedule or the Contract Time or the Guaranteed Maximum Price (following such time as the same has been approved by the Administrative Agent) under the Jenkins Skanska Contract.
     SECTION 8.2.29 Construction Documents. The Borrowers shall not (and will cause each of their Subsidiaries to not) breach or default under any term, condition, provision, covenant, representation or warranty contained in any Construction Document or any other agreement to which such Person is a party if the effect of such breach or default could reasonably be expected to have a Material Adverse Effect and such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent to the Borrowers.
     SECTION 8.2.30 Unallocated Contingency. Without the prior written consent of the Administrative Agent, the Borrowers shall not allocate amounts of the Unallocated Contingency Balance to other Line Items in the Construction Component of the Budget if such allocation causes the remaining Unallocated Contingency Balance to be less than the Required Minimum Contingency. The Borrowers shall submit a monthly detailed written report to the Construction Consultant stating all uses of the Contingency by the Borrowers during the month covered by the report.
     SECTION 8.2.31 No Changes in Fiscal Year. The fiscal year of the Borrowers ends on December 31 of each year; and the Borrowers shall not, nor shall it permit any of the Subsidiary Guarantors to, change its fiscal year from its present basis, unless the Administrative Agent shall have approved such change.
     SECTION 8.2.32 Lien Releases. The Borrowers shall not, nor shall it permit any of the Subsidiary Guarantors to, make payment of any proceeds of an Advance to any Contractor or Subcontractor unless such Contractor or Subcontractor has duly executed and delivered the acknowledgment of payments and unconditional releases of construction and materialmen’s liens delivered by the Borrowers pursuant to clause (b) of Section 6.4.9. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and the Construction Consultant such unconditional releases in accordance with clause (a) of Section 6.4.9 or otherwise at the request of the Administrative Agent.
ARTICLE IX
EVENTS OF DEFAULT
     SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an “Event of Default”.
     SECTION 9.1.1 Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of
     (a) any Letter of Credit Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.2, Section 2.6.4 or item (ii) of clause (b) of Section 4.11, as the case may be, and such Default shall continue unremedied for a period of three (3) Business Days;

     (b) any principal of or interest on any Loan, and, with respect to any Default in the payment of interest, such Default shall continue unremedied for a period of two (2) Business Days; or
     (c) any fee described in Article III or any fee related to any other Obligation and such Default shall continue unremedied for a period of two (2) days.
     SECTION 9.1.2 Breach of Warranty. Any representation or warranty of Greektown Holdings or any of its Subsidiaries made hereunder, in any other Loan Document executed by any such Person, the Development Agreement or the Indemnity Agreement or in any other writing or certificate furnished by or on behalf of Greektown Holdings or its Subsidiaries to the Administrative Agent, the Issuer or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V hereof) is or shall be incorrect when made or deemed to have been made in any material respect and, with respect to the Development Agreement, no Event of Default (as defined in the Development Agreement) would result thereunder or Material Adverse Effect could reasonably be expected to result therefrom.
     SECTION 9.1.3 Non-Performance of Certain Covenants and Obligations. Either Borrower, any of their Subsidiaries or any other Person named therein shall default in the due performance and observance of any of its obligations under the proviso in Section 6.1.8 and under Sections 8.1.6, 8.1.7, 8.1.37, 8.1.38 and 8.2 herein or Section 3.10 of the Development Agreement.
     SECTION 9.1.4 Non-Performance of Other Covenants and Obligations. Greektown Holdings or any of its Subsidiaries shall default in the due performance and observance of any Loan Document executed by it, and such default (i) shall continue unremedied for a period of thirty (30) days (or such other period of time during which performance is required under the applicable Loan Document) after notice thereof shall have been given to such Person and the Borrowers by the Administrative Agent, or (ii) shall continue unremedied for a period of fifteen (15) days in the case of defaults under Section 8.1.3.
     SECTION 9.1.5 Default on Other Indebtedness. A post-petition default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of Greektown Holdings or any of its Subsidiaries (other than Indebtedness described in Section 9.1.1 and the Senior Notes) or unsecured Indebtedness of Greektown Holdings or any of its Subsidiaries in excess of $1,000,000 (subject to any applicable grace period) if the effect of such Default is to accelerate the maturity of any such Indebtedness or such Default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or redeem such Indebtedness to be required to be made, prior to its expressed maturity.
     SECTION 9.1.6 Judgments. Any judgment or order entered after the Petition Date with respect to a claim arising after the Petition Date for the payment of money in excess of $10,000,000 individually or in the aggregate (excluding, however, any amounts fully covered by insurance (less any applicable deductible) or indemnification and as to which the insurer or the indemnifying party, as the case may be, has acknowledged its responsibility to cover such judgment or order) shall be rendered against Greektown Holdings, any of its Subsidiaries, the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, or, if applicable, the Permanent Casino Complex and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within forty-five (45) days after the entry thereof. The foregoing shall not apply to any Surplus Parcel or any Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12.
     SECTION 9.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan
     (a) termination of a Pension Plan if, as a result of such termination, Greektown Holdings, any of its Subsidiaries or any such member would reasonably be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or
     (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA and such failure continues for thirty (30) days or more.
SECTION 9.1.8 Change of Control. Any Change of Control shall occur.
SECTION 9.1.9 Bankruptcy Matters. Any of the following events shall occur:
     (a) the entry of an order: (i) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code or not otherwise permitted pursuant to the Loan Documents except, with the consent of the Administrative Agent, in connection with any financing the proceeds of which shall be used to repay in full the Obligations; (ii) to grant any Lien on any DIP Collateral except as permitted hereunder and under the other Loan Documents; (iii) except as provided in the Interim Order or the Amended Final Order, as the case may be, to use cash collateral of the Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent or (iv) that reduces, sets-off or subordinates the Obligations; or
     (b) the filing by any Debtor of any plan of reorganization that is either unsatisfactory to the Administrative Agent or that does not provide for indefeasible payment in full and satisfaction of the Obligations as required herein, on the effective date of such plan of reorganization; or
     (c) either Order shall be reversed, amended, supplemented, stayed, vacated or otherwise modified (or any Debtor shall apply for authority to do so) without the prior written consent of the Administrative Agent, or shall cease to be in full force and effect or is stayed in any respect; or any Debtor fails to perform any of its obligations under any Order; or

     (d) the dismissal of any Case, or the conversion of any Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal or conversion of any Case; or
     (e) except the Orders, the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (i) to allow any creditor or other third party to proceed against, execute upon or enforce a Lien on, any material asset or assets of the Borrowers or Subsidiary Guarantors, or (ii) with respect to any Lien of or the granting of any Lien on any DIP Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect or priority over any Lien of the Lenders; or
     (f) the Amended Final Order is not entered by the Bankruptcy Court within thirty (30) days of the date of entry of the Interim Order, or, in any event, the Amended Final Order is not entered immediately following the expiration of the Interim Order; or
     (g) failure of the Borrowers or the Subsidiary Guarantors to fulfill their obligations under the Amended Final Order; or
     (h) the entry of an order under Section 506(c) of the Bankruptcy Code surcharging the DIP Collateral or the Prepetition Collateral; or
     (i) the entry of an order in any of the Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations; or
     (j) the appointment of an interim or permanent trustee in any Case or the appointment of a receiver, responsible officer or an examiner in any Case with enlarged powers beyond the duty to investigate and report, as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; or the sale without the consent of the Administrative Agent, of all or substantially all of any Borrower’s or any Subsidiary Guarantor’s assets (either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in any Case, or otherwise, that does not provide for payment in full of the Obligations and termination of the Lenders’ commitment to make Loans or other extensions of credit hereunder; or
     (k) the entry of an order in any of the Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to the Administrative Agent, on behalf of itself and the Lenders (other than the Carve-Out, the Post-Default Carve-Out and as expressly provided in the Order), or any Borrower or Subsidiary Guarantor shall file any pleading requesting such relief; or
     (l) the payment of pre-petition claims without court order; or
     (m) failure of the Borrowers or the Subsidiary Guarantors to file a plan of reorganization prior to the expiration of their exclusivity periods, as they may be extended by court order; or

     (n) the bringing or supporting of a motion or the filing of any plan of reorganization or disclosure statement attendant thereto by any Borrower or Subsidiary Guarantor seeking, or otherwise consenting to, any of the foregoing in any of the Cases.
     SECTION 9.1.10 Impairment of DIP Collateral, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto or Greektown Holdings or any of its Subsidiaries, any other Obligor shall, directly or indirectly, repudiate any Loan Document or contest in any manner such effectiveness, validity, binding nature or enforceability or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to valid and senior construction Liens, except as otherwise permitted hereunder.
     SECTION 9.1.11 Breach of Project Documents. Except for breaches and defaults that exist as of the Effective Date or as otherwise set forth in Section 9.1.3, Greektown Holdings, its Subsidiaries or any other Person shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Project Document to which such Person is a party and such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent to Greektown Holdings, as applicable; provided, however, that in the case of any Project Document,
     (a) the cure period shall be extended beyond such thirty (30) day period during such time as Greektown Holdings or its applicable Subsidiary is contesting or undertaking the cure of such alleged breach or default in good faith promptly and diligently conducted and (1) such reserve or appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in case of any charge or claim which has or may become a Lien against any of the DIP Collateral, such Lien is subject and subordinate in all respects to the Liens held by the Administrative Agent (unless bonded) and such contested proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such charge or claim which has or may become a Lien against any of the DIP Collateral);
     (b) if the breach or default is reasonably susceptible to cure within ninety (90) days but cannot be cured within such thirty (30) day period despite Greektown Holdings (or its applicable Subsidiary) or such other Person’s, as the case may be, good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event longer than ninety (90) days) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the breach or default is corrected; and
     (c) if the breach is by a Person other than Greektown Holdings or any of its Subsidiaries, then no Event of Default shall be deemed to have occurred as a result of such breach if immediately upon such breach (but in no event more than two (2) Business Days after the Borrowers become aware of such breach) the Borrowers provide written notice thereof to the Administrative Agent and such breach has not had and would not reasonably be expected to have a Material Adverse Effect.
     SECTION 9.1.12 Termination or Invalidity of Project Documents; Abandonment of Temporary Casino.
     (a) If any Project Document shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect; provided, however, that no Event of Default shall be deemed to have occurred as a result of such termination if Greektown Holdings provides written notice to the Administrative Agent immediately upon such termination (but in no event more than two (2) Business Days after Greektown Holdings or any of its Subsidiaries becomes aware of such termination) and such termination has not had and could not reasonably be expected to result in a Material Adverse Effect;
     (b) The Operating Company shall cease to own and lease all portions of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex and the Easements which are material and necessary for the purpose of owning, maintaining and operating the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex in the manner contemplated by the Development Agreement and this Agreement; provided, however, that the foregoing shall not apply to any Surplus Parcel or any Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12;
     (c) The Operating Company and its Subsidiaries shall cease to own the portion of the Temporary Casino Complex owned by each of them (except as expressly permitted in Section 8.2.11 and Section 8.2.12) or the Easements which are material and necessary for the purpose of owning, maintaining and operating such portion of the Temporary Casino Complex or shall abandon the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels or, if applicable, the Permanent Casino Complex or otherwise cease operations of the Temporary Casino Complex or, if applicable, the Permanent Casino Complex as required under the Development Agreement and this Agreement or shall sell or otherwise dispose of its interest in the Temporary Casino Complex or, if applicable, the Permanent Casino Complex, in each case, other than Permitted Asset Sales; provided, however, that the foregoing shall not apply to any Surplus Parcel or any Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12; or
     (d) Greektown Holdings, any of its Subsidiaries, Monroe, Kewadin, the Authority or the Tribe shall repudiate any of the Loan Documents or contest the validity thereof.
     SECTION 9.1.13 Government Authorizations. Any Permit necessary for the ownership, maintenance, financing or operation of the Temporary Casino or, if applicable, the Permanent Casino Complex shall be lawfully modified, refused, rejected, suspended, revoked or canceled, or allowed to lapse (including casino, gaming or gambling business) or a notice of a material violation is issued under any Permit, by the issuing agency or other Governmental

Instrumentality having jurisdiction, or any proceeding is commenced by any Governmental Instrumentality for the purpose of modifying, suspending, revoking or canceling any Permit and such modification, refusal, rejection, revocation or loss of such Permit or such notice of a material violation or proceeding is reasonably likely to result in a Material Adverse Effect.
     SECTION 9.1.14 Gaming License; Liquor License. Any gaming license or approval by the MGCB covering the operation of the Temporary Casino or, if applicable, the Permanent Casino Complex and the Operating Company, including the MGCB Approval, expires without renewal, terminates without renewal or is lawfully revoked or such gaming license no longer exclusively covers the Temporary Casino or, if applicable, the Permanent Casino Complex or is transferred to another casino or the Borrowers or the Subsidiary Guarantors otherwise lose the legal authority to conduct gaming from the MGCB or the City. Any liquor license of the Borrowers or the Subsidiary Guarantors expires without renewal, terminates without renewal or is lawfully revoked.
     SECTION 9.1.15 Material Adverse Effect. The occurrence of a Material Adverse Effect.
     SECTION 9.1.16 Matters Relating to the Tribe. Failure of the Tribe at all times prior to the indefeasible payment of the Obligations to be a federally recognized Indian tribe or the assertion of any claim of sovereign or other form of immunity to enforce or collect upon the Loan Documents (including, without limitation, any claim of immunity from service of process, immunity from jurisdiction of any court or tribunal, immunity from attachment of property prior to entry of judgment and from attachment in aid of execution and immunity from execution on a judgment).
     SECTION 9.1.17 Breach of Approvals by the MGCB. If Greektown Holdings or any of its Subsidiaries shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any applicable approval by the MGCB, including, without limitation, the MGCB Approval, and such breach or default shall continue unremedied for any applicable grace period provided in any such approval or, if no grace period is provided, for two (2) Business Days from the date of such breach or default unless, prior to the expiration of the applicable cure period, such breach or default is irrevocably waived in writing by all of the other parties thereto.
     SECTION 9.1.18 Application of Conservator Provisions under Michigan Gaming Law. If for any reason whatsoever, any of the conservator provisions of the Michigan Gaming Law are lawfully applied to Greektown Holdings, any of its Subsidiaries or any of the property owned, leased or held by any of them.
     SECTION 9.1.19 Forced Sale. If the MGCB shall lawfully order a forced sale of any of the Borrowers, the Subsidiary Guarantors or the Project or any portion thereof.
     SECTION 9.1.20 Failure to Retain Restructuring Advisor. If the Borrowers fail to retain the Restructuring Advisor in accordance with this Agreement.
     SECTION 9.1.21 Matters Relating to the Authority. (a) With respect to its interest in Kewadin, if the Authority shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     (b) With respect to its interest in Kewadin, if the Authority shall create, incur, assume or suffer to exist any Lien upon such interest or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive proceeds, income distributions or profits therefrom, excluding, however, Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     SECTION 9.1.22 Matters Relating to Kewadin. (a) With respect to its interest in Monroe and Greektown Holdings, if Kewadin shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than (i) Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas, Jim Papas, Arthur Blackwell, Christopher Jackson, Marvin Beatty, David Akins, Jamal Harris, Robert Smith, George Evans, J.C. Douglas, Victoria Suane Loomis, Harris & Associates 401(k) Plan, Barden Nevada or Barden Nevada Gaming LLC.
     (b) If Kewadin shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive any proceeds, income, distributions or profits therefrom, excluding, however, (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas, Jim Papas, Arthur Blackwell, Christopher Jackson, Marvin Beatty, David Akins, Jamal Harris, Robert Smith, George Evans, J.C. Douglas, Victoria Suane Loomis, Harris & Associates 401(k) Plan, Barden Nevada or Barden Nevada Gaming LLC.
     SECTION 9.1.23 Matters Relating to Monroe. (a) With respect to its interest in Greektown Holdings, if Monroe shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than (i) Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas or Jim Papas.
     (b) Monroe will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive any proceeds, income, distributions or profits therefrom, excluding, however, (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas or Jim Papas.
     SECTION 9.2 Action if Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, after direction by the Required

Lenders, the Administrative Agent shall, by written notice to the Borrowers and the Subsidiary Guarantors, terminate the DIP Facility, declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Letter of Credit Reimbursement Obligations) to be due and payable or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to deposit or cause to be deposited with the Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings in accordance with Section 2.6.4. The Bankruptcy Court shall retain exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the DIP Facility, the Interim Order, the Amended Final Order and with respect to the Prepetition Collateral and the DIP Collateral. In addition to the foregoing, after direction by the Required Lenders, the Administrative Agent shall, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Lenders may elect, subject to the foregoing), including, without prejudice to the Lenders’ other rights and remedies, the following:
     (a) exercise the right (after providing five (5) Business Days’ prior notice to the Borrowers and Subsidiary Guarantors and any statutory committee of the occurrence of the DIP Facility Termination Date) to realize on all DIP Collateral without the necessity of obtaining any further relief or order from the Bankruptcy Court, subject to the right of the Borrowers and Subsidiary Guarantors to seek continuation of the automatic stay during such five (5) Business Days’ period solely on the basis that no Event of Default has occurred;
     (b) suspend or terminate the Lenders’ obligation to make additional Borrowings (other than obligatory Borrowings hereunder pursuant to Section 2.6.1 and Section 2.6.4), to process requests by the Borrowers and to perform any other obligations of the Lenders which are expressly subject to there not being a Default under this Agreement shall be terminated;
     (c) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, make or do the same in such manner and to such extent as the Lenders may deem necessary to protect the security hereof, the Lenders being authorized to enter upon and take possession of the portion of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and the Permanent Casino Complex for such purposes, and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Mortgage and the Realty Equity Mortgage, as applicable; provided, however, that the foregoing shall not apply to any Surplus Parcel or any Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12;
     (d) commence, appear in and/or defend any action or proceedings purporting to affect the DIP Collateral, and/or any additional or other security therefor, the interests,

rights, powers or duties of the Lenders hereunder, whether brought by or against Greektown Holdings, its Subsidiaries or the Lenders;
     (e) pay, purchase, contest or compromise any claim, debt, Lien, charge or encumbrance that in the judgment of the Lenders may impair or reasonably appear to impair the security of the Mortgage, the Realty Equity Mortgage and the TGCP Mortgage, as applicable, or the other Loan Documents, the interests of the Lenders or the rights, powers and/or duties of the Lenders hereunder and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Loan Documents;
     (f) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, the Lenders (and their nominee and/or designee) are authorized either by themselves or by their agents or by a receiver appointed by a court of competent jurisdiction, to enter into and upon and take and hold possession of any portion or all of the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and/or the Improvements thereon, both real and personal, and exclude Greektown Holdings, its Subsidiaries and all other Persons therefrom and thereupon the Lenders (or their nominee or designee) may, (u) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and conduct business thereat, (v) take possession of all materials, supplies, tools, equipment and construction facilities and appliances located on the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and perform any and all work and labor existing at the time the Lenders (or their nominee and/or designee) enter into possession of the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and perform any and all work and labor necessary to operate and maintain the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and all sums expended in so doing, together with interest on such total amount at the rate set forth in Section 3.2.2, shall be repaid by the Borrowers to the Lenders upon demand and shall be secured by the Loan Documents, (w) employ watchmen to protect the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, (x) make alterations, additions, renewals, replacements and improvements to the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels (y) exercise all rights and powers of Greektown Holdings and its Subsidiaries with respect to the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and pursuant to or under the Development Agreement, the Operative Documents or any agreements relating to the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, whether in the name of Greektown Holdings, its relevant Subsidiary or otherwise, including the right to make, cancel, enforce or modify the Development Agreement or any agreements relating to the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels, obtain and evict tenants and other Persons, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income from the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex and every part thereof, the Development Agreement or any agreements relating to the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and (z) apply the receipts therefrom to the payment of the Indebtedness evidenced and secured by the Loan Documents in accordance with this Agreement, after deducting therefrom all expenses (including reasonable attorneys’ fees and costs and expenses) incurred in connection with the aforesaid operations and all amounts to pay the Impositions, assessments, insurance and other charges in connection with the Site, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex as well as just and reasonable compensation for the services of the Administrative Agent, the Lenders and their counsel, agents and employees; provided, however, that the foregoing shall not apply to any Surplus Parcel or any Development Parcel from and after the date that it is disposed of in accordance with Section 8.2.12;
     (g) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, exercise all rights and remedies under the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage and the other Loan Documents;
     (h) institute an action, suit or proceeding in equity for the specific performance by Greektown Holdings and its Subsidiaries of any covenant, condition, or agreement contained herein or in any of the other Loan Documents;
     (i) subject to the applicable requirements of the MGCB and the Development Agreement, apply, for the appointment of a custodian, receiver, liquidator or conservator of the Temporary Casino Complex, the Surplus Parcels, the Trappers Alley Parcel, the Development Parcels and, if applicable, the Permanent Casino Complex without regard for the adequacy of the security for the Indebtedness evidenced and secured by the Loan Documents;
     (j) set off and apply all monies on deposit in any account or any other monies of Greektown Holdings or any of its Subsidiaries on deposit with the Administrative Agent to the satisfaction of the Obligations under all of the Loan Documents; and
     (k) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, exercise any and all rights and remedies available to it under applicable law or any of the Operative Documents.
Except as otherwise set forth herein, all sums expended by the Lenders for any of the purposes described above shall be deemed to have been advanced to the Borrowers under and pursuant to the provisions of this Agreement, shall bear interest at the rate of interest set forth in Section 3.2.2 and shall be secured by the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage and the other DIP Collateral; provided, however, the Borrowers shall have the right to challenge the amount of such sums. The Administrative Agent or the Lenders (or their nominee or designee) may at any time discontinue any action or remedy commenced by it or them, as the case may be, or change any course of action undertaken by it or them, and in such event, the Administrative Agent and the Lenders (or their nominee or designee) shall not be bound by any requirements or limitations of time contained in the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage or the other Loan Documents. For the foregoing purposes, Greektown Holdings and its Subsidiaries, to the fullest extent permitted by law, hereby constitutes and appoints the Administrative Agent (or its nominee or designee) as the true and lawful agent and attorney-in-fact of each such Person with full power of substitution and hereby empowers the Administrative Agent (and its nominee or designee) to take such action and require such performance as it deems necessary or desirable. This agency and power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.
     SECTION 9.3 Development Agreement Matters. Notwithstanding anything else in this Agreement, solely in reference to Sections 2.5(a) and 6.5 of the Development Agreement, the failure to achieve Completion (as defined in the Development Agreement) by August 16, 2008 shall not constitute an Event of Default if prior to March 31, 2009, neither the EDC nor the City has exercised, or given any notice of its intent to exercise, any remedies under Section 6.2 of the Development Agreement or taken any other action with respect to the failure to achieve Completion, in which event such notice, exercise of remedies or taking of action shall be an Event of Default.
ARTICLE X
THE ADMINISTRATIVE AGENT
     SECTION 10.1 Designation of Administrative Agent. Each Lender hereby makes the following designations:
     (a) Each Lender hereby designates MLCC to act as the Administrative Agent under and for purposes of this Agreement and the other Loan Documents and authorizes MLCC, in its capacity as the Administrative Agent, to act on behalf of such Lender under this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, MLCC accepts such appointment and agrees to act as the Administrative Agent on behalf of the Lenders and to perform the duties of the Administrative Agent in accordance with the provisions of this Agreement and the other Loan Documents. Each Lender agrees that the Administrative Agent, at its option, may delegate its duties, rights and powers, and that each sub-agent shall implement all such duties, rights and powers on behalf of the Administrative Agent that are required of the Administrative Agent on behalf of the Lenders. The Administrative Agent and such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Affiliates, directors, officers, employees, agents and advisors. The exculpatory provisions of Section 10.3 shall apply to such sub-agent and each such Affiliate, director, officer, employee, agent and advisor and to their respective activities. The Administrative Agent may replace such sub-agent upon consent of the Required Lenders and the exculpatory provisions of Section 10.3 shall apply to such replacement sub-agent.
     (b) Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and the other Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent, by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.
     (c) Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, including reasonable attorneys’ fees, consultants’ fees and as to which the Administrative Agent is not reimbursed by or on behalf of the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses (i) which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or (ii) which arise from the failure of another Lender to make its portion of the Commitment Amount available or to advance such Lender’s Percentage of any Loans to be made to the Borrowers (in which case such other Lender shall have responsibility for indemnification therefor). The Administrative Agent shall not be required to take any action hereunder or under any other Operative Document, or to prosecute or defend any suit in respect of this Agreement or any other Operative Document, unless the Administrative Agent is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the respective determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     SECTION 10.2 Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing in the case of the Borrowers and at the Federal Funds Rate (in the case of a Lender) (for the first two (2) Business Days after which such amount has not been repaid) and thereafter at the interest rate applicable to Loans comprising such Borrowing. Nothing in this Section shall affect or impair the rights or remedies of the Borrowers against such Lender so long as such amount and interest, if any, has been repaid by the Borrowers to the Administrative Agent.
     SECTION 10.3 Exculpation. The Administrative Agent shall have no duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing neither the Administrative Agent nor any of the Administrative Agent’s directors, officers, employees or agents (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other Lenders as shall be required by Section 13.1), (iii) except as expressly set forth herein, shall have any duty to disclose, and shall not be liable for failure to disclose any information relating to Greektown Holdings or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent or any of the Administrative Agent’s Affiliates, (iv) shall be liable for any action taken by the Administrative Agent with the consent or at the request of the Required Lenders (or such other number of Lenders as shall be required by Section 13.1), (v) shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Greektown Holdings, any of its Subsidiaries or a Lender, (vi) shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for the Administrative Agent’s own bad faith, willful misconduct or gross negligence, (vii) shall be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, (viii) shall be responsible for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, (ix) shall be responsible for the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security or (x) shall have any duty to make any inquiry respecting the performance by Greektown Holdings or any of its Subsidiaries of its obligations hereunder or under any other Loan Document. Any inquiry which may be made by the Administrative Agent shall not obligate the Administrative Agent to make any further inquiry or take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.
     SECTION 10.4 Successors. The Administrative Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Borrowers and the Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, after consultation with Greektown Holdings (but only if no Default then exists hereunder) and subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, appoint another Lender as a successor to the Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor for the Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consultation with Greektown Holdings (such consultation being required only if no Default then exists hereunder) and subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, appoint a successor to act in the capacity of such retiring Administrative Agent which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution and having (x) a combined capital and surplus of at least $250,000,000 and (y) a credit rating of AA or better by Moody’s or a comparable rating by S&P; provided, however, that if, after expending all reasonable commercial efforts, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in item (y), such retiring Administrative Agent shall be permitted to appoint as its successor from all available commercial banking institutions willing to accept such appointment such institution having the highest credit rating of all such available and willing institutions. Upon the acceptance of any appointment by a successor Administrative Agent hereunder, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of such retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions of
     (a) this Article X shall inure to its benefit as to any actions taken or omitted to be taken by such retiring Agent while it was the Administrative Agent under this Agreement, as applicable; and
     (b) Section 13.3 and Section 13.4 shall continue to inure to its benefit.
     SECTION 10.5 Loans by the Administrative Agent. The Administrative Agent shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent hereunder. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Greektown Holdings, its Subsidiaries, Kewadin, Monroe, the Authority, the Tribe or any Subsidiary or Affiliate thereof as if such Person was not the Administrative Agent hereunder.
     SECTION 10.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of Greektown Holdings, its Subsidiaries, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Notwithstanding the foregoing or anything else to the contrary herein, with respect to any Default hereunder, no Lender shall exercise any independent rights, remedies or options against Greektown Holdings or any of its Subsidiaries (other than pursuant to Section 4.9) hereunder or any other action that is not pursuant to the Loan Documents.
     SECTION 10.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by or on behalf of the Borrowers pursuant to the terms of this Agreement and the other Loan Documents (unless concurrently delivered to the Lenders by or on behalf of the Borrowers). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from or on behalf of the Borrowers for distribution to the Lenders by the

Administrative Agent in accordance with the terms of this Agreement or any other Loan Document.
     SECTION 10.8 Consultants and Reports. (a) The Administrative Agent, in its sole discretion, may remove from time to time the Independent Consultants and appoint replacements as the Administrative Agent may choose in accordance with this Agreement. As soon as practicable, notice of any replacement Independent Consultant shall be given by the Administrative Agent to Greektown Holdings, and the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by or on behalf of the Borrowers.
     (b) Each of the Independent Consultants shall be contractually obligated to the Administrative Agent to carry out the activities required of it in the Loan Documents and as otherwise requested by the Administrative Agent. Greektown Holdings and each of its Subsidiaries acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties except for the gross negligence and willful misconduct of the Independent Consultant; provided, however, the foregoing standard of care shall not affect the standard of care which is required under any letter or agreement pursuant to which an Independent Consultant was engaged or the rights, remedies and options of the Lenders under any such letter or agreement.
     SECTION 10.9 The Lead Arranger and the Co-Managers. The Lead Arranger and the Co-Managers hereunder shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender to the extent it is a Lender hereunder. Without limiting the foregoing, the Lender so identified as the “Lead Arranger” or a “Co-Manager” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified as the “Lead Arranger” or a “Co-Manager” in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
ARTICLE XI
DIP COLLATERAL
     SECTION 11.1 Grant of Liens; Collateral.
     (a) Subject to the Carve-Out and the Post-Default Carve-Out, pursuant to Bankruptcy Code Section 364(c)(1) the Administrative Agent and the Lenders have been granted a superpriority administrative claim over any and all administrative claims of the type specified in Bankruptcy Code Section 503(b) and 507(b). As collateral for the Loans and security for the full and timely payment and performance of all Obligations when due (whether at stated maturity, by acceleration or otherwise), the Administrative Agent, for the benefit of the Lenders, is hereby granted (i) pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on all assets of the Borrowers and

Subsidiary Guarantors that are unencumbered as of the commencement of the Cases, but not including avoidance actions under Sections 544-553 of the Bankruptcy Code or the proceeds therefrom; (ii) pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected Lien on all other assets of the Borrowers and Subsidiary Guarantors (other than the assets referred to in the following clause), junior only to the valid, perfected and non-avoidable Liens on such assets as of the Petition Date and to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; (iii) pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected senior priming Lien on all of the Borrowers’ and Subsidiary Guarantors’ assets that are subject to the Liens of the Prepetition Agent and the Prepetition Lenders under the Prepetition Credit Agreement; and (iv) subject to any valid and senior construction Liens, pursuant to Sections 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 503(b) of the Bankruptcy Code, a claim and Liens on any pre-petition and post-petition Improvements; provided, however, that the Liens and claims granted to the Additional Loan Lenders shall prime the Liens and claims granted to the Original Lenders (all of which being hereinafter collectively referred to as, the “DIP Collateral”);
     (b) Except for the Carve-Out and the Post-Default Carve-Out, the superpriority claims of the Administrative Agent and the Lenders hereunder shall at all times be senior to the rights of the Debtors, any Chapter 11 trustee and any Chapter 7 trustee, or any creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases if any of the Cases are converted to cases under Chapter 7 of the Bankruptcy Code.
     SECTION 11.2 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Order and, when applicable, the Amended Final Order. The Administrative Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the Orders.
     SECTION 11.3 Adequate Protection. The Prepetition Agent, the Prepetition Lenders and the Prepetition Secured Parties have been granted adequate protection in accordance with the Orders to the extent of any diminution in the value of the Prepetition Collateral as of the Petition Date, including but not limited to any diminution in value resulting from (i) the use of the Prepetition Cash Collateral pursuant to Bankruptcy Code Section 363(a), (ii) the use, sale or lease of Prepetition Collateral (other than the Prepetition Cash Collateral) pursuant to Bankruptcy Code Section 363(c), (iii) the grant of the priming liens to the Lenders under Bankruptcy Code Section 364(d), or (iv) the imposition of the automatic stay pursuant to Bankruptcy Code Section 362(a), in the form of (a) the reimbursement of all reasonable and documented fees and expenses incurred by professionals for the Prepetition Agent including, without limitation, the reasonable disbursements of counsel and any financial consultant, advisor or expert advising the Prepetition Lenders, (b) the accrual and owing of interest due under the Prepetition Credit Agreement at the default rates set forth therein, which accrued interest shall be added to the outstanding principal of the Prepetition Loans on each Monthly Payment Date; provided, however, that the amounts payable by the Borrowers on December 31, 2008 and

January 31, 2009 pursuant to clause (iv) of Section 15 of the Original Order (and all accrued interest thereon) shall be added to the then outstanding principal of the Prepetition Loans on the Effective Date, (c) a Lien immediately junior only to the Lien granted to the Administrative Agent and the Lenders on the DIP Collateral, (d) subject to payment of the Carve-Out and the Post-Default Carve-Out, a superpriority claim under Section 507(b) of the Bankruptcy Code and (e) completion of the Exit Milestones.
ARTICLE XII
GUARANTY
     SECTION 12.1 Guaranty. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Delayed Draw Term Loan Commitments, the Revolving Loan Commitments and the Letter of Credit Commitments, and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary Guarantor party hereto hereby unconditionally and irrevocably ratifies and reaffirms its Obligations under the Original DIP Credit Agreement and guarantees jointly and severally to the Administrative Agent, the Lenders, and the Issuer, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Letter of Credit Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest as set forth in the Orders). In case of failure by the Borrowers or other Obligor punctually to pay any Obligations guaranteed hereby, each Subsidiary Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrowers or such Obligor, it being agreed that this is a guaranty of payment as opposed to a guaranty of collection.
     SECTION 12.2 Guaranty Unconditional. The obligations of each Subsidiary Guarantor under this Article XII shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrowers or other Obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;
     (c) any change in the corporate existence, structure, or ownership of, any Borrower or other Obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrowers or other Obligor or of any other guarantor contained in any Loan Document;

     (d) the existence of any claim, set-off, or other rights which any Borrower or other Obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;
     (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrowers or other Obligor, any other guarantor, or any other Person or Property;
     (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrowers or other Obligor, regardless of what obligations of the Borrowers or other Obligor remain unpaid;
     (g) any invalidity or unenforceability relating to or against the Borrowers or other Obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers or other Obligor or any other guarantor of the principal of or interest on any Loan or any Letter of Credit Reimbursement Obligation or any other amount payable under the Loan Documents; or
     (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Subsidiary Guarantor under this Article XII.
     SECTION 12.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Subsidiary Guarantor’s obligations under this Article XII shall remain in full force and effect until the Delayed Draw Term Loan Commitments, the Revolving Loan Commitments and the Letter of Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans, all Letter of Credit Reimbursement Obligations and all other amounts payable by the Borrowers and the Subsidiary Guarantors under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Letter of Credit Reimbursement Obligation or any other amount payable by the Borrowers or other Obligor or any Subsidiary Guarantor under the Loan Documents is rescinded, or otherwise, each Subsidiary Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
     SECTION 12.4 Subrogation. Each Subsidiary Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Delayed Draw Term Loan Commitments, all the Revolving Loan Commitments and all the Letter of Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Subsidiary Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Delayed Draw Term Loan Commitments, the Revolving Loan Commitments and the Letter of Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the

Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
     SECTION 12.5 Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrowers or other Obligor, another guarantor, or any other Person.
     SECTION 12.6 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Subsidiary Guarantor under this Article XII shall be limited to the maximum amount that can be guaranteed without rendering such Guarantor’s obligations under this Article XII void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
     SECTION 12.7 Acceleration of Guaranty. Each Subsidiary Guarantor agrees that, in the event the DIP Facility is terminated pursuant to Section 9.2 and if such event shall occur at a time when any of the Obligations of the Borrowers and each other Obligor may not then be due and payable, such Subsidiary Guarantor will pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount which would be payable hereunder by such Borrower or Obligor if all such Obligations were then due and payable.
     SECTION 12.8 Benefit to Subsidiary Guarantors. The Borrowers and the Subsidiary Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Subsidiary Guarantor. Each Subsidiary Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.
     SECTION 12.9 Subsidiary Guarantor Covenants. Each Subsidiary Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Subsidiary Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Subsidiary Guarantor from taking.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
     SECTION 13.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders and approved in a manner consistent with the MGCB Approval; provided, however, that no such amendment, modification or waiver shall:
     (a) extend any Commitment Termination Date, change the definition of “Commitment Termination Event” or modify this Section without the consent of all Lenders;

     (b) increase the aggregate amount of any Lender’s then existing Commitment Amounts, increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments or reduce any fees described in Article III payable to any Lender without the consent of such Lender;
     (c) extend the Stated Maturity Date for any Lender’s Loan, or reduce the principal amount of or rate of interest on any Lender’s Loan, without the consent of such Lender; provided, however, that any vote to rescind any acceleration made pursuant to Section 9.2 of amounts owing with respect to the Loans and other Obligations shall require the consent of all Lenders;
     (d) change the definition of “Required Lenders” or any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
     (e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer;
     (f) discharge or subordinate the Liens of the Mortgage, the Contract Builders Mortgage (unless a Permitted Asset Sale), the Realty Equity Mortgage (unless a Permitted Asset Sale) or the TGCP Mortgage, or release any Borrower, Subsidiary Guarantor or other Obligor, or release or subordinate any material portion of the other security interests granted pursuant to the Loan Documents, in each case, without the consent of all Lenders;
     (g) affect adversely the interests, rights or obligations of the Administrative Agent, or any Issuer, unless consented to by the Administrative Agent or such Issuer, as the case may be;
     (h) waive any Default which is caused by the failure of Greektown Holdings or its Subsidiaries to comply with item (ii) of clause (b) of Section 4.11 without the consent of each Lender which has a Letter of Credit Commitment and the Issuer;
     (i) change Section 4.8, without the consent of all Lenders;
     (j) change the definition of “Delayed Draw Term B-1 Loan Commitment Termination Date” without the consent of all of the Delayed Draw Term B-1 Lenders;
     (k) change the definition of “Delayed Draw Term Loan Commitment Termination Date” without the consent of all of the Delayed Draw Term A Lenders and the Delayed Draw Term A-1 Lenders; or
     (l) amend clause (b) of Section 3.1.1 or Section 3.1.2 without the consent of each Lender thereby affected.
No failure or delay on the part of the Administrative Agent, the Issuer or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle them to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 13.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. All such notices and communications shall be deemed to have been properly given if (x) hand delivered with receipt acknowledged by the recipient; (y) if mailed, upon the fifth Business Day after the date on which it is deposited in registered or certified mail, postage prepaid, return receipt requested or (z) if by Federal Express or other nationally-recognized express courier service with instructions to deliver on the following Business Day, on the next Business Day after delivery to such express courier service. Notices and other communications may also be properly given by facsimile but shall be deemed to be received upon automatic facsimile confirmation of receipt thereof by the intended recipient machine therefor with the original of such notice or communication to be given in the manner provided in the second sentence of this Section; provided, however, that the failure to deliver a copy in accordance with the second sentence of this Section shall not invalidate the effectiveness of such facsimile notice. A copy of each notice required to be given hereunder shall be simultaneously delivered or transmitted to the MGCB by the Person giving such notice. As of the Effective Date, the address of the MGCB to which each such notice shall be delivered or transmitted is Michigan Gaming Control Board, Lottery Building, 101 East Hillsdale, Lansing, Michigan 48833, Attention: Executive Director.
     SECTION 13.3 Payment of Costs and Expenses. The Borrowers agree to pay on demand all reasonable expenses of the Administrative Agent and the Co-Managers (including the reasonable fees, charges, disbursements and out-of-pocket expenses of its advisors (including Capstone) and one counsel to the Administrative Agent and Lenders and of two (2) local counsel, if any, who may be retained by counsel to the Administrative Agent and Lenders) in connection with
     (a) the negotiation, preparation, execution, delivery and administration of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
     (b) the syndication of the DIP Facility;
     (c) the filing, recording, refiling or rerecording of any Loan Document or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document;
     (d) the enforcement of this Agreement or any other Loan Document; and
     (e) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;
     (f) the Administrative Agent’s active participation in the Bankruptcy Court proceedings; and
     (g) the preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Instrumentality arising out of this Agreement, any other Operative Documents or any Obligation evidenced and secured by the Loan Documents or the participation in any public or investigatory hearing or meeting.
     SECTION 13.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, each Borrower hereby indemnifies, exonerates and holds the Administrative Agent, the Co-Managers, the Issuer and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, or the use or the proposed use of such proceeds, including all Indemnified Liabilities arising in connection with the Transaction;
     (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of Greektown Holdings or any of its Subsidiaries as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Credit Extensions; provided, however, that any such action is resolved in favor of such Indemnified Party);
     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by Greektown Holdings or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent, the Issuer or any Lender is party thereto;

     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by Greektown Holdings or any of its Subsidiaries;
     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any Real Property owned or operated by Greektown Holdings or any of its Subsidiaries of any Hazardous Substances (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Greektown Holdings or any of its Subsidiaries;
     (f) each Lender’s Environmental Liability (the indemnification herein for any Environmental Claim shall survive repayment of the Obligations and any transfer of the property of Greektown Holdings or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure, regardless of whether caused by, or within the control of, Greektown Holdings or any of its Subsidiaries); or
     (g) the liability of any of the Indemnified Parties with respect to the Development Agreement;
except for, in each case, (x) any such Indemnified Liabilities not based on facts in existence on the Effective Date or arising after the Petition Date, (y) any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s bad faith, gross negligence or willful misconduct and (z) any such Indemnified Liabilities arising from actions, occurrences, or events that take place after conveyance of the portion of the Site, the Surplus Parcels, the Trappers Alley Parcel and the Development Parcels by foreclosure or deed in lieu of foreclosure. Each Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against the Administrative Agent, the Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any of the Indemnified Parties is strictly liable under any Environmental Laws, each Borrower’s obligation to such Person under this indemnity shall likewise be without regard to fault on the part of either Borrower with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 13.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 13.3 and 13.4, and the obligations of the Lenders under Section 10.1, shall, in each case, survive any assignment from one Lender to another (in the case of Sections 13.3 and 13.4) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. The representations and warranties made by the Borrowers and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
SECTION 13.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 13.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
     SECTION 13.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrowers and each Lender.
     SECTION 13.9 Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (INCLUDING PROVISIONS WITH RESPECT TO INTEREST, LOAN CHARGES AND COMMITMENT FEES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR DEED OF TRUST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement, the Orders, the other Loan Documents and the Fee Letters constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements, written or oral, with respect thereto.
     SECTION 13.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:
     (a) neither Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and
     (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 13.11.
     SECTION 13.11 Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this Section 13.11.
     SECTION 13.11.1 Assignments. Subject to any required approval of the MGCB and the terms and conditions of the Development Agreement and upon prior notice to the Administrative Agent and consultation with Greektown Holdings (but only if no Default then exists hereunder), any Lender with the consent of the Administrative Agent and the Issuer (provided, however, that no such notice to the Administrative Agent or consultation with Greektown Holdings shall be required with respect to any assignment or sale by MLCC; and further provided, however, that (i) such consent shall not be unreasonably delayed or withheld by the Administrative Agent or the Issuer if the assignee is exempt from the supplier licensing requirements under applicable Michigan Gaming Laws and (ii) the consent of the Issuer shall only be required with respect to assignments made by Revolving Lenders) may assign or sell all or any fraction of such Lender’s total Loans, Letter of Credit Outstandings and Commitments to an Eligible Assignee (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”) in a minimum aggregate amount of $1,000,000 with respect to the Loans (or, if less, the entire remaining amount of such Lender’s Loans, Letter of Credit Outstandings and Commitments) or such lesser amount agreed to by Greektown Holdings and the Administrative Agent, provided, that such minimum aggregate amount shall not be applicable in the case of assignments by such Lender to another Lender, any Approved Fund or its Affiliate. The Borrowers and each other Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until
     (a) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.6 and (iii) addresses and related information with respect to such Assignee Lender (including, if required, information required by the MGCB), shall have been delivered to Greektown Holdings, the Administrative Agent and the Issuer (in the case of the Issuer, only with respect to Assignee Lenders which will be Revolving Lenders after such assignment) by such Lender and such Assignee Lender;
     (b) such Assignee Lender shall have executed and delivered to the Borrowers, the Administrative Agent and the Issuer (in the case of the Issuer, only with respect to Assignee Lenders which will be Revolving Lenders after such assignment) a Lender Assignment Agreement, accepted by the Administrative Agent and the Issuer (in the case of the Issuer, only with respect to Assignee Lenders which will be Revolving Lenders after such assignment);
     (c) the processing fees described below shall have been paid; and
     (d) the Lender Assignment Agreement has been registered in the Register in accordance with Section 2.7.
From and after the date that the Administrative Agent (and the Issuer, as may be required under this Section 13.11.1) accepts such Lender Assignment Agreement and records the information therein in the Register, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five (5) Business Days after its receipt of notice that the Administrative Agent (and the Issuer, as may be required under this Section 13.11.1) has received and accepted an executed Lender Assignment Agreement and recorded such assignment in the Register in accordance with Section 2.7. Accrued interest on that part of each assigned Loan and Commitment, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of (i) $500 in the case of an assignment via an electronic settlement system designated by the Administrative Agent or (ii) $3,500 in all other cases to the Administrative Agent upon delivery of any Lender Assignment Agreement; provided, however, that only one fee shall be payable for simultaneous multiple assignments made by a Lender to or from its Affiliates; and further, provided, however, that no such fee shall be due from the assignor Lender or the Assignee Lender with respect to any Lender Assignment Agreement to which MLCC is a party or if the Administrative Agent, in its sole discretion, elects to waive such fee. Any attempted assignment and delegation not made in accordance with this Section 13.11.1 shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrowers or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender that is an investment fund that invests in bank loans may, without the consent of the Administrative Agent or the Borrowers, pledge all or any portion of its interest and rights (but may not delegate any of its duties or obligations hereunder or under any other Loan Document, including its Commitment(s), if any) to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities.
     SECTION 13.11.2 Participations. Subject to any required approval of the MGCB and the terms and conditions of the Development Agreement and upon prior written notice to Greektown Holdings and the Administrative Agent, any Lender may at any time sell to one or more commercial banks or other Persons (other than an Obligor or an Affiliate of an Obligor) (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that
     (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;
     (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;
     (c) the Borrowers and each other Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
     (d) no Participant, unless such Participant is an Affiliate of such Lender or an Approved Fund or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (a), (b), (f) or, to the extent requiring the consent of such Lender, clause (c) of Section 13.1;
     (e) the Borrowers shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold;
     (f) each Participant shall provide promptly after request and in any event not later than ten (10) Business Days after such request (or shorter period of time if required by the MGCB) all information required by the MGCB; and
     (g) no sale of any participation interest shall be effective until such sale has been recorded in the Register in accordance with Section 2.7.
Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8 or 4.9 shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.4, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrowers for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section 13.11.2 shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of either Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Lender organized under the laws of a jurisdiction other than the United States that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN, Form W-8ECI or Form W-9 (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.
     SECTION 13.12 Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Greektown Holdings or any of its Affiliates in which either Greektown Holdings or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 13.13 Execution by Authorized Representative. Any signature by any Authorized Representative on this Agreement, any Loan Document and any other instrument and certificate executed or to be executed pursuant to or in connection with this Agreement or such other Loan Documents is provided only in such Authorized Representative’s capacity as an officer or member of the Person in question, and not in any way in such Authorized Representative’s personal capacity.

     SECTION 13.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER, EACH BORROWER AND EACH SUBSIDIARY GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER, THE BORROWERS OR THE SUBSIDIARY GUARANTORS IN CONNECTION HEREWITH OR THEREWITH. EACH BORROWER AND EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.
     SECTION 13.15 Maximum Rate of Interest. Nothing contained in this Agreement or in any other Loan Documents shall be construed to permit the Lenders to charge or receive at any time interest, fees or other charges in excess of the amounts which the Lenders are legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to the Lenders by any Person, howsoever characterized or computed, hereunder or under any of the other Loan Documents, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that the Lenders shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that the Lenders have contracted for any rate of interest in excess of the highest lawful rate, then ipso facto such rate shall be reduced to the highest lawful rate so that no amounts shall be charged or received which are in excess thereof, and, in the event it should be determined that any excess over such highest lawful rate has been charged or received, the Lenders shall promptly refund such excess to the Person entitled thereto; provided, however, that, if lawful, any such excess shall be paid by the Borrowers to the Lenders as additional interest (accruing at a rate equal to the maximum legal rate minus the rate provided for hereunder) during any subsequent period when regular interest is accruing hereunder at less than the maximum legal rate.
     SECTION 13.16 Time of Essence. Time is of the essence as to all times and dates set forth in or applicable to this Agreement with respect to all payments to be made by or on behalf of the Borrowers hereunder; provided, however, that whenever any payment to be made under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest payable hereunder.
     SECTION 13.17 Consent or Approval of the Administrative Agent and the Lenders.
     (a) Any request by the Borrowers for consent or approval by the Administrative Agent and/or the Lenders under this Agreement or any of the other Operative Documents shall be given in writing in accordance with Section 13.2. Except where a specific time period for response is otherwise provided in this Agreement, the Administrative Agent shall have five (5) Business Days and the Lenders shall have fifteen (15) Business Days to grant or deny any such request. If the Administrative Agent fails to respond to any such request in writing within such five (5) Business Day period or the Lenders fail to respond to any such request in writing within such fifteen (15) Business Day period, the Borrowers’ request shall be deemed disapproved.
     (b) No Claims may be made by the Borrowers or any other Person against the Administrative Agent, the Lenders, any Affiliate of the foregoing, or the officers, directors, employees, attorneys, consultants or agents of any of them for consequential or punitive damages in respect of any Claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Operative Documents, or an act, omission, or event occurring in connection therewith; and each Borrower, for itself and for all Persons claiming by, through and under it, waives, releases, and agrees not to sue upon any Claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     SECTION 13.18 No Third Party Beneficiary. All conditions of the obligations of the Lenders to make Loans hereunder are imposed solely and exclusively for the benefit of the Lenders, and no Person (x) shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make Loans in the absence of strict compliance with any or all of such conditions or (y) shall, under any circumstances, be deemed to be a beneficiary under this Agreement or of such conditions, any or all of which may be waived in whole or in part by the Administrative Agent or the Lenders at any time if they, in their sole discretion, deem it advisable to do so. The waiver by the Lenders at any time of any of such conditions shall be deemed to be made pursuant to, and not in modification of, this Agreement.
     SECTION 13.19 Cumulative Remedies. No right or remedy conferred upon the Administrative Agent or the Lenders in this Agreement is intended to be exclusive of any other right or remedy contained in the other Loan Documents or at law and equity and every such right and remedy shall be cumulative and shall be in addition to every other right or remedy contained in the other Loan Documents and as now or hereafter available to the Lenders at law or in equity, by statute or otherwise.
     SECTION 13.20 Estoppel Certificates. Each Borrower and its Subsidiaries shall, execute and deliver, or cause to be executed and delivered, to the Administrative Agent all instruments and certificates as the Administrative Agent may reasonably request (including estoppel certificates certifying that the Loans and each of the Loan Documents are in full force and effect and that there are no defenses or offsets, claims or counterclaims with respect thereto or if there are, stating the nature of such defenses, offsets, claims or counterclaims) to effect, confirm or assure the rights, remedies and Liens intended to be granted to the Lenders under the Loan Documents.
     SECTION 13.21 Joint and Several Liability of Borrowers and the Subsidiary Guarantors.

     (a) Each Borrower and each Subsidiary Guarantor is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and each Subsidiary Guarantor and in consideration of the undertakings of the other Borrowers and Subsidiary Guarantors to accept joint and several liability for the Obligations.
     (b) Each Borrower and each Subsidiary Guarantor, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers and Subsidiary Guarantors, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 13.21), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower and each Subsidiary Guarantor without preferences or distinction between them.
     (c) If and to the extent that either Borrower or any Subsidiary Guarantor shall fail to make any payment with respect to any of the Obligations as and when due, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers and Subsidiary Guarantors will make such payment with respect to, or perform, such Obligation.
     (d) The Obligations of each Borrower and each Subsidiary Guarantor under the provisions of this Section 13.21 constitute the absolute and unconditional, full recourse Obligations of each Borrower and each Subsidiary Guarantor enforceable against each such Borrower and Subsidiary Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
     (e) Except as otherwise expressly provided in this Agreement, each Borrower and each Subsidiary Guarantor hereby waives notice of acceptance of its joint and several liability, notice of any borrowings issued under or pursuant to this Agreement, notice of the occurrence of any Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable laws, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower and each Subsidiary Guarantor hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by either Borrower or any Subsidiary Guarantor in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of either Borrower or any Subsidiary Guarantor. Without limiting the generality of the foregoing, each Borrower and each Subsidiary Guarantor assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by either Borrower or any Subsidiary Guarantor to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 13.21, afford grounds for terminating, discharging or relieving either Borrower or any Subsidiary Guarantor, in whole or in part, from any of its Obligations under this Section 13.21, it being the intention of each Borrower and each Subsidiary Guarantor that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower or Subsidiary Guarantor under this Section 13.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower and each Subsidiary Guarantor under this Section 13.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower, any Subsidiary Guarantor or the Administrative Agent or any Lender. The joint and several liability of the Persons composing Borrowers and Subsidiary Guarantors hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers, Subsidiary Guarantor or the Administrative Agent or any Lender.
     (f) Each Borrower and each Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that such Borrower and Subsidiary Guarantor is currently informed of the financial condition of the other Borrowers and the other Subsidiary Guarantors and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower and each Subsidiary Guarantor further represents and warrants to the Administrative Agent and the Lenders that such Borrower or Subsidiary Guarantor has read and understands the terms and conditions of the Loan Documents. Each Borrower and each Subsidiary Guarantor hereby covenants that such Borrower or Subsidiary Guarantor will continue to keep informed of the Borrowers’ and the Subsidiary Guarantors’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
     (g) The provisions of this Section 13.21 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against either or both of the Borrowers and any of the Subsidiary Guarantor as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrower or the other Subsidiary Guarantors or to exhaust any remedies available to it or them against the other Borrower or the other Subsidiary Guarantors to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 13.21 shall remain in effect until all of the Obligations shall have been paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of either Borrower, any Subsidiary Guarantor, or otherwise, the provisions of this Section 13.21 will forthwith be reinstated in effect, as though such payment had not been made.
     (h) Each Borrower and each Subsidiary Guarantor hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower or any other Subsidiary Guarantor with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which either Borrower or any Subsidiary Guarantor may have against the other Borrower or any other Subsidiary Guarantor with respect to any payments to the Administrative Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to either Borrower or any Subsidiary Guarantor, their debts or their assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower or the Subsidiary Guarantors therefor.
     (i) Each Borrower and each Subsidiary Guarantor hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by either Borrower or any Subsidiary Guarantor to the other Borrower or the Subsidiary Guarantors are hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower and each Subsidiary Guarantor hereby agrees that it will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower or the Subsidiary Guarantors owing to such Borrower or to any such Subsidiary Guarantor until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower or Subsidiary Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower or Subsidiary Guarantor as trustee for the Administrative Agent, and the Administrative Agent shall deliver any such amounts to the Lenders for application to the Obligations in accordance with Section 3.1.2.
     SECTION 13.22 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and each Subsidiary Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and each Subsidiary Guarantor, which information includes the name and address of the Borrowers and each Subsidiary Guarantor and other information that will allow such Lender or the Administrative

Agent, as applicable, to identify the Borrowers and each Subsidiary Guarantor in accordance with the USA PATRIOT Act.
[No further text]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:	GREEKTOWN HOLDINGS, L.L.C., as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

	Name:	Clifford Vallier
	Title:	Chief Financial Officer

GREEKTOWN HOLDINGS II, INC., as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

	Name:	Clifford Vallier
	Title:	Secretary and Treasurer

Address for Notices:

555 E. Lafayette Street
Detroit, Michigan 48226
	Facsimile:	(313) 961-3007
	Attention:	Cliff Vallier, Chief Executive Officer and Chief Financial Officer

with a copy to:

Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
	Facsimile:	(906) 635-4969
	Attention:	Darwin McCoy, Tribal Chairman
James Bias, Tribal Counsel

and:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
	Facsimile:	(513) 651-6981
	Attention:	Ronald E. Gold, Esq.

SUBSIDIARY GUARANTORS:	GREEKTOWN CASINO, L.L.C., as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

		Name:	Clifford Vallier
		Title:	Chief Financial Officer, Assistant
General Manager and Senior V.P. of Finance

TRAPPERS GC PARTNER, L.L.C., as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

		Name:	Clifford Vallier
		Title:	Secretary and Treasurer

CONTRACT BUILDERS CORPORATION, as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

		Name:	Clifford Vallier
		Title:	Secretary and Treasurer

REALTY EQUITY COMPANY, INC., as a debtor and debtor-in-possession

	By:	/s/ Clifford Vallier

		Name:	Clifford Vallier
		Title:	Secretary and Treasurer

Address for Notices:

555 E. Lafayette Street
Detroit, Michigan 48226
	Facsimile:		(313) 961-3007

Attention:	Cliff Vallier, Chief Executive Officer and Chief Financial Officer

with a copy to:

Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Facsimile:	(906) 635-4969
Attention:	Darwin McCoy, Tribal Chairman
James Bias, Tribal Counsel

and:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Facsimile:	(513) 651-6981
Attention:	Ronald E. Gold, Esq.

LENDERS:	MERRILL LYNCH CAPITAL CORPORATION, as the Administrative Agent and as a Lender

	By:	/s/ Michael E. O’Brien

	Name:	Michael E. O’Brien
	Title:	Vice President

Address for Notices:

Merrill Lynch Capital Corporation
4 World Financial Center
New York, New York 10080
	Facsimile:	(212) 449-4877
	Attention:	Michael E. O’Brien

with a copy to:

Mayer Brown LLP
1675 Broadway
New York, New York 10019
	Facsimile:	(212) 849-5665
	Attention:	Douglas L. Wisner, Esq.

Revolving Loan Commitment Amount	$3,000,000
Percentage of Revolving Loan Commitment Amount:	20.00%
Delayed Draw Term Loan Commitment Amount:	$47,000,000
Percentage of Delayed Draw Term Loan Commitment Amount:	34.82%

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Issuer

By:	/s/ Reginald T. Dawson

Name:	Reginald T. Dawson
Title:	Managing Director

Address for Notices:

Wachovia Bank, National Association
c/o Wachovia Securities
171 17th Street NW
Mail Code GA4523
Atlanta, Georgia 30363
Facsimile:	(404) 214-3751
Attention:	Reginald T. Dawson

with a copy to:

Wachovia Bank, National Association
c/o Wachovia Corporation Legal Division
301 South College Street
One Wachovia Center, NC 0630
Charlotte, North Carolina 28288-0630
Facsimile:	(704) 383-1383

Revolving Loan Commitment Amount	$3,000,000
Percentage of Revolving Loan Commitment Amount:	20.00%
Delayed Draw Term Loan Commitment Amount:	$47,000,000
Percentage of Delayed Draw Term Loan Commitment Amount:	34.82%

WELLS FARGO FOOTHILL, INC., as a Lender

By:	/s/ Jeff Nikora

Name:	Jeff Nikora
Title:	EVP

Address for Notices:

Wells Fargo Foothill, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Facsimile:	(310) 453-7470
Attention:	R. Michael Bohannon

Revolving Loan Commitment Amount	$8,000,000
Percentage of Revolving Loan Commitment Amount:	53.33%
Delayed Draw Term Loan Commitment Amount:	$37,000,000
Percentage of Delayed Draw Term Loan Commitment Amount:	27.40%

NATIONAL CITY BANK, as a Lender

By:	/s/ Russel H. Liebetrau, Jr.

Name:	Russel H. Liebetrau, Jr.
Title:	Senior Vice President

Address for Notices:

National City Bank
755 W. Big Beaver Road
Suite 2400
Troy, Michigan
Facsimile:	(248) 729-8812
Attention:	Russel H. Liebetrau, Jr.

Revolving Loan Commitment Amount	$1,000,000
Percentage of Revolving Loan Commitment Amount:	6.67%
Delayed Draw Term Loan Commitment Amount:	$4,000,000
Percentage of Delayed Draw Term Loan Commitment Amount:	2.96%